Exhibit 10.2

Amended and Restated Canadian Loan Agreement

by and between

WACHOVIA CAPITAL FINANCE CORPORATION (CANADA)

formerly known as Congress Financial Corporation (Canada),

as Revolving Lender and Administrative and Collateral Agent

- and -

MONROE CAPITAL MANAGEMENT ADVISORS LLC

as a Tranche B Lender and Tranche B Agent

- and -

SMTC MANUFACTURING CORPORATION OF CANADA

/SOCIETE DE FABRICATION SMTC DU CANADA

as Canadian Borrower

Dated: August 3, 2007

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Table of Contents (cont’d.)	Page No.

1.35	“Eligible Inventory”	11
1.36	“Enforcement Action”	12
1.37	“Environmental Laws”	12
1.38	“Equipment”	12
1.39	“Equity Offering”	12
1.40	“Equivalent Amount”	12
1.41	“Excess Cash Flow”	13
1.42	“Existing Security”	13
1.43	“Existing Security Agreements”	13
1.44	“Event of Default”	13
1.45	“Financing Agreements”	13
1.46	“Fixed Charge Coverage Ratio”	13
1.47	“Fixed Charges”	13
1.48	“Full Control Notice”	14
1.49	“GAAP”	14
1.50	“General Security Agreement”	14
1.51	“Hazardous Materials”	14
1.52	“Hedge Agreement”	14
1.53	“Hedging Liabilities”	14
1.54	“HTM”	15
1.55	“Inactive Subsidiaries”	15
1.56	“Information Certificate”	15
1.57	“Interest Expense”	15
1.58	“Interest Payment Date”	15
1.59	“Interest Period”	16
1.60	“Interest Rate”	16
1.61	“Inventory”	16
1.62	“ISDA”	16
1.63	“ITA”	16
1.64	“Junior Participation”	16
1.65	“Leased Real Property”	17
1.66	“Letter of Credit Accommodations”	17
1.67	“Libor Rate”	17
1.68	“Libor Rate Loan”	17
1.69	“Lien”	17
1.70	“Loans”	17
1.71	“Major Customer”	18
1.72	“Major Customer Designated Facilities”	18

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Table of Contents (cont’d.)	Page No.

1.73	“Mark to Market Exposure”	18
1.74	“Material Adverse Effect”	18
1.75	“Maturity Date”	18
1.76	“Measurement Date”	18
1.77	“Mexican Negative Pledge Agreement”	18
1.78	“Mexican Obligor Collateral”	19
1.79	“Mexican Obligors”	19
1.80	“Mexican Security Documents”	19
1.81	“Mexican Undertaking”	19
1.82	“Monroe”	19
1.83	“Moody’s”	19
1.84	“Net Amount of Eligible Accounts”	19
1.85	“Obligations”	20
1.86	“Obligor”	20
1.87	“Officer’s Compliance Certificate”	20
1.88	“Original Canadian Loan Agreement”	20
1.89	“Original US Loan Agreement”	20
1.90	“Payment Account”	20
1.91	“Pension Plans”	20
1.92	“Person” or “person”	21
1.93	“PPSA”	21
1.94	“Priority Event”	21
1.95	“Priority Payables Reserve”	21
1.96	“Provision for Taxes”	21
1.97	“Real Property”	22
1.98	“Records”	22
1.99	“Reference Rate”	22
1.100	“Reference Rate Loans”	22
1.101	“Register”	22
1.102	“Registered Tranche B Loan”	22
1.103	“Registered Tranche B Loan Note”	22
1.104	“Required Lenders”	22
1.105	“Required Tranche B Lenders”	23
1.106	“Revolving Lender”	23
1.107	“Revolving Loan Priority Collateral”	23
1.108	“Revolving Loans”	23
1.109	“S&P”	23
1.110	“SMTC Corporation”	23

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Table of Contents (cont’d.)	Page No.

1.111	“Solvent”	23
1.112	“Special Agent Advances”	24
1.113	“Special Tranche B Agent Advances”	24
1.114	“Spot Rate”	24
1.115	“Subsidiaries”	24
1.116	“Total Debt”	24
1.117	“Total Excess Availability”	24
1.118	“Total Leverage Ratio”	24
1.119	“Tranche B Agent”	24
1.120	“Tranche B Lenders”	25
1.121	“Tranche B Loan”	25
1.122	“Tranche B Loan Action Default”	25
1.123	“Tranche B Loan Action Default Notice”	25
1.124	“Tranche B Loan Interest Rate”	25
1.125	“Tranche B Loan Fee Letter”	25
1.126	“Tranche B Loan Priority Collateral”	26
1.127	“US”	26
1.128	“US Advances”	26
1.129	“US Agent”	26
1.130	“US Availability Reserves”	26
1.131	“US Borrowers”	26
1.132	“US Borrowing Base”	26
1.133	“US Dollar Amount”	26
1.134	“US Eligible Accounts”	26
1.135	“US Excess Availability”	27
1.136	“US Financing Agreements”	27
1.137	“US Hedge Agreements”	27
1.138	“US Hedging Liabilities”	27
1.139	“US Lenders”	27
1.140	“US Letter of Credit Accommodations”	27
1.141	“US Loan Agreement”	27
1.142	“US Loans”	27
1.143	“US Mark to Market Exposure”	28
1.144	“US Obligations”	28
1.145	“US Prime Rate”	28
1.146	“US Priority Event”	28
1.147	“US Revolving Lender”	28
1.148	“US Revolving Loans”	28

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Table of Contents (cont’d.)	Page No.

1.149	“US Revolving Maximum Credit”	28
1.150	“US Tranche B Agent”	28
1.151	“US Special Agent Advances”	28
1.152	“US Special Tranche B Agent Advances”	29
1.153	“US Tranche B Loan”	29
1.154	“US Tranche B Lenders”	29
1.155	“Value”	29
1.156	“Wachovia”	29

SECTION 2 CREDIT FACILITIES		29
2.1	Revolving Loans	29
2.2	Letter of Credit Accommodations	30
2.3	Tranche B Loan	34
2.4	Availability Reserves	37
2.5	Taxes	37
2.6	Hedge Agreements	39

SECTION 3 INTEREST AND FEES		40
3.1	Interest	40
3.2	Closing Fee	42
3.3	Servicing Fee	42
3.4	Unused Line Fee	43
3.5	Commitment Fee	43
3.6	Increased Costs and Changes in Law	43

SECTION 4 CONDITIONS PRECEDENT		45
4.1	Conditions Precedent to Amendment and Restatement	45
4.2	Conditions Precedent to All Loans and Letter of Credit Accommodations	49

SECTION 5 COLLECTION AND ADMINISTRATION		50
5.1	Canadian Borrower’s Loan Account	50
5.2	Statements	50
5.3	Collection of Accounts	50
5.4	Payments	52
5.5	Authorization to Make Loans and Letter of Credit Accommodations	57
5.6	Use of Proceeds	57
5.7	Obligations Several; Independent Nature of Canadian Lenders’ Rights	58

SECTION 6 COLLATERAL REPORTING AND COVENANTS		58
6.1	Collateral Reporting	58
6.2	Accounts Covenants	59
6.3	Inventory Covenants	60

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Table of Contents (cont’d.)	Page No.

6.4	Equipment Covenants	61
6.5	Power of Attorney	61
6.6	Right to Cure	62
6.7	Access to Premises	63

SECTION 7 REPRESENTATIONS AND WARRANTIES		63
7.1	Corporate Existence, Power and Authority; Subsidiaries	63
7.2	Financial Statements; No Material Adverse Change	64
7.3	Name; State of Organization; Chief Executive Office; Collateral Locations	64
7.4	Priority of Liens; Title to Properties	64
7.5	Tax Returns	65
7.6	Litigation	65
7.7	Compliance with Other Agreements and Applicable Laws	65
7.8	Bank Accounts	66
7.9	Accuracy and Completeness of Information	66
7.10	Status of Pension Plans	66
7.11	Environmental Compliance	67
7.12	Intellectual Property	68
7.13	Subsidiaries; Affiliates; Capitalization; Solvency	68
7.14	Survival of Warranties; Cumulative	69
7.15	Inactive Subsidiaries	69
7.16	Labour Disputes	69
7.17	Intentionally Deleted.	70

SECTION 8 AFFIRMATIVE AND NEGATIVE COVENANTS		70
8.1	Maintenance of Existence	70
8.2	New Collateral Locations	70
8.3	Compliance with Laws, Regulations, Etc.	70
8.4	Payment of Taxes and Claims	72
8.5	Insurance	72
8.6	Financial Statements and Other Information	73
8.7	Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc.	75
8.8	Encumbrances	76
8.9	Indebtedness	76
8.10	Loans, Investments, Guarantees, Etc.	77
8.11	Dividends and Redemptions	77
8.12	Transactions with Affiliates	78
8.13	Intellectual Property	78
8.14	Additional Bank Accounts	78
8.15	Applications under the Companies’ Creditors Arrangement Act or BIA	78

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Table of Contents (cont’d.)	Page No.

8.16	Operation of Pension Plans	79
8.17	Costs and Expenses	79
8.18	Further Assurances	80
8.19	EBITDA	80
8.20	Inactive Subsidiaries	81
8.21	End of Fiscal Years; Fiscal Quarters	81
8.22	Change in Business	81
8.23	Fixed Charge Coverage Ratio	81
8.24	Maximum Total Debt	82
8.25	Maximum Capital Expenditures	84
8.26	After Acquired Real Property	85

SECTION 9 EVENTS OF DEFAULT AND REMEDIES		85
9.1	Events of Default	85
9.2	Remedies	88

SECTION 10 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		96
10.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	96
10.2	Waiver of Notices	98
10.3	Amendments and Waivers	99
10.4	Waiver of Counterclaim	100
10.5	Indemnification	100

SECTION 11 TERM OF AGREEMENT; MISCELLANEOUS		100
11.1	Term	100
11.2	Notices	101
11.3	Partial Invalidity	101
11.4	Successors and Assignment	102
11.5	Entire Agreement	104
11.6	Headings	105
11.7	Judgment Currency	105
11.8	Interpretative Provisions	105
11.9	Counterparts	106
11.10	Tranche B Lenders Purchase Option	106
11.11	Revolving Lender Purchase Option	108
11.12	Competing Purchase Options	110
11.13	US Obligation Purchase Requirement	110
11.14	Limitation on Gross Up for Withholding Tax	110

SECTION 12 THE AGENT AND THE TRANCHE B AGENT		110
12.1	Appointment, Powers and Immunities	110

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Table of Contents (cont’d.)	Page No.

12.2	Reliance By Agent and Tranche B Agent	111
12.3	Events of Default	111
12.4	Agents in their Individual Capacity	112
12.5	Indemnification	112
12.6	Non-Reliance on Agent, Tranche B Agent and Other Lenders	113
12.7	Failure to Act	114
12.8	Concerning the Collateral and the Related Financing Agreements	114
12.9	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	114
12.10	Collateral Matters	114
12.11	Agency for Perfection	116
12.12	Successor Agent and Tranche B Agent	116
12.13	Existing Security held for Obligations	117

SECTION 13 ACKNOWLEDGEMENT AND RESTATEMENT		118
13.1	Existing Obligations	118
13.2	Acknowledgment of Security Interests	118
13.3	Original Canadian Loan Agreement	118
13.4	Restatement	118

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INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	—	Information Certificate
Schedule 1.10	—	Form of Borrowing Base Certificate
Schedule 1.34(f)	—	Form of Billing Authorization Letter re: Accounts
Schedule 1.34(g)	—	Form of No-Offset Agreement re: Accounts
Schedule 1.35	—	Form of Inventory Purchase Agreement
Schedule 1.43	—	Description of Existing Security Agreements
Schedule 1.72	—	Major Customer Designated Facilities
Schedule 1.80	—	Mexican Security Documents
Schedule 1.107	—	Description of Revolving Loan Priority Collateral
Schedule 7.4	—	Existing Liens
Schedule 7.8	—	Bank Accounts
Schedule 7.16	—	Labour Disputes
Schedule 8.9	—	Existing Indebtedness
Schedule 8.10	—	Existing Loans, Advances and Guarantees

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AMENDED AND RESTATED CANADIAN LOAN AGREEMENT

This Amended and Restated Canadian Loan Agreement dated August 3, 2007 is entered into by and between Wachovia Capital Finance Corporation (Canada), formerly known as Congress Financial Corporation (Canada), an Ontario corporation, in its capacity as lender of Revolving Loans hereunder (in such capacity together with its successors and assigns, “Revolving Lender”) and in its capacity as agent (in such capacity together with its successors and assigns, “Agent”), Monroe Capital Management Advisors LLC, a Delaware limited liability company, in its capacity as agent for the Tranche B Lenders (in such capacity together with its successors and assigns, “Tranche B Agent”), the lenders party hereto from time to time as lenders of the Tranche B Loan (in such capacity together with their respective successors and assigns, collectively, “Tranche B Lenders” and individually a “Tranche B Lender”), and SMTC Manufacturing Corporation of Canada/Societe de Fabrication SMTC Du Canada, an Ontario corporation (“Canadian Borrower”).

W I T N E S S E T H:

WHEREAS Canadian Borrower, Revolving Lender and Agent are parties to the Canadian Loan Agreement dated as of June 1, 2004 (as amended pursuant to a first amending agreement dated March 31, 2005, a second amending agreement dated August 17, 2005, a third amending agreement dated June 12, 2006, an extension letter dated August 1, 2006 and a fourth amending agreement dated September 20, 2006, the “Original Canadian Loan Agreement”) pursuant to which Revolving Lender has made and may make loans and provide other financial accommodations to Canadian Borrower;

WHEREAS Canadian Borrower has requested that Agent and Canadian Lenders amend and restate the Original Canadian Loan Agreement pursuant to and in accordance with the terms and conditions set forth herein;

WHEREAS Canadian Borrower has asked Tranche B Lenders to extend credit to the Canadian Borrower consisting of a term loan in the aggregate principal amount of US$5,000,000, the proceeds of which shall be used to refinance certain existing indebtedness of Canadian Borrower, for general working capital purposes of Canadian Borrower and to pay fees and expenses related to this Agreement;

WHEREAS Tranche B Lenders are willing to become Canadian Lenders under this Agreement and to make a term loan to Canadian Borrower and each other Canadian Lender is willing to agree to amend and restate the Original Canadian Loan Agreement and to make such loans and provide such financial accommodations to Canadian Borrower on the terms and conditions set forth in this Agreement and Agent is willing to act as agent, on behalf of Revolving Lender, Tranche B Agent and Tranche B Lenders, on the terms and conditions set forth in this Agreement and Tranche B Agent is willing to act as agent on behalf of Tranche B Lenders on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1 Definitions

All terms used herein which are defined in the PPSA (as hereinafter defined) shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Canadian Borrower, Revolving Lender, Tranche B Lender and Agent pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word “including” when used in this Agreement shall mean “including, without limitation”. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default (as hereinafter defined) shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 10.3 or is cured in a manner satisfactory to the Required Lenders (as hereinafter defined), if such Event of Default is capable of being cured as determined by the Required Lenders. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. “Canadian Dollars” and the sign “C$” mean lawful money of Canada. “US Dollars” and the sign “US$” mean lawful money of the US. All monetary amounts referred to in this Agreement are in US Dollars unless otherwise stated. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1	“Accounts”

“Accounts” shall mean all present and future rights of Canadian Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2	“Adjusted Libor Rate”

“Adjusted Libor Rate” shall mean, with respect to each Interest Period for any Libor Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16th) of one percent (1%)) determined by dividing:

(a)	the Libor Rate for such Interest Period by:

(b)	a fraction equal to:

(i)	one (1); minus

(ii)	the Reserve Percentage.

For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any Canadian or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of Canadian Dollars in a non-Canadian or an international banking office of the Canadian Reference Bank, used to fund a Libor Rate Loan or any Libor Rate Loan made with the proceeds of such deposit, whether or not the Canadian Reference Bank actually holds or has made any such deposits or loans. The Adjusted Libor Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage. At no time shall the Adjusted Libor Rate for any Interest Period be less than five (5%) percent per annum.

1.3	“Agent”

“Agent” shall have the meaning set forth in the preamble to this Agreement.

1.4	“Applicable Margin”

“Applicable Margin” shall mean the corresponding percentages per annum as set forth in the table below. The Applicable Margin shall be determined and adjusted quarterly on the date (each, a “Calculation Date”) on which Canadian Borrower provides (or are required to provide) an Officer’s Compliance Certificate pursuant to Section 8.6(a)(ii) for the most recently ended fiscal quarter of SMTC Corporation; provided, however, that (a) the Applicable Margin shall be based on Level I for the first full year following the Closing Date and thereafter the Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of SMTC Corporation preceding the applicable Calculation Date and (b) if Canadian Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.6(a)(ii) for the most recently ended fiscal quarter of SMTC Corporation preceding the applicable Calculation Date, the Applicable Margin for such Calculation Date shall be based on Level I until such time as such Officer’s Compliance Certificate is provided, at which time the Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of SMTC Corporation preceding such Calculation Date.

Level	Total Leverage Ratio	Applicable Margin for Libor Rate Loans	Applicable Margin for Reference Rate Loans
Level I	Greater than or equal to 2.50x	4.00%	1.25%

Level II	Less than 2.50x but greater than or equal to 2.00x	3.50%	0.75%

Level III	Less than 2.00x but greater than or equal to 1.50x	3.25%	0.50%

Level IV	Less than 1.50x	3.00%	0.25%

1.5	“Approved Fund”

“Approved Fund” shall mean with respect to any Canadian Lender that is a fund or similar investment vehicle that makes or invests in commercial loans, any other fund or similar investment vehicle that invests in commercial loans which is managed or advised by the same investment advisor as such Canadian Lender or by an affiliate of such investment advisor.

1.6	“Availability Reserves”

“Availability Reserves” shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise reducing the amount of the Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Canadian Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent, do or, with the giving of notice or passage of time would, affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Canadian Borrower or any Obligor or (iii) the Liens and other rights of Agent, Tranche B Agent and Canadian Lenders in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s belief that any collateral report or financial information furnished by or on behalf of Canadian Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) to reflect Agent’s estimate of the amount of any Priority Payables Reserve, or (e) in respect of any state of facts which Agent determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default or (f) to reflect Agent’s good faith estimate of the amount of any reserve necessary to reflect changes or fluctuations in applicable currency exchange markets and exchange rates or to reflect the Mark to Market Exposure of any Hedge Agreement of Canadian Borrower.

1.7	“BIA”

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada).

1.8	“Blocked Accounts”

“Blocked Accounts” shall have the meaning set forth in Section 5.3(a) hereof.

1.9	“Borrowing Base”

“Borrowing Base” shall mean, at any time, the US Dollar Amount equal to:

(a)	eighty-five (85%) percent of the Net Amount of Eligible Accounts; plus

(b)	the least of: (i) fifty (50%) percent of the Value of Eligible Inventory consisting of raw materials and finished goods; or (ii) eighty-five (85%) percent of the appraised value of the Eligible Inventory expressed as a percentage of cost value, net of liquidation expenses, with appraisals conducted on an orderly liquidation basis at the expense of Canadian Borrower by independent appraisers acceptable to Agent and otherwise in accordance with Section 6.3; or (iii) twenty-five (25%) percent of the Canadian Revolving Maximum Credit, minus

(c)	any Availability Reserves.

For purposes only of applying the sub-limit on Revolving Loans based on Eligible Inventory pursuant to paragraph (b)(iii) immediately above, Agent may treat the then un-drawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sub-limit in paragraph (b)(iii) immediately above, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in the Borrowing Base that are not subject to such sub-limit, before being attributed to the components of the lending formulas subject to such sub-limit.

1.10	“Borrowing Base Certificate”

“Borrowing Base Certificate” shall mean a certificate executed by Canadian Borrower, in substantially the form attached hereto as Schedule 1.10, setting forth the Revolving Loans available to Canadian Borrower.

1.11	“Business Day”

“Business Day” shall mean a day (other than a Saturday, Sunday or statutory holiday in Ontario, Illinois or New York) on which Agent’s Toronto office, US Agent’s Chicago office, Tranche B Agent’s Chicago office and banks in Toronto, Chicago, New York City and, with respect to Libor Rate Loans, London, England, are open for business in the normal course.

1.12	“Canadian Borrower”

“Canadian Borrower” shall have the meaning set forth in the preamble to this Agreement.

1.13	“Canadian Dollar Amount”

“Canadian Dollar Amount” shall mean, at any time, (a) as to any amount denominated in Canadian Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the Equivalent Amount in Canadian Dollars.

1.14	“Canadian Excess Availability”

“Canadian Excess Availability” shall mean the US Dollar Amount, as determined by Agent, calculated at any time, equal to: (a) the lesser of: (i) the Borrowing Base subject to the sublimits and Availability Reserves established by Agent from time to time hereunder and (ii) the Canadian Revolving Maximum Credit (less the Mark to Market Exposure of Canadian Borrower under all its Hedge Agreements) minus (b) the sum of: (i) the US Dollar Amount of all then outstanding and unpaid Revolving Loans and Letter of Credit Accommodations plus (ii) the aggregate amount of (x) all due but unpaid tax obligations as of such time and (y) all trade payables of Canadian Borrower that are past due for more than 60 days as of such time.

1.15	“Canadian Lenders”

“Canadian Lenders” shall mean collectively, Revolving Lender and Tranche B Lender.

1.16	“Canadian Prime Rate”

“Canadian Prime Rate” shall mean, at any time, the greater of: (a) the rate from time to time publicly announced by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada; and (b) the annual rate of interest equal to the sum of: (i) the CDOR Rate at such time; and (ii) one (1%) percent per annum.

1.17	“Canadian Prime Rate Loans”

“Canadian Prime Rate Loans” shall mean any Revolving Loans or portion thereof denominated in Canadian Dollars and on which interest is payable based on the Canadian Prime Rate in accordance with the terms hereof.

1.18	“Canadian Reference Bank”

“Canadian Reference Bank” shall mean Bank of Montreal, or its successors and assigns, or such other bank as Lender may from time to time designate.

1.19	“Canadian Revolving Maximum Credit”

“Canadian Revolving Maximum Credit” shall mean US$40,000,000 minus the outstanding Revolving Loans, Letter of Credit Accommodations and Mark to Market Exposure of US Borrowers under all their Hedge Agreements. For greater certainty, the aggregate of the US Revolving Maximum Credit and the Canadian Revolving Maximum Credit shall at no time exceed US$40,000,000.

1.20	“Capital Expenditures”

“Capital Expenditures” shall mean all expenditures for, or contracts for expenditures for, any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of payments under Capital Leases during the applicable period.

1.21	“Capital Lease”

“Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any assets or property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.22	“CCAA”

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada).

1.23	“CDOR Rate”

“CDOR Rate” shall mean, on any day, the annual rate of interest which is the rate based on an average 30 day rate applicable to Canadian Dollar bankers’ acceptances appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc., definitions, as modified and amended from time to time) as of 10:00 a.m. (Eastern Standard Time) on such day; provided that if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the 30 day rate applicable in Canadian Dollar bankers’ acceptances quoted by any major Schedule I chartered bank selected by Agent as of 10:00 a.m. on such day.

1.24	“Change in Law”

“Change in Law” shall mean the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty or (b) any change in law, rule, regulation or treaty or in the administration , interpretation or application thereof by any governmental authority.

1.25	“Closing Date”

“Closing Date” shall mean August 3, 2007 or such later date as the conditions precedent to effectiveness set forth in Section 4.1 hereof are satisfied in the sole discretion of Agent and Tranche B Agent.

1.26	“Collateral”

“Collateral” shall mean all of the undertaking, property and assets, present and future, real and personal, of Canadian Borrower and any other Obligor now or hereafter pledged, charged, assigned, transferred and/or encumbered to secure, either directly or indirectly, repayment of any of the Obligations.

1.27	“Combined Eligible Accounts”

“Combined Eligible Accounts” shall mean, collectively, US Eligible Accounts and Eligible Accounts.

1.28	“Consolidated Net Income”

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or non-recurring gains and extraordinary non-cash charges and not more than US$750,000 in any fiscal year of extraordinary cash charges) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person’s assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the Closing Date shall be excluded; (d) net income shall exclude interest accruing, but not paid, on indebtedness owing to a Subsidiary or parent corporation of such Person, which is subordinated in right of payment to the payment in full of the Obligations, on terms and conditions acceptable to Agent; and (e) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, net income excludes any gain and non-cash loss (but not any cash loss) together with any related Provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including dispositions pursuant to sale and leaseback transactions) or of any capital stock of such Person or a Subsidiary of such Person.

1.29	“Control”

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise and, when determining control based on ownership of voting securities, means, with respect to control of a body corporate by a Person, the holding (other than by way of security only) by or for the benefit of that Person, or affiliates of that Person of securities of such body corporate or the right to vote or direct the voting of securities of such body corporate to which, in the aggregate, are attached more that 50% of the votes that may be cast to elect directors of the body corporate, provided that the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate.

1.30	“Debt Offering”

“Debt Offering” shall mean any incurrence of indebtedness by SMTC Corporation and its Subsidiaries on terms and conditions approved in writing by Agent and Tranche B Agent including that such indebtedness is fully subordinated in right of payment to the Obligations and the US Obligations.

1.31	“Default”

“Default” shall mean an event, circumstance or omission which, with any of the giving of notice, a lapse of time or a failure to remedy the event, circumstance or omission within a lapse of time, would constitute an Event of Default.

1.32	“Deposit Account Control Agreement”

“Deposit Account Control Agreement” shall have the meaning set forth in Section 5.3(a) hereof.

1.33	“EBITDA”

“EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (i) the Consolidated Net Income of such Person for such period, plus (ii) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (iii) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (iv) the Provision of Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.34	“Eligible Accounts”

“Eligible Accounts” shall mean Accounts created by Canadian Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a)	such Accounts arise from the actual and bona fide sale and delivery of goods by Canadian Borrower or rendition of services by Canadian Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)	such Accounts are not unpaid for more than: (i) sixty (60) days after the original due date; or (ii) ninety (90) days after the date of the original invoice for them; or (iii) one hundred twenty (120) days after the date of the original invoice for such Accounts agreed to in writing by Agent in its sole discretion;

(c)	such Accounts comply with the terms and conditions contained in Section 6.2(c) of this Agreement;

(d)	such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)	the chief executive office of the account debtor with respect to such Accounts is located in the US or Canada and the Account is payable in Canadian Dollars or US Dollars or, if the chief executive office of the account debtor with respect to such Accounts is not located in the US or Canada, at Agent’s option, if either: (i) the account debtor has delivered to Canadian Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in Canada in the currency in which the Account is denominated, sufficient to cover such Account, in form and substance satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent; or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent; or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine); or (iv) if the account debtor is a non-Canadian or non-US affiliate or subsidiary of a Major Customer, the Major Customer issues a guarantee in writing, in favor of Canadian Borrower and Agent, in form and substance satisfactory to Agent, guaranteeing payment of the applicable Account to Canadian Borrower and Agent;

(f)	such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement (each, a “Billing Authorization Letter re: Accounts”), in writing, from the account debtor in substantially the form attached as Schedule 1.34(f) hereto and in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take delivery of the goods related thereto and pay such invoice without set-off of any kind;

(g)	the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of set-off against such Accounts; provided, however (i) the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Canadian Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts and (ii) if Agent shall have received an agreement (each, a “No-Offset Agreement re: Accounts”), in writing, from the account debtor in substantially the form attached as Schedule 1.34(g) hereto and in form and substance satisfactory to Agent, waiving any and all rights of set-off of or in respect of such Accounts, such Accounts may be deemed Eligible Accounts;

(h)	there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i)	such Accounts are subject to the first priority, valid and perfected Lien in favour of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except those permitted in this Agreement;

(j)	neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Canadian Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

(k)	the account debtors with respect to such Accounts are not any foreign government, the federal government of Canada, any Province, political subdivision, department, agency or instrumentality thereof unless, upon Agent’s request, the Financial Administration Act (Canada) or any similar, federal, provincial or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l)	there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition;

(m)	such Accounts of a single account debtor or its affiliates do not constitute more than thirty (30%) percent of all Combined Eligible Accounts; provided, however, that the portion of the Accounts not in excess of such thirty (30%) percent threshold may be deemed Eligible Accounts;

(n)	such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o)	such Accounts are owed by account debtors whose total indebtedness to Canadian Borrower does not exceed the credit limit with respect to such account debtors as determined by Agent from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts);

(p)	such Accounts are owed by account debtors deemed creditworthy at all times by Agent, as determined by Agent.

General criteria for Eligible Accounts may be established and revised from time to time by Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.35	“Eligible Inventory”

“Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Canadian Borrower and raw materials for such finished goods which are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process including components which are not part of finished goods; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in Canadian Borrower’s business; (e) Inventory at premises which are not owned and controlled by Canadian Borrower, except if: (A) in respect of Inventory located at Major Customer Designated Facilities, Agent shall have received, in writing, inventory purchase agreements (each, an “Inventory Purchase Agreement”), in substantially the form attached as Schedule 1.35 hereto and in form and substance satisfactory to Agent, executed by the relevant Major Customer, Canadian Borrower, Agent and any other necessary party; and (B) in respect of all other Inventory at premises which are not owned and controlled by Canadian Borrower, Agent shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Agent acknowledging Agent’s first priority Lien in the Inventory, waiving all Liens and claims by such person against the Inventory and permitting Agent access to, and the right to remain on, the premises so as to exercise Agent’s and/or Lender’s rights and remedies and otherwise deal with the Collateral; (f) Inventory subject to a Lien in favour of any person other than Agent except those permitted in this Agreement; (g) bill and hold goods; (h) unserviceable, obsolete, expired or slow moving Inventory; (i) Inventory which is not subject to the first priority, valid and perfected Lien of Agent; (j) returned, damaged and/or defective Inventory; (k) Inventory purchased or sold on consignment; and (l) subject to paragraph (e)(A) immediately above, Inventory located outside of Canada including Inventory located in Chihuahua, Mexico.

General criteria for Eligible Inventory may be established and revised from time to time by Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.36	“Enforcement Action”

“Enforcement Action” shall mean the exercise by Agent (or its assignee, designee, affiliates or agents) in good faith and in a commercially reasonable manner of any of its material enforcement rights and remedies as a secured creditor under this Agreement or other Financing Agreements, applicable law or otherwise, in respect of any of the Collateral including the Mexican Obligor Collateral, at any time following the occurrence of an Event of Default.

1.37	“Environmental Laws”

“Environmental Laws” shall mean with respect to any Person all federal (US and Canada), state, provincial, district, local, municipal and foreign laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes. The term “Environmental Laws” includes (i) the Canadian Environmental Assessment Act, the Canadian Environmental Protection Act, the Environmental Assessment Act (Ontario) and the Environmental Protection Act (Ontario), (ii) applicable state or provincial counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.38	“Equipment”

“Equipment” shall mean all of Canadian Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.39	“Equity Offering”

“Equity Offering” shall mean any issuance of shares or equity interests of SMTC Corporation on terms and conditions approved in writing by Agent and Tranche B Agent.

1.40	“Equivalent Amount”

“Equivalent Amount” in one currency on any day means the amount of that currency into which a specified amount of another currency can be converted at the Spot Rate (or if such rate is not available, such other rate as the Lender may determine).

1.41	“Excess Cash Flow”

“Excess Cash Flow” shall mean, in respect of any fiscal year of SMTC Corporation, EBITDA for SMTC Corporation and its Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, less, to the extent not already deducted in determining such EBITDA: (A) interest and loan servicing fees paid or payable in respect of indebtedness during such period; (B) income taxes paid or payable for such period; (C) principal payments in respect of term indebtedness during such period; and (D) capital expenditures made in such fiscal year (plus capital expenditures permitted to be carried forward to the next fiscal year pursuant to Section 0) pursuant to the Financing Agreements and US Financing Agreements during such period.

1.42	“Existing Security”

“Existing Security” shall mean the Liens granted pursuant to the Existing Security Agreements.

1.43	“Existing Security Agreements”

“Existing Security Agreements” shall mean the security agreements described on Schedule 1.43 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.44	“Event of Default”

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 9.1 hereof.

1.45	“Financing Agreements”

“Financing Agreements” shall mean, collectively, this Agreement, the General Security Agreement, the Mexican Negative Pledge Agreement, the Mexican Undertaking, the Mexican Security Documents, the Hedge Agreements, Tranche B Loan Fee Letter and all notes, guarantees, security agreements, charges, mortgages, pledges, assignments and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Canadian Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.46	“Fixed Charge Coverage Ratio”

“Fixed Charge Coverage Ratio” shall mean, with respect to SMTC Corporation and its Subsidiaries on a consolidated basis for any period determined in accordance with GAAP, the ratio of (a) EBITDA for such period less unfunded capital expenditures for such period to (b) the sum of all Fixed Charges for such period.

1.47	“Fixed Charges”

“Fixed Charges” shall mean, with respect to SMTC Corporation and its subsidiaries on a consolidated basis for any period determined in accordance with GAAP, (a) the aggregate of all Interest Expense payable in cash for such period, plus (b) the cash portion of dividends paid by SMTC Corporation and its Subsidiaries during such period, plus (c) scheduled principal payments, Capital Lease payments, deferred obligations to reimburse a letter of credit issuing bank after a draw on such letter of credit and redemption obligations of indebtedness which, in each case, were originally scheduled to be paid in cash during such period, plus (d) taxes payable in cash for such period.

1.48	“Full Control Notice”

“Full Control Notice” shall have the meaning set forth in Section 5.3 hereof.

1.49	“GAAP”

“GAAP” shall mean generally accepted accounting principles in the US as in effect from time to time as set forth in the opinions and pronouncements of the relevant US public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied.

1.50	“General Security Agreement”

“General Security Agreement” shall mean the general security agreement dated June 1, 2004 given by Canadian Borrower in favour of Agent in respect of the Obligations, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.51	“Hazardous Materials”

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.52	“Hedge Agreement”

“Hedge Agreement” shall mean a contract with Revolving Lender or its Affiliates for the purchase of any currency with any other currency at an agreed rate of exchange on a specified date, an interest rate or currency swap or any other interest or exchange rate exposure management arrangements.

1.53	“Hedging Liabilities”

“Hedging Liabilities” shall mean, with respect to Canadian Borrower and with respect to Revolving Lender or its Affiliates at any date of calculation, an amount equal to the aggregate of all amounts that would be owing to it by Canadian Borrower, on an aggregate basis under all Hedge Agreements if those agreements were terminated on the date of calculation. Unless netting or setting off is not permitted as a result of the operation of law or judicial authority, the

Hedging Liabilities of Canadian Borrower shall equal the amount so determined after netting or setting off any amounts which might be owing under the Hedge Agreements by Revolving Lender or its Affiliates to Canadian Borrower on that date. If netting or setting off is not permitted as a result of the operation of law or judicial authority, the Hedging Liabilities of Canadian Borrower shall equal the amount owing by Canadian Borrower to Revolving Lender or its Affiliates under all such Hedge Agreements without netting or setting off any amounts which might be owing by Revolving Lender or its Affiliates to Canadian Borrower under the Hedge Agreements on that date.

1.54	“HTM”

“HTM” shall mean HTM Holdings, Inc., a Delaware corporation.

1.55	“Inactive Subsidiaries”

“Inactive Subsidiaries” shall mean, collectively, SMTC Manufacturing Corporation of Colorado, a Colorado corporation, Qualtron Inc., a Massachusetts corporation, SMTC Ireland Company, an Irish corporation, SMTC Manufacturing Corporation of Ireland Limited, an Irish corporation, SMTC Teoranta, an Irish corporation, SMTC R&D Teoranta, an Irish corporation, SMTC Mexico, S.A. de C.V., a Mexican corporation, 940862 Ontario Inc., an Ontario corporation, SMTC Manufacturing Corporation of Wisconsin, a Wisconsin corporation, SMTC Manufacturing Corporation of North Carolina, a North Carolina corporation, and SMTC Manufacturing Corporation of Texas, a Texas corporation and “Inactive Subsidiary” shall mean any one of them individually.

1.56	“Information Certificate”

“Information Certificate” shall mean the Information Certificate of Canadian Borrower constituting Exhibit A hereto containing information with respect to Canadian Borrower and each Obligor, their respective business and assets provided by or on behalf of Canadian Borrower to Agent, Tranche B Agent, US Agent, US Tranche B Agent and Canadian Lenders in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.57	“Interest Expense”

“Interest Expense” shall mean, with respect to SMTC Corporation and its Subsidiaries, on a consolidated basis for any period, interest expense (whether cash or non-cash) as to any Person, as determined in accordance with GAAP.

1.58	“Interest Payment Date”

“Interest Payment Date” shall mean the first Business Day of each calendar month, the first Interest Payment Date being September 3, 2007 and the last Interest Payment Date being the Maturity Date.

1.59	“Interest Period”

“Interest Period” shall mean a period, the first being the period from and including the Closing Date to and including September 3, 2007 and thereafter being each period of one month from and including the Interest Payment Date except that Canadian Borrower may not elect an Interest Period which will end after the Maturity Date.

1.60	“Interest Rate”

“Interest Rate” shall mean an annual rate of interest equal to the Canadian Prime Rate for Revolving Loans and other non-contingent US Dollar denominated Obligations (other than the Tranche B Loan); provided that “Interest Rate” shall mean an annual rate of interest of three (3%) percent per annum in excess of the Canadian Prime Rate for Revolving Loans, at Agent’s option, without notice, (A) on non-contingent Obligations (i) for the period on and after the date of termination or non-renewal of the Revolving Loans until such time as Revolving Lender and Agent have received full and final payment of all such Obligations and (ii) for the period from and after the date of the occurrence of an Event of Default so long as such Event of Default is continuing as determined by Agent (notwithstanding entry of any judgment against Canadian Borrower) and (B) on the Revolving Loans at any time outstanding in excess of the amounts available to Canadian Borrower under Section 2 hereof (whether or not such excess(es) arise or are made with or without Agent’s knowledge or consent and whether made before or after an Event of Default) (a “Revolving Loans Excess Position”) until such time as the Revolving Loans outstanding are no longer in a Revolving Loans Excess Position; provided however, in the event the Revolving Loans are in a Revolving Loans Excess Position solely as a result of a subjective exercise of Agent’s discretion to revise the Availability Reserves pursuant to Section 2 hereof and absent objective circumstances or events to justify same, the Interest Rate for the purposes of subparagraph (B) shall come into effect on the fifth (5) Business Day following written notice of same given by Agent to Canadian Borrower.

1.61	“Inventory”

“Inventory” shall mean all of Canadian Borrower’s now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.62	“ISDA”

“ISDA” shall mean International Swaps and Derivatives Association, Inc.

1.63	“ITA”

“ITA” shall mean the Income Tax Act (Canada), as amended, supplemented, restated and superseded, in whole or in part, from time to time.

1.64	“Junior Participation”

“Junior Participation” shall have the meaning set forth in Section 5.4(b) hereof.

1.65	“Leased Real Property”

“Leased Real Property” means, collectively, all real property which is subject to a lease, agreement to lease, tenancy, license and/or other occupancy agreement with respect to all or any part of such real property and in respect of which Canadian Borrower and/or any Obligor is a tenant, lessee, licensee and/or occupant.

1.66	“Letter of Credit Accommodations”

“Letter of Credit Accommodations” shall mean the letters of credit, merchandise purchase or other guarantees denominated in US Dollars which are from time to time either (a) issued or opened by Revolving Lender for the account of Canadian Borrower or any Obligors or (b) with respect to which Revolving Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Canadian Borrower of its obligations to such issuer.

1.67	“Libor Rate”

“Libor Rate” shall mean, for each Interest Period, the rate of interest per annum (expressed as a percentage on the basis of a 360-day year) being the rate published as the London interbank offered rate in The Wall Street Journal, Eastern Edition on the day which is two (2) Business Days before the first day of such Interest Period for offering deposits in US Dollars for a period comparable to the applicable Interest Period and if for any reason, the London interbank offered rate is not available in the Wall Street Journal, Eastern Edition, then the Libor Rate will be the rate of interest per annum (expressed as a percentage calculated on the basis of a 360-day year) equal to the average (rounded upward to the nearest whole multiple of 1/16 of one (1%) percent per annum) of the rates per annum which leading banks in the London interbank markets are offering deposits in US Dollars and for the said amount for a period equal to the relevant Interest Period appearing on the Reuters Screen LIBO Page (at or about 11:00 a.m. London time) on the day which is two (2) Business Days before the first day of such Interest Period; provided that, at no time following the first full year after the Closing Date shall the Libor Rate for any Interest Period be less than three and one half (3.5%) percent per annum.

1.68	“Libor Rate Loan”

“Libor Rate Loan” shall mean any portion of the Tranche B Loan on which interest is payable based on the Adjusted Libor Rate in accordance with the terms hereof.

1.69	“Lien”

“Lien” shall mean any mortgage, deed of trust, pledge, fixed or floating charge, lien, security interest, hypothec or encumbrance or security arrangement of any nature whatsoever, whether arising by written or oral agreement or by operation of law, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

1.70	“Loans”

“Loans” shall mean the Revolving Loans and the Tranche B Loan.

1.71	“Major Customer”

“Major Customer” shall mean Harris Corporation, MEI, Inc., Ingenico SA and IBM subject to Agent being satisfied, in its sole discretion, with the creditworthiness of such Person.

1.72	“Major Customer Designated Facilities”

“Major Customer Designated Facilities” means the business locations owned, leased and/or operated by a Major Customer as more particularly set forth in Schedule 1.72.

1.73	“Mark to Market Exposure”

“Mark to Market Exposure” in connection with Canadian Borrower’s liability under its Hedge Agreements means, as at the Measurement Date, the “Early Termination Amount” that would be payable by Canadian Borrower under such Hedge Agreements as though such day was an “Early Termination Date” and the “Transaction” was a “Terminated Transaction” in accordance with the payment measures provided for in Section 6(e)(i) of the 2002 ISDA Master Agreement as published by ISDA as amended or replaced from time to time. For the purposes of this Agreement, such liability shall be expressed in the US Dollar Amount as at the end of any such month. Furthermore, the amount of such liability shall be established by Agent in good faith after consultation with the relevant counterparties to such Hedge Agreements who themselves shall determine same in accordance with the aforementioned payment measures.

1.74	“Material Adverse Effect”

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial condition of Canadian Borrower or any Obligor; (b) Canadian Borrower’s or any Obligor’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement; (c) the Agent’s Liens in the Collateral or the priority, effectiveness or enforceability of such Liens; or (d) Agent’s or Canadian Lenders’ or Tranche B Agent’s rights or remedies under this Agreement and the other Financing Agreements.

1.75	“Maturity Date”

“Maturity Date” shall mean the date which is the earlier to occur of (i) the day 5 years and 1 day from the Closing Date and (ii) the termination of this Agreement following an Event of Default pursuant to the terms hereof.

1.76	“Measurement Date”

“Measurement Date” shall mean the last Business Day of the prior calendar month or such other date as Agent may determine in its sole discretion.

1.77	“Mexican Negative Pledge Agreement”

“Mexican Negative Pledge Agreement” shall mean the negative pledge agreement dated June 1, 2004 made by Mexican Obligors in favour of certain US Lenders and Canadian Revolving Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.78	“Mexican Obligor Collateral”

“Mexican Obligor Collateral” shall mean (a) all of the undertaking, property and assets, present and future, real and personal, of each of the Mexican Obligors and (b) inventory, machinery, equipment, shares and leasehold improvements owned by SMTC Mex Holdings, Inc. located in Mexico (excluding however any Account of SMTC Mex Holdings, Inc. arising from the sale of inventory of SMTC Mex Holdings, Inc. located in Mexico sold in the ordinary course of its business before the occurrence of a Priority Event), in each case now or hereafter pledged, charged, assigned, transferred and/or encumbered to secure, either directly or indirectly, repayment of any of the Obligations.

1.79	“Mexican Obligors”

“Mexican Obligors” shall mean each of SMTC de Chihuahua, S.A. de C.V. and Radio Componentes de Mexico, S.A. de C.V.

1.80	“Mexican Security Documents”

“Mexican Security Documents” shall mean the security documents set forth on Schedule 1.80 attached hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.81	“Mexican Undertaking”

“Mexican Undertaking” shall mean the undertaking dated June 1, 2004 given by SMTC Corporation and others in favour of certain US Lenders with respect to Mexican Obligors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.82	“Monroe”

“Monroe” shall mean Monroe Capital Management Advisors LLC.

1.83	“Moody’s”

“Moody’s” shall mean Moody’s Investor Services, Inc., or any successor thereto.

1.84	“Net Amount of Eligible Accounts”

“Net Amount of Eligible Accounts” shall mean the gross US Dollar Amount of Eligible Accounts less: (a) sales, excise or similar taxes included in the amount thereof; and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts; provided that the amounts deducted under clause (a) shall not duplicate items for which Availability Reserves have been established by Agent.

1.85	“Obligations”

“Obligations” shall mean any and all Loans, Letter of Credit Accommodations, Hedging Liabilities and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Canadian Borrower or any Obligor to any of Agent, Tranche B Agent or Canadian Lenders (and/or their affiliates with respect to Hedging Liabilities), including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement and the other Financing Agreements or applicable laws whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to Canadian Borrower or any Obligor under the BIA or CCAA or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

1.86	“Obligor”

“Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Canadian Borrower.

1.87	“Officer’s Compliance Certificate”

“Officer’s Compliance Certificate” shall have the meaning set forth in Section 8.6(a) hereof.

1.88	“Original Canadian Loan Agreement”

“Original Canadian Loan Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.89	“Original US Loan Agreement”

“Original US Loan Agreement” shall mean the US Loan Agreement dated as of June 1, 2004 between US Agent, US Revolving Lender and US Borrowers as amended pursuant to a first amending agreement dated March 31, 2005, a second amending agreement dated August 17, 2005, a third amending agreement dated June 17, 2006, an extension letter dated August 1, 2006 and a fourth amending agreement dated September 30, 2006.

1.90	“Payment Account”

“Payment Account” shall have the meaning set forth in Section 5.3(a) hereof.

1.91	“Pension Plans”

“Pension Plans” shall mean each of the pension plans, if any, registered in accordance with the ITA which Canadian Borrower sponsors or administers or into which Canadian Borrower makes contributions.

1.92	“Person” or “person”

“Person” or “person” shall mean any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.93	“PPSA”

“PPSA” shall mean the Personal Property Security Act (Ontario), as amended, supplemented, restated and superseded, in whole or in part, from time to time, provided that, if the attachment, perfection or priority of Agent’s security in respect of any Collateral is governed by the laws of any jurisdiction other than Ontario, PPSA shall mean those other laws for the purposes hereof relating to attachment, perfection or priority.

1.94	“Priority Event”

“Priority Event” shall mean the occurrence of any one or more of the following: (i) the occurrence and continuance of an Event of Default under Section 9.1(a) hereof with respect to Canadian Borrower’s failure to pay any of the Obligations arising pursuant to the Revolving Loans (including principal, interest, fees and expenses attributable thereto); (ii) the occurrence and continuance of an Event of Default under Sections 9.1(f), 9.1(g), 9.1(h) or 9.1(u) hereof; (iii) the occurrence of any other Event of Default and the acceleration by Agent of the payment of all or a material portion of the Obligations; (iv) Agent shall have received a Tranche B Loan Action Default Notice; (v) Canadian Borrower failure to make a repayment of the Tranche B Loan from Excess Cash Flow within thirty (30) days pursuant to Section 2.3(b)(ii) hereof; or (vi) the occurrence and continuance of a US Priority Event.

1.95	“Priority Payables Reserve”

“Priority Payables Reserve” shall mean, at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment or Lien ranking or capable of ranking senior to or pari passu with Liens or charges securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited, to claims for unremitted and accelerated rents, taxes, wages, vacation pay, workers’ compensation obligations, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Agent considers may be or may become subject to a right of a supplier to recover possession thereof under any federal, provincial, state, county, municipal or local law, where such supplier’s right may have priority over the Liens securing the Obligations including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA, CCAA or any applicable reorganization or insolvency legislation.

1.96	“Provision for Taxes”

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether federal, state, provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.97	“Real Property”

“Real Property” shall mean all now owned and hereafter acquired real property of Canadian Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.98	“Records”

“Records” shall mean all of Canadian Borrower’s and any Obligor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Canadian Borrower and any Obligor with respect to the foregoing maintained with or by any other person).

1.99	“Reference Rate”

“Reference Rate” means, for any day, the rate of interest in effect for such day as publicly announced by a commercial bank selected by Tranche B Agent from time to time at such location as selected by Tranche B Agent as its “prime rate” (the “prime rate” being a rate (which is not necessarily the lowest of such rates) based upon various factors including such commercial bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate).

1.100	“Reference Rate Loans”

“Reference Rate Loans” shall mean any portion of a Tranche B Loan thereof on which interest is payable based on the Reference Rate in accordance with the terms hereof.

1.101	“Register”

“Register” shall have the meaning set forth in Section 11.4(e) hereof.

1.102	“Registered Tranche B Loan”

“Registered Tranche B Loan” shall have the meaning set forth in Section 2.3(d) hereof.

1.103	“Registered Tranche B Loan Note”

“Registered Tranche B Loan Note” shall have the meaning set forth in Section 2.3(d) hereof.

1.104	“Required Lenders”

“Required Lenders” shall mean, at any time, (a) Canadian Lenders who hold at least 50.1% of the commitment to make Revolving Loans or, if the commitment to make Revolving Loans has been terminated, the principal amount of the Revolving Loans and (b) Canadian Lenders who hold at least 50.1% of the principal amount of the Tranche B Loan.

1.105	“Required Tranche B Lenders”

“Required Tranche B Lenders” shall mean, at any time, Tranche B Lenders who hold at least 50.1% of the principal amount of the Tranche B Loan.

1.106	“Revolving Lender”

“Revolving Lender” shall have the meaning set forth in the preamble to this Agreement.

1.107	“Revolving Loan Priority Collateral”

“Revolving Loan Priority Collateral” shall mean all of the undertaking, property and assets, present and future, of each Obligor set forth on Schedule 1.107 hereto including the Accounts and Inventory but excluding (a) the Mexican Obligor Collateral and (b) any Accounts arising from the sale of Tranche B Loan Priority Collateral.

1.108	“Revolving Loans”

“Revolving Loans” shall mean the loans now or hereafter made by Canadian Revolving Lender to or for the benefit of Canadian Borrower on a revolving basis (including advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.109	“S&P”

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

1.110	“SMTC Corporation”

“SMTC Corporation” shall mean SMTC Corporation, a Delaware corporation.

1.111	“Solvent”

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the Closing Date, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.112	“Special Agent Advances”

“Special Agent Advances” shall have the meaning set forth in Section 12.10(a) hereof.

1.113	“Special Tranche B Agent Advances”

“Special Tranche B Agent Advances” shall have the meaning set forth in Section 12.10(b) hereof.

1.114	“Spot Rate”

“Spot Rate” shall mean, with respect to a currency, the rate quoted by the Canadian Reference Bank as the spot rate for the purchase by the Canadian Reference Bank of such currency with another currency at approximately 10:00 a.m. (Toronto time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

1.115	“Subsidiaries”

“Subsidiaries” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

1.116	“Total Debt”

“Total Debt” shall mean, at any time, the outstanding amount of the Obligations and all other obligations, liabilities and indebtedness of SMTC Corporation and its Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, secured by valid and perfected first priority Liens on any property, assets or undertaking of such Persons.

1.117	“Total Excess Availability”

“Total Excess Availability” shall mean the US Dollar Amount, as determined by Agent calculated at any time, of the sum of Canadian Excess Availability and US Excess Availability.

1.118	“Total Leverage Ratio”

“Total Leverage Ratio” shall mean, at any time, the ratio of Total Debt to the rolling four (4) quarter EBITDA of SMTC Corporation and its Subsidiaries calculated on a consolidated basis and in accordance with GAAP.

1.119	“Tranche B Agent”

“Tranche B Agent” shall have the meaning set forth in the preamble to this Agreement.

1.120	“Tranche B Lenders”

“Tranche B Lenders” shall have the meaning set forth in the preamble to this Agreement.

1.121	“Tranche B Loan”

“Tranche B Loan” shall mean the term loan made by Tranche B Lenders to Canadian Borrower pursuant to Section 2.3 hereof.

1.122	“Tranche B Loan Action Default”

“Tranche B Loan Action Default” shall mean an Event of Default under Section 9.1(a) with respect to the failure to pay when due any of the Obligations, Sections 9.1(d), 9.1(f), 9.1(g), 9.1(h), 9.1(i), 9.1(j), 9.1(k), 9.1(q) or 9.1(t) or 9.1(a) with respect to the failure to perform any terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements (to the extent arising as a result of the failure to comply with Section 8.1(a) with respect to the failure to preserve, renew and keep in full force and effect is corporate existence, Sections 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.18, 8.19, 8.22, 8.23, 8.24, 0 or 8.26 hereof) in each case after giving effect to all applicable cure periods, if any.

1.123	“Tranche B Loan Action Default Notice”

“Tranche B Loan Action Default Notice” shall mean a written notice executed and delivered by Tranche B Agent to Agent of a Tranche B Loan Action Default and requesting that Agent demand payment of the Obligations and commence Enforcement Actions.

1.124	“Tranche B Loan Interest Rate”

“Tranche B Loan Interest Rate” shall mean: (a) the Adjusted Libor Rate for the applicable Interest Period plus the Applicable Margin for Libor Rate Loans; and (b) the Reference Rate plus the Applicable Margin for Reference Rate Loans; provided that “Tranche B Loan Interest Rate” shall mean an annual rate of interest of four (4%) percent per annum in excess (x) of the Adjusted Libor Rate for the applicable Interest Period plus the Applicable Margin for Libor Rate Loans or (y) the Reference Rate plus the Applicable Margin for Reference Rate Loans, as the case may be, at Tranche B Agent’s option, without notice, on all Obligations for the payment of money (i) for the period on and after the date of termination or non-renewal hereof until such time as Tranche B Agent has received full and final payment of all such Obligations and (ii) for the period from and after the date of the occurrence of an Event of Default so long as such Event of Default is continuing as determined by Tranche B Agent (notwithstanding entry of any judgment against Canadian Borrower).

1.125	“Tranche B Loan Fee Letter”

“Tranche B Loan Fee Letter” shall mean the fee letter dated the Closing Date between Canadian Borrower and Tranche B Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.126	“Tranche B Loan Priority Collateral”

“Tranche B Loan Priority Collateral” shall mean all of the undertaking, property and assets, present and future, real and personal, of each Obligor including the Mexican Obligor Collateral other than the Revolving Loan Priority Collateral.

1.127	“US”

“US” shall mean the United States of America.

1.128	“US Advances”

“US Advances” shall mean, collectively, as of the date of determination, the aggregate outstanding amount of all loans and advances under the US Loan Agreement as of such date.

1.129	“US Agent”

“US Agent” shall mean Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), in its capacity as agent, pursuant to the terms of the US Loan Agreement and any replacement or successor agent thereunder.

1.130	“US Availability Reserves”

“US Availability Reserves” shall mean “Availability Reserves” as such term is defined under the US Loan Agreement.

1.131	“US Borrowers”

“US Borrowers” shall mean, collectively, SMTC Manufacturing Corporation of California, a California corporation, SMTC Manufacturing Corporation of Massachusetts, a Massachusetts corporation, and SMTC Mex Holdings, Inc., a Delaware corporation, and “US Borrower” shall mean any one of them individually.

1.132	“US Borrowing Base”

“US Borrowing Base” shall mean the “Borrowing Base” as such term is defined under the US Loan Agreement.

1.133	“US Dollar Amount”

“US Dollar Amount” shall mean, at any time, (a) as to any amount denominated in US Dollars, the amount thereof at such time and (b) as to any amount denominated in any other currency, the Equivalent Amount in US Dollars.

1.134	“US Eligible Accounts”

“US Eligible Accounts” shall mean “Eligible Accounts” as such term is defined under the US Loan Agreement.

1.135	“US Excess Availability”

“US Excess Availability” shall mean the US Dollar Amount, as determined by Agent, calculated at any time, equal to: (a) the lesser of: (i) the US Borrowing Base subject to the sublimits and US Availability Reserves established by US Agent from time to time under the US Loan Agreement and (ii) the US Revolving Maximum Credit (less the Mark to Market Exposure of US Borrowers under all their Hedge Agreements) minus (b) the sum of: (i) the US Dollar Amount of all then outstanding and unpaid US Revolving Loans and US Letter of Credit Accommodations plus (ii) the aggregate amount of (x) all due but unpaid tax obligations as of such time and (y) all trade payables of US Borrowers that are past due for more than 60 days as of such time.

1.136	“US Financing Agreements”

“US Financing Agreements” shall mean “Financing Agreements” as such term is defined under the US Loan Agreement.

1.137	“US Hedge Agreements”

“US Hedge Agreements” shall mean “Hedge Agreements” as such term is defined under the US Loan Agreement.

1.138	“US Hedging Liabilities”

“US Hedging Liabilities” shall mean “Hedging Liabilities” as such term is defined under the US Loan Agreement.

1.139	“US Lenders”

“US Lenders” shall collectively mean Wachovia Capital Finance Corporation (Central) and US Tranche B Lenders as lenders pursuant to the US Loan Agreement.

1.140	“US Letter of Credit Accommodations”

“US Letter of Credit Accommodations” shall mean letters of credit, merchandise purchase or other guarantees issued or arranged by US Revolving Lender for US Borrowers or any Obligor under or in connection with the US Financing Agreements.

1.141	“US Loan Agreement”

“US Loan Agreement” shall mean the Amended and Restated US Loan Agreement dated the Closing Date between US Borrowers, US Agent, US Tranche B Agent and US Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.142	“US Loans”

“US Loans” shall mean the “Loans” as such term is defined under the US Loan Agreement.

1.143	“US Mark to Market Exposure”

“US Mark to Market Exposure” shall mean “Mark to Market Exposure” as such term is defined under the US Loan Agreement.

1.144	“US Obligations”

“US Obligations” shall mean the “Obligations” as such term is defined under the US Loan Agreement.

1.145	“US Prime Rate”

“US Prime Rate” shall mean the rate announced by Wachovia Bank, National Association, or its successors, from time to time as its prime rate in effect for US Dollar denominated commercial loans, whether or not such announced rate is the best rate available at such bank.

1.146	“US Priority Event”

“US Priority Event” shall mean the “Priority Event” as such term is defined under the US Loan Agreement.

1.147	“US Revolving Lender”

“US Revolving Lender” shall mean “Revolving Lender” as such term is defined under the US Loan Agreement.

1.148	“US Revolving Loans”

“US Revolving Loans” shall mean “Revolving Loans” as such term is defined in the US Loan Agreement.

1.149	“US Revolving Maximum Credit”

“US Revolving Maximum Credit” shall mean US$40,000,000 minus the outstanding Revolving Loans, Letter of Credit Accommodations and Mark to Market Exposure of Canadian Borrower under all its Hedge Agreements. For greater certainty, the aggregate of the US Revolving Maximum Credit and the Canadian Revolving Maximum Credit shall at no time exceed US$40,000,000.

1.150	“US Tranche B Agent”

“US Tranche B Agent” shall mean Monroe Capital Management Advisors LLC as agent for the lenders of the US Tranche B Loan.

1.151	“US Special Agent Advances”

“US Special Agent Advances” shall mean “Special Agent Advances” as such term is defined in the US Loan Agreement.

1.152	“US Special Tranche B Agent Advances”

“US Special Tranche B Agent Advances” shall mean “Special Tranche B Agent Advances” as such term is defined in the US Loan Agreement.

1.153	“US Tranche B Loan”

“US Tranche B Loan” shall mean “Tranche B Loan” as such term is defined in the US Loan Agreement.

1.154	“US Tranche B Lenders”

“US Tranche B Lenders” shall mean “Tranche B Lenders” as such term is defined under the US Loan Agreement.

1.155	“Value”

“Value” shall mean the US Dollar Amount, as determined by Agent, with respect to Inventory, of the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

1.156	“Wachovia”

“Wachovia” shall mean Wachovia Capital Finance Corporation (Canada).

Section 2 Credit Facilities

2.1	Revolving Loans

(a)	Subject to, and upon the terms and conditions contained herein, Revolving Lender agrees to make Revolving Loans to Canadian Borrower from time to time in amounts requested by Canadian Borrower; provided that the aggregate outstanding US Dollar Amount of Revolving Loans and Letter of Credit Accommodations to Canadian Borrower at any time do not exceed the lesser of: (i) the Borrowing Base at such time or (ii) the Canadian Revolving Maximum Credit less the Mark to Market Exposure of Canadian Borrower under all its Hedge Agreements.

(b)

Agent may, in its reasonable credit judgment, from time to time: (i) reduce the lending formula with respect to Eligible Accounts to the extent that Agent determines that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be anticipated to increase in any material respect above historical levels or exceeds five (5%) percent; or (B) the general creditworthiness of account debtors has declined; or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Agent determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

(c)	Except in Agent’s discretion pursuant to Section 12.10 with respect to Special Agent Advances, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Canadian Revolving Maximum Credit less the Mark to Market Exposure of Canadian Borrower under all its Hedge Agreements. In the event that the outstanding amount of any component of the Revolving Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Canadian Revolving Maximum Credit (less the Mark to Market Exposure of Canadian Borrower under all its Hedge Agreements), as applicable, such event shall not limit, waive or otherwise affect any rights of Revolving Lender or Agent in such circumstances or on any future occasions and Canadian Borrower shall (except as otherwise provided herein), immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2	Letter of Credit Accommodations

(a)	Subject to, and upon the terms and conditions contained herein, at the request of Canadian Borrower, Agent, on behalf of Revolving Lender, agrees to provide or arrange for Letter of Credit Accommodations for the account of Canadian Borrower in US Dollars containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by Agent, on behalf of Revolving Lender, to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to such US Borrower pursuant to this Section 2. Canadian Borrower requesting such Letter of Credit Accommodation shall give Agent two (2) Business Days’ prior written notice of Canadian Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. A Canadian Borrower requesting the Letter of Credit Accommodation shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(b)	In addition to any actual charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Canadian Borrower shall pay to Agent, for the benefit of Revolving Lender, a letter of credit fee at a rate equal to one (1.0%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Canadian Borrower shall pay to Agent, for the benefit of Revolving Lender, such letter of credit fee, at Agent’s option, without notice, at a rate equal to three (3%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Agent and Revolving Lender have received full and final payment of all Obligations (notwithstanding entry of a judgment against Canadian Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Canadian Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

(c)

In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) Canadian Borrower requesting such Letter of Credit Accommodation shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, in each case of the foregoing, in the Agent’s and/or proposed issuer’s reasonable credit judgment, as applicable (ii) as of the date of issuance, no order of any court, arbitrator or other governmental authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation, (iii) the Revolving Loans available to Canadian Borrower (subject to the Canadian Revolving Maximum Credit (less the Mark to Market Exposure of Canadian Borrower under all its Hedge Agreements) and any Availability Reserves) are equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and all negotiable documents of title with respect to such Eligible Inventory have been consigned to Agent or the issuer of the Letter of Credit Accommodation, the sum of (1) the percentage equal to one hundred

(100%) percent minus the then applicable percentage (with reference to Sections 1.8 and 2.1(b) hereof) with respect to Eligible Inventory set forth in the definition of the term “Borrowing Base” multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Canadian Borrower’s locations for Eligible Inventory within Canada and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent and Revolving Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(iii)(A) or Section 2.2(c)(iii)(B).

(d)	Except in Agent’s discretion, (i) the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent and Revolving Lender in connection therewith, shall not at any time exceed US$1,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Canadian Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Canadian Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

(e)

Canadian Borrower shall indemnify and hold Agent and Revolving Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which each may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, unless the losses, claims, damages, liabilities, costs and expenses suffered or incurred by Agent and/or Revolving Lender are due to the gross negligence or willful misconduct of Agent and/or Revolving Lender and/or its employees, officers, directors and authorized agents, as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Canadian Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Canadian Borrower’s agent. Canadian Borrower assumes all risks for, and agrees to pay, all foreign, federal, state, provincial, municipal and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Save and except to the extent that same arise or are due to the gross negligence or willful misconduct of Agent and/or Revolving Lender and/or its employees, officers, directors and authorized agents, as determined pursuant to a final non-appealable order of a court of competent jurisdiction, Canadian Borrower hereby releases and holds Agent and

Revolving Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Canadian Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(f)	Canadian Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name Canadian Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant Canadian Borrower any right or authority to pledge the credit of Agent and/or Revolving Lender in any manner. Agent and Revolving Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Revolving Lender unless Revolving Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Canadian Borrower shall be bound by any interpretation made, in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of a Canadian Borrower. Agent shall have the sole and exclusive right and authority to, and Canadian Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in Canadian Borrower’s name.

(g)

Any rights, remedies, duties or obligations granted or undertaken by Canadian Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Canadian Borrower to Agent. Any duties or obligations undertaken by Agent and Revolving Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent and Revolving Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall, except where Agent and Revolving Lender and/or its employees, officers, directors and authorized agents have been grossly negligent or have acted with willful misconduct, as determined pursuant to a final non-appealable order of a court of competent jurisdiction, be deemed to have been undertaken by Canadian Borrower to Agent and Revolving Lender and to apply in all respects to Canadian Borrower.

(h)	In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Canadian Borrower shall, at Agent’s request (as determined or exercised in its reasonable credit judgment), instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a Lien to deliver them to Agent and/or subject to Agent’s order, and if they shall come into a Canadian Borrower’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Canadian Borrower shall also, at Agent’s request (as determined or exercised in its reasonable credit judgment), designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

2.3	Tranche B Loan

(a)	Subject to and upon the terms and conditions contained herein, each Tranche B Lender agrees to make its Tranche B Loan to Canadian Borrower in US Dollars on the Closing Date. The aggregate of each Tranche B Lender’s Tranche B Loan is US$5,000,000.

(b)	If a Priority Event has occurred and is continuing, all payments shall be applied in accordance with Section 5.4. In the absence of a continuing Priority Event, the following payments shall be made:

(i)	Repayment of the Tranche B Loan shall be made by Canadian Borrower to Agent, for the benefit of Tranche B Lenders, in a single payment due in respect thereof (together with all outstanding interest thereon) payable on the Maturity Date.

(ii)	Fifty (50%) percent of Excess Cash Flow for each fiscal year of SMTC Corporation ending December 31, 2008 and thereafter, calculated using the audited consolidated financial statements of SMTC Corporation delivered pursuant to Section 8.6(a)(ii), shall be applied as a permanent repayment of the Tranche B Loan; provided that, the foregoing repayment shall not be made in the event that:

(A)

Total Excess Availability would be less than US$3,000,000 immediately after giving effect to such repayment or the average Total Excess Availability is less than US$3,000,000 for the fifteen (15) days immediately preceding such repayment, provided that, at such time as Total Excess Availability would be equal to or greater than US$3,000,000 immediately after giving effect to such repayment and the average Total Excess Availability is equal to or greater than US$3,000,000 for the fifteen (15) days immediately preceding such payment, SMTC Corporation shall make such payment and such payment shall be applied as a permanent repayment of the Tranche B Loan; provided further that if SMTC Corporation fails to make such repayment as a result of the failure to meet the foregoing Total Excess Availability Tests within thirty (30) days of it otherwise being due and payable the failure to make such payment may be deemed a “Priority Event” by Tranche B Agent, in its sole discretion;

(B)	a Priority Event shall have occurred and be continuing or would result from such repayment; or

(C)	payment of such amount has been made under the US Loan Agreement.

(iii)	The proceeds of any Debt Offering or Equity Offering shall be applied as a permanent repayment of the Tranche B Loan provided a Priority Event shall not have occurred and be continuing or would result from such repayment.

(iv)	The proceeds of any sale of the Tranche B Loan Priority Collateral shall be applied as a permanent repayment of the Tranche B Loan; provided that:

(A)	prior to a Priority Event, Agent shall apply such proceeds in accordance with this paragraph (iv) if Agent has received such proceeds and (a) on or after its receipt and prior to applying such proceeds to the Revolving Loans Agent has actual knowledge that such proceeds are proceeds of any sale of the Tranche B Loan Priority Collateral or (b) at any time after Agent has applied such proceeds to the Revolving Loans upon (x) Agent obtaining actual knowledge that it has received such proceeds of any sale of Tranche B Loan Priority Collateral and applied such proceeds to the Revolving Loans and (y) Total Excess Availability is equal to or greater than US$1,000,000; and

(B)	after a Priority Event, Agent shall apply such proceeds in accordance with this paragraph (iv) upon Agent’s receipt of such proceeds.

(v)	The proceeds of any sale of Mexican Obligor Collateral (other than, in the absence of a continuing Priority Event, sales of Inventory of the Mexican Obligors and SMTC Mex Holdings, Inc. in the ordinary course of business) shall be applied as a permanent repayment of the Tranche B Loan.

(vi)

Canadian Borrower may make voluntary prepayments of the Tranche B Loan upon the satisfaction of each of the following conditions: (a) Total Excess Availability would not be less than US$3,000,000 immediately after giving effect to such prepayment, (b) the average Total Excess

Availability is not less than US$3,000,000 for the fifteen (15) days immediately preceding such repayment and (c) as of the date of any such prepayment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing or would result from such prepayment.

(vii)	Any amounts repaid in respect of the Tranche B Loan may not be reborrowed and shall be applied to permanently reduce the aggregate amount of the Tranche B Loan.

(c)	Tranche B Loan Interest:

(i)	Canadian Borrower shall pay to Agent, for the benefit of Tranche B Lenders, interest on the outstanding principal amount of the Tranche B Loan at the Tranche B Loan Interest Rate. All interest accruing with respect to the Tranche B Loan hereunder on and after the Maturity Date or during the occurrence of any Event of Default or termination hereof shall be payable on demand in accordance with Section 5.4 hereof.

(ii)	All interest charges related to the Tranche B Loan shall (A) be calculated based upon the applicable Tranche B Loan Interest Rate, (B) be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, (C) be paid monthly in arrears to Agent, for the benefit of Tranche B Lenders, on the first Business Day of each calendar month, or at Agent’s option, charged to Canadian Borrower’s loan account(s) maintained by Agent as of the first Business Day of each calendar month and (D) accrue from the Closing Date.

(iii)	In no event shall charges constituting interest payable by Canadian Borrower to Agent, for the benefit of Tranche B Lenders, exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement or any of the other Financing Agreements is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(iv)	To the extent that the US Tranche B Lender buys a Junior Participation in Revolving Loans pursuant to the US Loan Agreement, without any further action, that portion of Revolving Loans shall bear interest at the rate of interest for the Tranche B Loan.

(d)	Canadian Borrower agrees to pay Agent, for the benefit of Tranche B Lenders, the fees, including any prepayment premium, and other amounts set forth in the Tranche B Loan Fee Letter in the amounts and at the time specified therein.

(e)

Agent, on behalf of Canadian Borrower, agrees to record the Tranche B Loan on the Register referred to in Section 11.4(e) hereof. The Tranche B Loan recorded on the Register (the “Registered Tranche B Loan”) may not be evidenced by a promissory note other than a Registered Tranche B Loan Note (as defined below).

Upon the registration of such Tranche B Loan, any promissory note (other than a Registered Tranche B Loan Note) evidencing the same shall be null and void and shall be returned to Canadian Borrower. Canadian Borrower agrees, at the request of a Tranche B Lender, to execute and deliver to such Tranche B Lender a promissory note in registered form reasonably acceptable to such Tranche B Lender to evidence the Tranche B Loan (that is, containing registered note language) and registered as provided in Section 11.4(e) hereof (a “Registered Tranche B Loan Note”), payable to such Tranche B Lender and otherwise duly completed. Once recorded on the Register, the Obligations evidenced by such Registered Tranche B Loan Note may not be removed from the Register so long as it remains outstanding and a Registered Tranche B Loan Note may not be exchanged for a promissory note that is not a Registered Tranche B Loan Note.

(f)	Notwithstanding anything to the contrary in this Agreement or in any other Financing Agreement, but without application if there is a requirement to repay after or as a result of an Event of Default, in the event that prior to the day five (5) years and one (1) day from the Closing Date, the aggregate amount required to be repaid under this Agreement or any other Financing Agreement on a Tranche B Loan would otherwise cause more than twenty-five percent (25%) of the original principal amount of such Tranche B Loan to be prepaid (such excess, referred to as the “Excess”), then no repayment or prepayment shall be required to be paid to the extent of such Excess; provided, however, that if Canadian Borrower has completed a sale of Tranche B Loan Priority Collateral (the “Triggering Sale”) and the proceeds (the “Sale Proceeds”) of such Triggering Sale individually or in the aggregate with all other sales of Tranche B Loan Priority Collateral completed by Canadian Borrower on or prior to the date of the Triggering Sale in that particular calendar year exceeds US$25,000, Canadian Borrower will be required to deliver a written offer (the “Offer to Repay”) to Tranche B Agent within five (5) Business Days of the Triggering Sale to repay that portion of the outstanding principal amount of the Tranche B Loan equal to such portion of the Sale Proceeds not otherwise required to be applied in repayment of the Tranche B Loan under this Agreement as a result of the Triggering Sale. Within five (5) Business Days of the delivery of the Offer to Repay, Tranche B Agent shall advise Canadian Borrower whether such Offer to Repay has been accepted.

2.4	Availability Reserves

All Revolving Loans otherwise available to Canadian Borrower pursuant to the lending formulas are subject to the Canadian Revolving Maximum Credit and other applicable limits hereunder and shall be subject to Agent’s continuing right to apply, establish and revise Availability Reserves.

2.5	Taxes

(a)

Any and all payments by Canadian Borrower and any Obligor hereunder or under any other Financing Agreement shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties, additions to tax or other liabilities with respect thereto, excluding taxes that are imposed on overall net income of Agent, Tranche B Agent and any Canadian Lender (and franchise taxes imposed in lieu thereof) by (i) the state or jurisdiction under the laws of which Agent, Tranche B Agent and any Canadian Lender is organized or any political subdivision thereof, or (ii) a jurisdiction in which such Agent, Tranche B Agent or Canadian Lender is resident, carries on trade or business or has a permanent establishment (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, interest, penalties, additions to tax and liabilities in respect of payments hereunder or under the other Financing Agreements being hereinafter referred to as “Taxes”). If Canadian Borrower or any Obligor shall be required by law to deduct or pay any Taxes from or in respect of any sum payable hereunder or under any other Financing Agreements, (i) the sum payable by such Person shall be increased as may be necessary so that after such Person has made all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section 2.5) such Agent, Tranche B Agent or Canadian Lender receives an amount equal to the sum it would have received had no such deductions or payments been made, (ii) such Person shall make all such required deductions and (iii) such Person shall pay the full amount required to be deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)	In addition, and without limiting the provisions of Section 2.5(a) above, Canadian Borrower and each Obligor shall timely pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Person hereunder or under any other Financing Agreements or from the execution, delivery or registration or recordation of, performance under, or otherwise with respect to, this Agreement or the other Financing Agreements (hereinafter referred to as “Other Taxes”) to the relevant taxation authority or other authority in accordance with applicable law.

(c)	Canadian Borrower and each Obligor shall indemnify Agent, Tranche B Agent and each Canadian Lender for and hold it harmless against the full amount of any Taxes or Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.5, imposed on or paid by such Person and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes, or taxes were correctly or legally imposed or asserted by the relevant taxing authority. This indemnification shall be made within thirty (30) days from the date Agent, Tranche B Agent or a Canadian Lender makes written demand therefor. A certificate as to the amount of such liability or payment delivered by Agent, Tranche B Agent or a Canadian Lender to Canadian Borrower or any Obligor shall be conclusive absent manifest error.

(d)

Within thirty (30) days after the date of any payment of Taxes or Other Taxes, Canadian Borrower or the applicable Obligor, as the case may be, shall furnish to applicable Agent, Tranche B Agent or Canadian Lender, at its address referred to in Section 11.2, the original or a certified copy of a receipt evidencing such payment issued by the applicable taxing authority, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to such Agent, Tranche B Agent or Canadian Lender.

(e)	In the event that Agent, Tranche B Agent or Canadian Lender determines, in its sole discretion, that is has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Canadian Borrower or with respect to which Canadian Borrower has paid additional amounts pursuant to Section 2.5(a), it shall pay to Canadian Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Canadian Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent, Tranche B Agent or Canadian Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that Canadian Borrower, upon request of Agent, Tranche B Agent or Canadian Lender, agrees to repay the amount paid over to Canadian Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to Agent, Tranche B Agent or Canadian Lender in the event Agent, Tranche B Agent or Canadian Lender is required to repay such refund to such governmental authority. Nothing herein shall interfere with the right of Agent, Tranche B Agent or Canadian Lender to arrange its tax affairs in whatever manner it thinks fit.

(f)	The provisions of this Section 2.5 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.6	Hedge Agreements

(a)	Procedure. Canadian Borrower may enter into Hedge Agreements from time to time over the telephone with representatives of Revolving Lender’s trading unit (or that of its Affiliates), the terms of which shall be confirmed in writing in accordance with the procedures established by the trading unit of Revolving Lender or its Affiliates, as applicable.

(b)	Terms and Conditions. Each Hedge Agreement is governed by the terms and conditions set out in the confirmation forwarded by Revolving Lender to Canadian Borrower on entering into the Hedge Agreement and any applicable ISDA agreement. If there is a conflict between the terms and conditions set out in the confirmation or ISDA agreement and this Agreement with respect to the terms of the hedge, the confirmation or ISDA agreement shall govern unless otherwise expressly provided herein.

(c)	Maturity. Hedge Agreements may, at the discretion of Revolving Lender, have contract periods extending beyond the Maturity Date.

(d)	Uncommitted. Revolving Lender and its Affiliates may, at their sole discretion, decline to enter into any Hedge Agreement available to Canadian Borrower at any time.

(e)	Hedging. Hedge Agreements may be entered into for hedging purposes only and not for speculative purposes.

(f)	Limitations.

(i)	Hedge Agreements may not be entered into at any time when the aggregate Mark to Market Exposure of all existing Hedge Agreements of Canadian Borrower, in the aggregate, exceeds US$1,000,000. If, at any time, the Mark to Market Exposure of all Hedge Agreements of Canadian Borrower, in the aggregate, exceeds US$1,000,000, Canadian Borrower shall take such measures as may be necessary to reduce the Mark to Market Exposure by the amount of such excess within five (5) Business Days.

(ii)	The notional amount of any and all Hedge Agreements of Canadian Borrower shall not exceed US$10,000,000 in the aggregate.

(g)	Notice. Canadian Borrower shall provide Agent and Tranche B Agent with written notice forthwith upon entering into a Hedge Agreement. Such notice shall specify Revolving Lender (or Affiliate of Revolving Lender) and the aggregate Mark to Market Exposure immediately prior to entering into such Hedge Agreement. Canadian Borrower shall advise Agent and Tranche B Agent in writing of the aggregate Mark to Market Exposure of its outstanding Hedge Agreements as at the end of each month by the next following Business Day, and such other times as Agent or Tranche B Agent shall request. For greater certainty, Revolving Lender (or each Affiliate of Revolving Lender) that makes a Hedge Agreement available to Canadian Borrower agrees to provide within five (5) Business Days of a written request therefor by Canadian Borrower, a determination of the Mark to Market Exposure of each Hedge Agreement that Revolving Lender (or such Affiliate of Revolving Lender) has with Canadian Borrower.

Section 3 Interest and Fees

3.1	Interest

(a)	Canadian Borrower shall pay to Agent, for the benefit of Revolving Lender, interest on the outstanding principal amount of the non-contingent Obligations (other than the Tranche B Loan) at the Interest Rate.

(b)

Interest shall be payable by Canadian Borrower to Agent, for the benefit of Revolving Lender, monthly in arrears not later than the first Business Day of each calendar month and shall be calculated on the basis of a three hundred and sixty (360) day year and actual days elapsed in the case of Revolving Loans. The Interest Rate shall increase or decrease by an amount equal to each increase or decrease in the Canadian Prime Rate, US Prime Rate or CDOR Rate, as applicable, effective on the first day of the month after any change in such rate is announced. The increase or decrease shall be based on the Canadian Prime Rate,

US Prime Rate or CDOR Rate, as applicable, in effect on the last day of the month in which any such change occurs. All interest accruing hereunder on and after an Event of Default or termination or non-renewal hereof shall be payable on demand. In no event shall charges constituting interest payable by Canadian Borrower to Canadian Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(c)	For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant hereto at a rate based upon a 360 day year (the “First Rate”), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by 360.

(d)	Notwithstanding the provisions of this Section 3 or any other provision of this Agreement, in no event shall the aggregate “interest” (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent or Tranche B Agent will be conclusive for the purposes of such determination.

(e)	A certificate of an authorized signing officer of Agent or Tranche B Agent, as the case may be, as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

(f)	For greater certainty, whenever any amount is payable under this Agreement or any other Financing Agreement by Canadian Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method”. As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

(g)	Upon the occurrence of a Default or an Event of Default that is continuing, or if Canadian Borrower repays or prepays a Libor Rate Loan on a day other than the last day of the applicable Interest Period, Canadian Borrower shall indemnify Tranche B Agent and/or Tranche B Lenders for any loss or expense suffered or incurred by Tranche B Agent and/or Tranche B Lenders including any loss of profit or expenses Tranche B Agent and/or Tranche B Lenders incur by reason of the liquidation or redeployment of deposits or other funds acquired by it to effect or maintain any and all Libor Rate Loans, or any interest or other charges payable to lenders of funds borrowed by Tranche B Agent and/or Tranche B Lenders in order to maintain such Libor Rate Loans, together with any other charges, costs or expenses incurred by Tranche B Agent and/or Tranche B Lenders relative thereto.

(h)	Canadian Borrower may from time to time request Libor Rate Loans or that any existing Libor Rate Loans continue for an additional Interest Period. Such request from Canadian Borrower shall specify the amount of the Libor Rate Loans or the amount of the Libor Rate Loans to be continued (subject to the limits set forth below). Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Tranche B Agent of such a request from Canadian Borrower, such Libor Rate Loans shall be made or such Libor Rate Loans shall continue, as applicable; provided, that, (i) no party hereto shall have sent any notice of termination of this Agreement; (ii) Canadian Borrower shall have complied with such customary procedures as are generally established by Tranche B Agent for all customers and specified by Tranche B Agent to Canadian Borrower from time to time for requests by Canadian Borrower for Libor Rate Loans; (iii) no more than one (1) Interest Period (for all outstanding Libor Rate Loans) may be in effect at any one time; (iv) the aggregate amount of the Libor Rate Loans must be in an amount not less than US$1,000,000 or an integral multiple of US$1,000,000 in excess thereof; and (v) Tranche B Agent shall have determined that the Interest Period or Adjusted Libor Rate is available to Tranche B Agent and can be readily determined as of the date of the request for such Libor Rate Loan by Canadian Borrower. Any request by Canadian Borrower for Libor Rate Loans or to continue Libor Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Tranche B Lenders and/or Tranche B Agent shall not be required to purchase US Dollar deposits in the London interbank market to fund any Libor Rate Loans, but the provisions hereof shall be deemed to apply as if Tranche B Lenders and/or Tranche B Agent had purchased such deposits to fund the Libor Rate Loans. Tranche B Agent shall advise Agent of the Tranche B Loan Interest Rate payable by Canadian Borrower hereunder.

(i)	To the extent that the US Revolving Lender buys a Junior Participation in the Tranche B Loan pursuant to the US Loan Agreement, without any further action, that portion of Tranche B Loans shall bear interest at the rate of interest for the Revolving Loan.

3.2	Closing Fee

Canadian Borrower shall pay to Agent, for the benefit of Revolving Lender, as a closing fee the amount of US$100,000, which shall be fully earned as of and payable on the Closing Date.

3.3	Servicing Fee

Canadian Borrower shall pay to Agent, for the benefit of Agent, monthly a servicing fee in an amount equal to US$1,500 in respect of Agent’s services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the Closing Date and on the first day of each month hereafter.

3.4	Unused Line Fee

Canadian Borrower shall pay to Agent, for the benefit of Revolving Lender monthly an unused line fee in US Dollars at a rate equal to one quarter of one (0.25%) percent per annum calculated upon the amount by which US$30,000,000 exceeds the US Dollar Amount of the aggregate of the average daily principal balance of the outstanding Revolving Loans, Letter of Credit Accommodations, US Revolving Loans and US Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

3.5	Commitment Fee

Canadian Borrower shall pay to Agent, for the benefit of Revolving Lender, for the fourth (4th) and fifth (5th) year of the term of this Agreement, a commitment fee in an amount equal to US$25,000, which US$25,000 fee shall be fully earned as of and payable on the first day of the third (3rd) anniversary hereof and the fourth (4th) anniversary hereof.

3.6	Increased Costs and Changes in Law

(a)

If, after the Closing Date, either: (i) any change in, or in the interpretation of, any law or regulation is introduced, including with respect to reserve requirements, applicable to a Canadian Lender or any banking or financial institution from whom Canadian Lender borrows funds or obtains credit (a “Funding Bank”); or (ii) a Funding Bank or Canadian Lender complies with any future guideline or request from any central bank or other Governmental Authority; or (iii) a Funding Bank or Canadian Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or Canadian Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law where customarily complied with by responsible financial institutions) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has, or would have, the direct or indirect effect of reducing the rate of return on a Canadian Lender’s capital as a consequence of its obligations hereunder to a level below that which such Canadian Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or such Canadian Lender’s policies with respect to capital adequacy) by an amount deemed by such Canadian Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is, or results in, an increase in the cost to such Canadian Lender of funding or maintaining the Loans and/or Letter of Credit Accommodations, then Canadian Borrower shall from time to time upon demand by such Canadian Lender pay to such Canadian Lender additional amounts sufficient to indemnify such Canadian Lender against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Canadian Borrower by Agent and shall be conclusive, absent manifest error.

(b)	If, prior to the first day of any Interest Period: (i) Tranche B Agent shall have determined (which determination shall be conclusive and binding upon Canadian Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Libor Rate for such Interest Period; (ii) Tranche B Agent has determined that the Adjusted Libor Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Tranche B Agent and/or Tranche B Lenders of making or maintaining Libor Rate Loans during such Interest Period; or (iii) US Dollar deposits in the principal amounts of the Libor Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Tranche B Agent shall give notice thereof to Canadian Borrower as soon as practicable thereafter (which notice shall be withdrawn whenever such circumstances no longer exist). If such notice is given: (A) any Libor Rate Loans requested to be made on the first day of such Interest Period shall be made as Reference Rate Loans; (B) any Reference Rate Loans that were to have been converted on the first day of such Interest Period to or continue as Libor Rate Loans shall be converted to or continued as Reference Rate Loans; and (C) each outstanding Libor Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Reference Rate Loans. Until such notice has been withdrawn by Tranche B Agent, no further Libor Rate Loans shall be made or continued as such, nor shall a Canadian Borrower have the right to convert Reference Rate Loans to Libor Rate Loans. Upon such notice being withdrawn by Tranche B Agent, Canadian Borrower may convert Reference Rate Loans to Libor Rate Loans. Any conversion under this Section 3.6(b) shall not constitute a repayment, disposition or novation of the original Loan and the Loan following the conversion will continue to be the same debt obligation as the original Loan prior to the conversion

(c)

Notwithstanding any other provision herein, if the adoption of, or any change in, any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for Tranche B Agent or Tranche B Lenders to make or maintain Libor Rate Loans as contemplated by this Agreement: (i) Tranche B Agent shall promptly give written notice of such circumstances to Canadian Borrower (which notice shall be withdrawn whenever such circumstances no longer exits); (ii) the commitment of Tranche B Agent and/or Tranche B Lenders hereunder to make Libor Rate Loans, continue Libor Rate Loans and convert Reference Rate Loans to Libor Rate Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for Tranche B Agent and/or Tranche B Lenders to make or maintain Libor Rate Loans, Tranche B Agent and/or Tranche B Lenders shall then only have a commitment to make Reference Rate Loans when a Libor Rate Loan is requested;

and (iii) the Tranche B Loan then outstanding as Libor Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods or within such earlier period as required by law. If any such conversion of a Libor Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Canadian Borrower shall pay to Agent, for the benefit of Tranche B Lenders, such amounts, if any, as may be required pursuant to Section 3.6(d) below. Any conversion under this Section 3.6(c) shall not constitute a repayment, disposition or novation of the original Loan and the Loan following the conversion will continue to be the same debt obligation as the original Loan prior to the conversion

(d)	Canadian Borrower shall indemnify Tranche B Agent and Tranche B Lenders and shall hold Tranche B Agent and Tranche B Lenders harmless from any loss or expense which Tranche B Agent or Tranche B Lenders may sustain or incur as a consequence of: (i) default by Canadian Borrower in making a borrowing of, conversion into or extension of Libor Rate Loans after Canadian Borrower has given a notice requesting the same in accordance with the provisions of this Agreement; or (ii) the making of a prepayment of any Libor Rate Loans on a day which is not the last day of an Interest Period with respect thereto; or (iii) any conversion of a Libor Rate Loan into a Reference Rate Loan pursuant to the terms hereof on a day which is not the last day of the then current Interest Period with respect thereto. With respect to Libor Rate Loans such indemnification may include an amount equal to the greater of: (i) the excess, if any, of (1) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure), in each case at the applicable rate of interest for such Libor Rate Loans provided for herein over (2) the amount of interest (as determined by Tranche B Agent) which would have accrued to Tranche B Lenders on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market; and (ii) an amount equal to the interest that would have been payable if the Libor Rate Loans had been a Reference Rate Loan. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

Section 4 Conditions Precedent

4.1	Conditions Precedent to Amendment and Restatement

This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner satisfactory to Agent and Tranche B Agent:

(a)

Agent and Tranche B Agent shall have received evidence (including any inter-creditor arrangements, subordinations or releases of any other Liens in the Collateral required by Canadian Lenders, PPSA termination statements for all

PPSA financing statements previously filed by any secured lender, as secured party, against Canadian Borrower or Obligor, as debtor, and satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Canadian Borrower or Obligor in favor of a secured lender in form acceptable for recording with the appropriate governmental authority), in form and substance satisfactory to Canadian Lenders, that Agent has valid perfected and first priority Liens in and upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the Liens permitted herein or in the other Financing Agreements and US Financing Agreements;

(b)	all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Canadian Lenders, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Canadian Lenders may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or governmental authorities (and including a copy of the certificate of incorporation of Canadian Borrower and Obligor certified by the Ministry of Business and Consumer Services (or equivalent governmental authority) which shall set forth the same complete corporate name of Canadian Borrower or Obligor and such document as shall set forth the organizational identification number of Canadian Borrower or Obligor, if one is issued in its jurisdiction of incorporation);

(c)	no material adverse change shall have occurred in the assets, business or prospects of Canadian Borrower or any Obligors since December 31, 2006 and no change or event shall have occurred which would impair the ability of Canadian Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Canadian Lenders, Tranche B Agent and Agent to enforce the Obligations or realize upon the Collateral;

(d)	Canadian Lenders shall have completed a field review of the Records and such other information with respect to the Collateral as Canadian Lenders may require to determine the amount of Revolving Loans available to Canadian Borrower, the results of which shall be satisfactory to Agent, not more than three (3) Business Days prior to the Closing Date;

(e)

Agent shall have received, in form and substance satisfactory to Canadian Lenders, all consents, waivers, acknowledgments and other agreements from third persons which Canadian Lenders may deem necessary or desirable in order to permit, protect and perfect its Liens in and upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including Billing Authorization Letters re: Accounts, No-Offset Agreements re: Accounts, Inventory Purchase Agreements, acknowledgements by lessors, mortgagees and warehousemen of Agent’s Liens in the Collateral, waivers by such persons of any Liens or other claims by such persons to the Collateral and agreements permitting Canadian Lenders access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

(f)	Agent and Tranche B Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Canadian Lenders, and certificates of insurance policies and/or endorsements naming Agent as first loss payee and an additional insured;

(g)	Agent and Tranche B Agent shall have received, in form and substance satisfactory to Canadian Lenders, acting reasonably, such opinion letters of counsel to Canadian Borrower and the Obligors with respect to the Financing Agreements and such other matters as Agent may request, acting reasonably;

(h)	the other Financing Agreements and the US Financing Agreements, and all instruments and documents hereunder and thereunder including those listed on the closing agenda with respect to this Agreement and the US Loan Agreement shall have been duly executed and originals or copies, as applicable, delivered to Agent and Tranche B Agent and be in form and substance satisfactory to Canadian Lenders;

(i)	Agent and Tranche B Agent shall have received evidence, in form and substance satisfactory to Canadian Lenders, that all security and guarantees granted or issued by SMTC Corporation and its Subsidiaries in favour of existing lenders thereto and all Liens with respect thereto (other than such security, guarantees and Liens that Agent shall consent to in writing prior to the Closing Date) have been released or discharged or an undertaking, in form and substance satisfactory to Canadian Lenders, shall have been executed and delivered by such existing lenders in favour of Agent agreeing to, among other things, release and discharge such security, guarantees and Liens within a reasonable time following the Closing Date;

(j)	the Total Excess Availability, as determined by Agent, as of the Closing Date, shall not be less than US$3,000,000 after giving effect to (i) the initial Loans, the Letter of Credit Accommodations, if any, and US Advances made or to be made in connection with the initial transactions hereunder and under the US Financing Agreements, (ii) payment of all fees and expenses in connection with the transactions under the Financing Agreements and US Financing Agreements and (iii) provided that accounts payable, taxes and other obligations of Canadian Borrower and Obligors are paid current in accordance with historical business practices of Canadian Borrower and Obligors;

(k)	each of the conditions precedent in the US Loan Agreement shall have been satisfied;

(l)	Agent and Tranche B Agent shall have received, in form and substance satisfactory to Canadian Lenders, Deposit Account Control Agreements regarding Blocked Accounts by and among Agent, Canadian Borrower and each bank where Canadian Borrower has a deposit account, in each case, duly authorized, executed and delivered by such bank and Canadian Borrower;

(m)	Agent and Tranche B Agent shall have received and reviewed lien, judgment and other applicable search results for the jurisdiction of incorporation of Canadian Borrower, the jurisdiction of the chief executive office of Canadian Borrower and all jurisdictions in which assets of Canadian Borrower and Obligors are located, which search results shall be in form and substance satisfactory to Canadian Lenders;

(n)	Agent shall have received originals of the share certificates representing all of the issued and outstanding shares of Canadian Borrower and Obligor, as applicable, in each case together with stock powers duly executed in blank with respect thereto;

(o)	Tranche B Agent shall have completed its due diligence (including the review of regulatory, environmental, intellectual property, litigation, accounting, tax, licensing, certification, permit and labour matters, cash management systems and material contracts of Obligors) with results satisfactory to Tranche B Agent and its counsel, in their sole discretion;

(p)	Agent and Tranche B Agent shall have received evidence, in form and substance satisfactory to Canadian Lenders, that Canadian Borrower and Obligor is in good standing in its respective jurisdiction of organization and is duly qualified to do business in each other jurisdiction where its ownership or lease or property or the conduct of its business requires such qualification;

(q)	Agent and Tranche B Agent shall have received evidence, in form and substance satisfactory to Canadian Lenders, that all required governmental, shareholder and third party approvals, consents, licenses, franchises and permits in connection with this Agreement and the transactions contemplated hereby and the operation by Canadian Borrower and Obligors of their respective businesses have been obtained and remain in full force and effect;

(r)	Agent and Tranche B Agent shall have received evidence, in form and substance satisfactory to Canadian Lenders, that there exists no claim, action, suit, investigation, litigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental instrumentality which relates to this Agreement, the other Financing Agreements or the US Financing Agreements or which, in the opinion of Canadian Lenders, has any reasonable likelihood of having a material adverse effect on (i) the condition (financial or otherwise), operations, performance, properties, assets, liabilities, business or prospects of Canadian Borrower or Obligor, (ii) the ability of Canadian Borrower or Obligor to perform its obligations under the Financing Agreements or (iii) the ability of Agent or Canadian Lenders to enforce the Financing Agreements;

(s)

Agent and Tranche B Agent shall have received evidence, in form and substance satisfactory to Canadian Lenders, that the existing subordinated loan facilities have been terminated and all Liens thereunder have or will be released and SMTC

Corporation and its Subsidiaries has no indebtedness other than indebtedness permitted pursuant to the Financing Agreements, US Financing Agreements or consented to in writing by Canadian Lenders;

(t)	Agent and Tranche B Agent shall have received evidence that Canadian Borrower and Obligors have paid to Agent and Canadian Lenders all fees and expenses then owing to such persons including all audit, legal, search, title, documentation and filing fees; and

(u)	Agent and Tranche B Agent shall have received projected financial statements of Canadian Borrower for a period of not less than three (3) years, with such projections for years 1 and 2 prepared on a monthly basis and thereafter prepared on an annual basis and a sales backlog report as of a date not more than thirty (30) days prior to the Closing Date, all in form and substance satisfactory to Canadian Lenders.

4.2	Conditions Precedent to All Loans and Letter of Credit Accommodations

Each of the following is an additional condition precedent to making Loans and/or providing Letter of Credit Accommodations to Canadian Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a)	all representations and warranties contained herein and in the other Financing Agreements and US Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto;

(b)	no Event of Default (as defined hereunder and as defined under the US Loan Agreement) and no Default (as defined hereunder and as defined under the US Loan Agreement), shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

(c)	no law, regulation, order, judgment or decree of any governmental authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental authority, which purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or US Financing Agreements.

Section 5 Collection and Administration

5.1	Canadian Borrower’s Loan Account

Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Canadian Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

5.2	Statements

Agent shall render to Canadian Borrower and Tranche B Agent each month a statement setting forth the balance in Canadian Borrower’s loan account(s) maintained by Agent for Canadian Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Canadian Borrower and conclusively binding upon Canadian Borrower as an account stated except to the extent that Agent receives a written notice from Canadian Borrower or Tranche B Agent of any specific exceptions thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Canadian Borrower a written statement as provided above, the balance in Canadian Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Canadian Lenders by Canadian Borrower.

5.3	Collection of Accounts

(a)	Canadian Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”) as Required Lenders may specify, and Agent may establish and maintain bank accounts of Agent (“Payment Accounts”) in each case with such banks as are acceptable to Agent, into which Blocked Accounts Canadian Borrower shall promptly deposit, and direct their accounts debtors that remit payments by electronic funds transfers to directly remit, all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made or received, whether by cash, cheque or other manner. The parties hereto agree that:

(i)	Canadian Borrower has access to all funds in its bank accounts including the Blocked Accounts until an Event of Default exists or has occurred and is continuing; and

(ii)	as of the date of this Agreement, Canadian Borrower is freely choosing to deposit, and direct its account debtors that remit payments by electronic funds transfer to directly remit, all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral into the Blocked Accounts.

The banks at which the Blocked Accounts are established, Canadian Borrower and Agent shall enter into “springing” deposit account control agreements (each, a “Deposit Account Control Agreement”), in form and substance satisfactory to Required Lenders, acting reasonably, providing that:

(i)	the depository bank has no Lien upon, or right to set-off against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein; and

(ii)	at any time an Event of Default exists or has occurred and is continuing, Agent may (and at the direction of Tranche B Agent shall) provide notice to the depository bank (such notice being the “Full Control Notice”) to wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to the Payment Accounts.

Canadian Borrower agrees that, at any time an Event of Default exists or has occurred and is continuing and a Full Control Notice has been delivered by Agent to the depository bank, all payments made to such Blocked Accounts or Payment Accounts or other funds received and collected by Agent, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise, shall be the property of Agent, for the benefit of Canadian Lenders, and shall be applied by Agent to the Obligations in accordance with Section 5.4.

(b)	For purposes of calculating the amount of the Revolving Loans available to Canadian Borrower, such payments referred to in Section 5.3(a) above will be applied (conditional upon final collection) to the Obligations in accordance with Section 5.4 on the Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit applicable Canadian Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Agent in the Payment Accounts provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit applicable Canadian Borrower’s loan account on such day, and if not, then on the next Business Day. If Agent receives funds in a Payment Account at any time at which no Obligations are payable pursuant to Section 5.4 or in excess of such outstanding Obligations payable pursuant to Section 5.4, Agent shall transfer such funds to Canadian Borrower at such account as Canadian Borrower may direct, provided that Canadian Borrower shall, at Agent’s request, deposit such funds to an account maintained at the bank at which the Payment Accounts are maintained and, prior to such transfer, shall execute and deliver to Agent a cash collateral agreement in form and substance satisfactory to Agent providing to Agent a first priority Lien over such account.

(c)	At any time an Event of Default exists or has occurred and is continuing, Canadian Borrower and all of their affiliates, Subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts or the Payment Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event, after an Event of Default exists or has occurred and is continuing, shall the same be commingled with Canadian Borrower’s own funds. Canadian Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or Payment Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts or the Payment Accounts arising out of Agents’ payments to or indemnification of such bank or person. The obligation of each US Borrower to reimburse Agent for such amounts pursuant to this Section 5.3 shall survive the termination or non-renewal of this Agreement.

5.4	Payments

(a)	Non-Priority Event. Agent shall apply payments received or collected from Canadian Borrower or for the account of Canadian Borrower (including the monetary proceeds of collections or of realization upon any Collateral other than with respect to the Tranche B Loan Priority Collateral but including, in the absence of a continuing Priority Event, collections with respect to proceeds of inventory of SMTC Mex Holdings, Inc. located in Mexico sold in the ordinary course of its business) as follows:

(i)	first, to the payment in full of any fees, indemnities and expense reimbursements due to Canadian Lenders, Agent and Tranche B Agent;

(ii)	second, to the payment in full of interest and letter of credit fees due in respect of any Loans, Special Agent Advances, Special Tranche B Agent Advances and Letter of Credit Accommodations;

(iii)	third, to the payment or prepayment in full of principal in respect of Special Agent Advances and Special Tranche B Agent Advances;

(iv)	fourth, to the payment or prepayment in full of principal due in respect of the Revolving Loans , Letter of Credit Accommodations and the amount of the Mark to Market Exposure of any Hedge Agreement of Canadian Borrower not exceeding US$3,000,000 in the aggregate to the extent that an Availability Reserve has been taken with respect to such Mark to Market Exposure;

(v)	fifth, to the payment in full of principal due in respect of the Tranche B Loan; and

(vi)	sixth, to pay or prepay any other Obligations (including other Hedging Liabilities) then due including holding as cash collateral in the amount equal to one hundred ten (110%) percent of the amount of the amount of the Letter of Credit Accommodations plus the amount of fees and expenses payable in connection therewith through the end of the latest expiration date thereof;

provided that, in each instance set forth above in Section 5.4(a) so long as no Priority Event has occurred and is continuing, this Section 5.4(a) shall not be deemed to apply to any payment by Canadian Borrower specified by Canadian Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under and in accordance with the provisions of this Agreement.

(b)	Priority Event.

(i)	Revolving Loan Priority Collateral: Notwithstanding anything to the contrary contained in Section 5.4(a) above, at any time on and after a Priority Event and for so long as the same is continuing, Agent shall apply payments received or collected from Canadian Borrower or for the account of Canadian Borrower rising from monetary proceeds of collections or of realization upon the Revolving Loan Priority Collateral including any Account of SMTC Mex Holdings, Inc. arising from the sale of inventory of SMTC Mex Holdings, Inc. located in Mexico sold in the ordinary course of business before the occurrence of a Priority Event as follows:

(A)	first, in the event of Agent (or its assignee, designee, affiliates or agents) commencing and/or pursuing an Enforcement Action, to the payment in full of all costs and expenses of such Persons with respect to such Enforcement Action, the collection of the Loans and disposition of and realization upon the Collateral including the Mexican Obligor Collateral;

(B)	second, to the pro rata payment in full of any fees, indemnities and expense reimbursements due to Agent and Revolving Lender;

(C)	third, to the pro rata payment in full of interest and letter of credit fees due in respect of any Revolving Loans, Letter of Credit Accommodations, Special Agent Advances and Special Tranche B Agent Advances;

(D)	fourth, to the pro rata payment in full of principal due in respect of Special Agent Advances and Special Tranche B Agent Advances;

(E)	fifth, to the pro rata payment in full of principal due in respect of any Revolving Loans, Letter of Credit Accommodations and the amount of the Mark to Market Exposure of any Hedge Agreement of Canadian Borrower not exceeding US$3,000,000 in the aggregate to the extent that an Availability Reserve has been taken with respect to such Mark to Market Exposure;

(F)	sixth, to pay or prepay pro rata any other Obligations (other than with respect to the Tranche B Loan) whether or not then due, in such order and manner as Agent determines including holding cash collateral in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of fees and expenses payable in connection therewith through the end of the latest expiration date thereof;

(G)	seventh, to the payment in full of any fees, indemnities and expense reimbursements due in respect of the Tranche B Loan;

(H)	eighth, to the payment in full of interest due in respect of the Tranche B Loan;

(I)	ninth, to the payment in full of principal due in respect of the Tranche B Loan; and

(J)	tenth, to pay or prepay pro rata any other Obligations (other than with respect to Revolving Loans, Letter of Credit Accommodations and Hedging Liabilities) whether or not then due in such order and manner as Tranche B Agent determines;

provided, that in the event that, after the occurrence and during the continuance of a Priority Event, any payment is made to Tranche B Lenders in respect of the Tranche B Loan pursuant to clauses (G), (H), (I) and (J) above at a time when any of the US Obligations owing to US Revolving Lender under the US Financing Agreements remain outstanding, then Tranche B Lenders receiving such payment shall purchase from US Revolving Lender having US Obligations outstanding under the US Financing Agreements, a junior participation interest in US Revolving Lender’s US Obligations under the US Financing Agreements (the “Junior Participation”) in the aggregate amount of the payment received by Tranche B Lenders in respect of the Tranche B Loan and US Revolving Lender hereby agrees to sell to Tranche B Lenders its pro rata share of the Junior Participation. The terms and provisions of the Junior Participation shall be set forth in a junior participation agreement, in form and substance reasonably acceptable to Agent and Tranche B Agent, which agreement shall provide, among other things, that the payment priority of amounts payable to Tranche B Lenders in respect of the Junior Participation shall be the same as the payment priority of amounts payable to US Tranche B Lenders in respect of the US Tranche B Loan.

(ii)

Tranche B Loan Priority Collateral. Notwithstanding anything to the contrary contained in Section 5.4(a) and 5.4(b)(i) above, whether or not a Priority Event has occurred and is continuing, Agent shall apply payments received or collected from Canadian Borrower or for the account of Canadian Borrower arising from monetary proceeds of collections or of realization upon the Tranche B Loan Priority Collateral as follows (provided that, Accounts of SMTC Mex Holdings, Inc. arising from the sale of inventory of SMTC Mex Holdings, Inc. located in Mexico sold in the ordinary course of business before the occurrence of a Priority Event shall not be Tranche B Loan Priority Collateral and prior to the occurrence of a Priority Event, collections or realizations relating to the Tranche B Loan Priority Collateral shall not include proceeds of Inventory of SMTC Mex Holdings, Inc. located in Mexico sold in the ordinary course of its business):

(A)	first, in the event of Agent (or its assignee, designee, affiliates or agents) commencing and/or pursuing an Enforcement Action with respect to the Tranche B Loan Priority Collateral, to the payment in full of all costs and expenses of such Persons with respect to such Enforcement Action and disposition of and realization upon the Tranche B Loan Priority Collateral;

(B)	second, to the pro rata payment in full of any fees, indemnities and expense reimbursements due to Tranche B Agent and Tranche B Lenders;

(C)	third, to the pro rata payment in full of interest due in respect of the Tranche B Loan, Special Agent Advances and Special Tranche B Agent Advances;

(D)	fourth, to the pro rata payment in full of principal due in respect of Special Agent Advances and Special Tranche B Agent Advances;

(E)	fifth, to the payment in full of principal due in respect of the Tranche B Loan;

(F)	sixth, to pay or prepay pro rata payment any other Obligations (other than with respect to Revolving Loans, Letter of Credit Accommodations and Hedging Liabilities) whether or not then due in such order and manner as Tranche B Agent determines;

(G)	seventh, to the pro rata payment in full of any fees, indemnities and expense reimbursements due to Agent and Revolving Lender;

(H)	eighth, to the pro rata payment in full of interest and letter of credit fees due in respect of any Revolving Loans and Letter of Credit Accommodations;

(I)	ninth, to the pro rata payment in full of principal due in respect of any Revolving Loans, Letter of Credit Accommodations and Hedging Liabilities; and

(J)

tenth, to pay or prepay pro rata any other Obligations (other than with respect to the Tranche B Loan) whether or not then due, in such order and manner as Agent determines including holding as cash collateral in the amount equal to one hundred ten (110%)

percent of the amount of the amount of the Letter of Credit Accommodations plus the amount of fees and expenses payable in connection therewith through the end of the latest expiration date thereof;

provided, that in the event that, after the occurrence and during the continuance of a Priority Event, any payment is made to Revolving Lender in respect of the Revolving Loan pursuant to clauses (G), (H), (I) or (J) above at a time when any of the US Obligations owing to US Tranche B Lender under the US Financing Agreements remain outstanding, then Revolving Lender receiving such payment shall purchase from US Tranche B Lenders having US Obligations outstanding under the US Financing Agreement, a junior participation interest in US Tranche B Lenders’ Obligations under the US Financing Agreements (the “Junior Participation”) in the aggregate amount of the payment received by Revolving Lender in respect of the Revolving Loan and each US Tranche B Lender hereby agrees to sell to Revolving Lender its pro rata share of the Junior Participation. The terms and provisions of the Junior Participation shall be set forth in a junior participation agreement, in form and substance reasonably acceptable to the Agent and Tranche B Agent, which agreement shall provide, among other things, that the payment priority of amounts payable to Revolving Lender in respect of the Junior Participation shall be the same as the payment priority of amounts payable to US Revolving Lender in respect of the US Revolving Loan.

(c)	All Obligations shall be payable to the Payment Account as provided in Section 5.3 or such other place as Agent may designate from time to time. All payments with respect to the Obligations must be made in US Dollars. At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Canadian Borrower. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, Tranche B Agent or any Canadian Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Agent, Tranche B Agent or Canadian Lender. Canadian Borrower shall be liable to pay to such Agent, Tranche B Agent or Canadian Lender, and does hereby indemnify and hold such Agent, Tranche B Agent or Lender harmless for, the amount of any payments or proceeds surrendered or returned. Agent shall, upon receipt of any payment for the account of Tranche B Agent and/or Tranche B Lenders under this Agreement (including payments with respect to interest, principal and mandatory and voluntary prepayments of the Tranche B Loan pursuant to Sections 2.3 and 5.4) promptly, and in any event within three (3) Business Days of Agent’s receipt of such payment, transfer such payment to Tranche B Agent for the benefit of Tranche B Lenders. This Section 5.4 shall remain effective notwithstanding any contrary action which may be taken by such Agent, Tranche B Agent or Canadian Lenders in reliance upon such payment or proceeds. This Section 5.4 shall survive the payment of the Obligations and the termination of this Agreement.

5.5	Authorization to Make Loans and Letter of Credit Accommodations

Agent, Tranche B Agent and Canadian Lenders, as the case may be, are authorized to make the Loans and provide the Letter of Credit Accommodations based upon written instructions received from anyone purporting to be an officer of Canadian Borrower or other authorized person or, at the discretion of Agent, if such Revolving Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Toronto, Ontario time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Canadian Borrower when deposited to the credit of Canadian Borrower or otherwise disbursed or established in accordance with the instructions of Canadian Borrower or in accordance with the terms and conditions of this Agreement.

5.6	Use of Proceeds

(a)	Canadian Borrower shall use the initial proceeds of the Revolving Loans provided by Revolving Lender to Canadian Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Canadian Borrower to Revolving Lender and approved by Revolving Lender on or about the Closing Date and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements and US Financing Agreements. All other Revolving Loans made or Letter of Credit Accommodations provided by Revolving Lender to Canadian Borrower pursuant to the provisions hereof shall be used by Canadian Borrower only for general operating, working capital and other proper corporate purposes of Canadian Borrower not otherwise prohibited by the terms hereof and approved by Revolving Lender.

(b)	Canadian Borrower shall use the initial proceeds of the Tranche B Loan provided by Tranche B Lenders to Canadian Borrower hereunder only for: (a) refinancing existing indebtedness owed by Canadian Borrower as set out in the disbursement direction letter furnished by Canadian Borrower to Tranche B Agent and approved by Tranche B Agent on or about the Closing Date, (b) pay fees and expenses relating to the Tranche B Loan and the transactions contemplated thereby, and (c) provide for the ongoing working capital of Canadian Borrower.

(c)	None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

5.7	Obligations Several; Independent Nature of Canadian Lenders’ Rights

The obligation of each Canadian Lender hereunder is several, and no Canadian Lender shall be responsible for the obligation or commitment of any other Canadian Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by Canadian Lenders pursuant hereto or thereto shall be deemed to constitute Canadian Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Canadian Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Canadian Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Canadian Lender to be joined as an additional party in any proceeding for such purpose.

Section 6 Collateral Reporting and Covenants

6.1	Collateral Reporting

Canadian Borrower shall provide Agent and Tranche B Agent with the following documents in a form satisfactory to Required Lenders: (a) on a regular basis as required by Agent , a schedule of Accounts, sales made, credits issued and cash received; (b) on a monthly basis within twenty (20) days after each month end or more frequently as Required Lenders may request, (i) perpetual inventory reports reconciled to the financial statements for such month, (ii) inventory reports by category, (iii) agings of accounts payable reconciled to the financial statements for such month, (iv) a reporting of all Chubb Insurance Company of Canada insured accounts receivable with a statement of any changes or deletions with respect thereto, (v) an officer’s certificate from a senior officer of Canadian Borrower confirming that all amounts due and payable by Canadian Borrower and any Obligors in respect of (A) all indebtedness for borrowed money, and (B) all rents payable in respect of Leased Real Property, have been paid on the dates such amounts were due and payable and (vi) a duly completed and executed Borrowing Base Certificate together with any information which Agent requests in connection therewith, which Borrowing Base Certificate shall, in no event, be deemed to limit, impair or otherwise affect the rights of Agent contained in this Agreement and in the event of any conflict or inconsistency between the calculations made in the Borrowing Base Certificate and those made by Agent, although Agent shall be under no obligation to make its own calculations, those made by Agent shall be binding and conclusive on Canadian Borrower absent manifest error; and (vii) an officer’s certificate from a senior officer of Canadian Borrower setting forth all due but unpaid tax obligations as of such time; (c) on a weekly basis (or more frequently as Required Lenders may request), within one (1) Business Day following the end of each calendar week, an accounts receivable aged trial balance; (d) upon Agent’s request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Canadian Borrower; (e) agings of accounts receivable on a monthly basis within twenty (20) days after month end or more frequently as Agent may request; and (f) such other reports as to the Collateral as Required Lenders shall request from time to time. If any of Canadian Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Canadian Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

6.2	Accounts Covenants

(a)	Canadian Borrower shall notify Agent and Tranche B Agent promptly of: (i) any material delay in Canadian Borrower’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defences or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof; (ii) all material adverse information relating to the financial condition of any account debtor; and (iii) any event or circumstance which, to Canadian Borrower’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of Canadian Borrower’s business in accordance with practices and policies previously disclosed in writing to Agent and Tranche B Agent. So long as no Event of Default exists or has occurred and is continuing, Canadian Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)	Without limiting the obligation of Canadian Borrower to deliver any other information to Canadian Lenders, Tranche B Agent or Agent, Canadian Borrower shall promptly report to Agent and Tranche B Agent any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of US$50,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Canadian Borrower shall, upon Agent’s request: (i) hold the returned Inventory in trust for Agent; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to Agent’s instructions; (iv) not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent; and (v) inform Agent and Tranche B Agent of any and all such action.

(c)

With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or Tranche B Agent or schedule thereof delivered to Agent or Tranche B Agent shall be true and complete; (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement; (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent and Tranche B Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Canadian Borrower’s business in accordance with practices and policies previously disclosed in writing to Agent and Tranche B Agent; (iv) there shall be no set-offs, deductions, contras, defences, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent and Tranche B Agent in accordance with the terms of this Agreement; and (v) none of the transactions giving rise thereto will violate any applicable foreign, federal, provincial, state, municipal or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(d)	Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e)	Canadian Borrower shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, with full recourse to Canadian Borrower, all chattel paper and instruments which Canadian Borrower now owns or may at any time acquire immediately upon Canadian Borrower’s receipt thereof, except as Required Lenders may otherwise agree.

(f)	Agent may, at any time or times that an Event of Default exists or has occurred and is continuing: (i) notify any or all account debtors that the Accounts have been assigned to Agent and that Agent has a Lien therein and Agent may direct any or all accounts debtors to make payment of Accounts directly to Agent; (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations; (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto; and (iv) take whatever other action Agent, Tranche B Agent and/or Canadian Lenders may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Canadian Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.

6.3	Inventory Covenants

With respect to the Inventory: (a) Canadian Borrower shall at all times maintain inventory records satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Canadian Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Canadian Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent and Tranche B Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Canadian Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of Canadian Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Agent’s and Tranche B Agent’s request, Canadian Borrower shall, at its expense, but no more than once in any six (6) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent and Tranche B Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Required Lenders and by an appraiser acceptable to Required Lenders, addressed to Agent or upon which Agent is expressly permitted to rely; (e) Canadian Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws; (f) Canadian Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Canadian Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Canadian Borrower to repurchase such Inventory; (h) Canadian Borrower shall keep the Inventory in good and marketable condition; (i) Canadian Borrower shall not, without prior written notice to Agent and Tranche B Agent, acquire or accept any Inventory on consignment or approval and (j) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof.

6.4	Equipment Covenants

With respect to the Equipment: (a) Canadian Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Canadian Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in Canadian Borrower’s business and not for personal, family, household or farming use; (d) Canadian Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Canadian Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Canadian Borrower in the ordinary course of business; (e) the Equipment is now and shall remain personal property and Canadian Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (f) Canadian Borrower assumes all responsibility and liability arising from the use of the Equipment.

6.5	Power of Attorney

Canadian Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Canadian Borrower’s true and lawful attorney-in-fact, and authorizes Agent, in Canadian Borrower’s or Agent’s name, to: (a) at any time a Default or an Event of Default exists or has occurred and is continuing: (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Canadian Borrower’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Canadian Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Canadian Borrower’s mail to an address designated by Agent, and open and dispose of all mail addressed to Canadian Borrower, and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill Canadian Borrower’s obligations under this Agreement and the other Financing Agreements and US Financing Agreements; and (b) at any time to: (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Canadian Borrower’s mail is deposited, (iii) endorse Canadian Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Agent’s account for application to the Obligations, (iv) endorse Canadian Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) sign Canadian Borrower’s name on any verification of Accounts and notices thereof to account debtors, (vi) execute in Canadian Borrower’s name and file any PPSA or other financing statements or amendments thereto relating to the Collateral, and (vii) as required by Agent in its reasonable credit judgment, clear Inventory, the purchase of which was financed with Letter of Credit Accommodations, through Canadian Customs or foreign export control authorities in Canadian Borrower’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in Canadian Borrower’s name for such purpose, and to complete in Canadian Borrower’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof. Canadian Borrower hereby releases Agent, Tranche B Agent and/or Canadian Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s, Tranche B Agent’s and/or a Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

6.6	Right to Cure

Agent may, at its option: (a) cure any default by Canadian Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Canadian Borrower; (b) discharge taxes, Liens or other encumbrances at any time levied on or existing with respect to the Collateral; and (c) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent with respect thereto. Agent may add any amounts so expended to the Obligations and charge Canadian Borrower’s account therefor, such amounts to be repayable by Canadian Borrower on demand. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Canadian Borrower. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

6.7	Access to Premises

From time to time as requested by Tranche B Agent and/or Agent or its designee, at the cost and expense of Canadian Borrower: (a) Tranche B Agent and/or Agent or its designee shall have complete access to all of Canadian Borrower’s premises during normal business hours and after notice to Canadian Borrower, or at any time and without notice to Canadian Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Canadian Borrower’s books and records, including the Records; (b) Canadian Borrower shall promptly furnish to Tranche B Agent and/or Agent or its designee such copies of such books and records or extracts therefrom as Tranche B Agent and/or Agent or its designee may request, and (c) Tranche B Agent and/or Agent or its designee shall be permitted to use during normal business hours such of Canadian Borrower’s personnel, equipment, supplies and premises as may be necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

Section 7 Representations And Warranties

Canadian Borrower hereby represents and warrants to Agent, Tranche B Agent and Canadian Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Agent, Tranche B Agent and Canadian Lenders to Canadian Borrower:

7.1	Corporate Existence, Power and Authority; Subsidiaries

Canadian Borrower is a corporation duly incorporated, validly existing and duly organized under the laws of its jurisdiction of incorporation and is duly qualified or registered as a foreign or extra-provincial corporation in all provinces, states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Canadian Borrower’s financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and US Financing Agreements and the transactions contemplated hereunder and thereunder are all within Canadian Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Canadian Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Canadian Borrower is a party or by which Canadian Borrower or its property is bound and will not result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien upon any of its property or assets. This Agreement and the other Financing Agreements and US Financing Agreements constitute legal, valid and binding obligations of Canadian Borrower enforceable in accordance with their respective terms. Canadian Borrower does not have any Subsidiaries or affiliates except as set forth on the Information Certificate.

7.2	Financial Statements; No Material Adverse Change

All financial statements relating to Canadian Borrower which have been or may hereafter be delivered by Canadian Borrower to Agent and Tranche B Agent have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Canadian Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Canadian Borrower to Agent and Tranche B Agent prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Canadian Borrower, since the date of the most recent audited financial statements furnished by Canadian Borrower to Agent and Tranche B Agent prior to the date of this Agreement.

7.3	Name; State of Organization; Chief Executive Office; Collateral Locations

(a)	The exact legal name of Canadian Borrower is as set forth on the signature page of this Agreement and in its Information Certificate. Canadian Borrower has not, during the five (5) years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in its Information Certificate.

(b)	Canadian Borrower is an organization of the type and organized in the jurisdiction set forth in its Information Certificate. Its Information Certificate accurately sets forth the organizational identification number of Canadian Borrower or accurately states that Canadian Borrower has none and accurately sets forth the federal employer identification number of Canadian Borrower.

(c)	The chief executive office of Canadian Borrower and Canadian Borrower’s Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Canadian Borrower to establish new locations in accordance with Section 8.2 below. The Information Certificate correctly identifies the chief executive office of each Obligor and all other places of business and other locations, if any, at which any Obligor maintains any Collateral. The Information Certificate also correctly identifies any of such locations which are not owned by Canadian Borrower or any Obligor and sets forth the owners and/or operators thereof and to the best of Canadian Borrower’s knowledge, the holders of any mortgages on such locations.

7.4	Priority of Liens; Title to Properties

The Liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority Liens in and upon the Collateral subject only to the Liens indicated on Schedule 7.4 hereto (except to the extent that Agent and Tranche B Agent require the discharge thereof prior to the advance of the initial Loans and Letter of Credit Accommodations hereunder) and the other Liens permitted under Section 8.8 hereof. Canadian

Borrower has good and marketable title to all of its properties and assets subject to no Liens of any kind, except those granted to Agent and such others as are specifically listed on Schedule 7.4 hereto (except to the extent that Agent and Tranche B Agent require the discharge thereof prior to the advance of the initial Loans and Letter of Credit Accommodations hereunder) or permitted under Section 8.8 hereof.

7.5	Tax Returns

Canadian Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Agent and Tranche B Agent). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Canadian Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Canadian Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid federal, provincial, municipal, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

7.6	Litigation

Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Canadian Borrower’s knowledge threatened, against or affecting Canadian Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Canadian Borrower’s knowledge threatened, against Canadian Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Canadian Borrower would result in any material adverse change in the assets, business or prospects of Canadian Borrower or would impair the ability of Canadian Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent, Tranche B Agent and/or Canadian Lenders to enforce any Obligations or realize upon any Collateral.

7.7	Compliance with Other Agreements and Applicable Laws

(a)	Canadian Borrower is not in default in any material respect, under, or in violation, in any material respect, of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Canadian Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, provincial or local governmental authority (including all Environmental Laws).

(b)	Canadian Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any governmental authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of Canadian Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

7.8	Bank Accounts

All of the deposit accounts, investment accounts or other accounts in the name of or used by Canadian Borrower maintained at any bank or other financial institution are set forth on Schedule 7.8 hereto, subject to the right of Canadian Borrower to establish new accounts in accordance with Section 8.14 below.

7.9	Accuracy and Completeness of Information

All information furnished by or on behalf of Canadian Borrower in writing to Agent, Tranche B Agent or Canadian in connection with this Agreement or any of the other Financing Agreements or US Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Canadian Borrower, which has not been fully and accurately disclosed to Agent and Tranche B Agent in writing.

7.10	Status of Pension Plans

(a)	The Pension Plans (if any) are duly registered under all applicable provincial pension benefits legislation.

(b)	All obligations of Canadian Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in connection with any Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement.

(c)	All contributions or premiums required to be made by Canadian Borrower to any Pension Plans have been made in a timely fashion in accordance with the terms of such Pension Plans and applicable laws and regulations.

(d)	All employee contributions to any Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by Canadian Borrower and fully paid into such Pension Plans in a timely fashion.

(e)	All reports and disclosures relating to any Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion.

(f)	There have been no improper withdrawals, or applications of, the assets of any Pension Plans.

(g)	No amount is owing by any Pension Plans under the ITA or any provincial taxation statute.

(h)	Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles).

(i)	Canadian Borrower, after diligent inquiry, has neither any knowledge, nor any grounds for believing, that any Pension Plans are the subject of an investigation, any other proceeding, an action or a claim (other than claims for benefits in the ordinary course). There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

7.11	Environmental Compliance

(a)	Canadian Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law in any material respect or any license, permit, certificate, approval or similar authorization thereunder and the operations of Canadian Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b)	There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Canadian Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Canadian Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Canadian Borrower or their business, operations or assets or any properties at which Canadian Borrower has transported, stored or disposed of any Hazardous Materials.

(c)	Canadian Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)	Canadian Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operation of its business under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

7.12	Intellectual Property

Canadian Borrower owns or licenses or otherwise has the right to use all intellectual property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the Closing Date, Canadian Borrower does not have any intellectual property registered, or subject to pending applications, in the Canadian Intellectual Property Office or any similar office or agency in the US or Canada, any State or Province thereof, any political subdivision thereof or in any other country, other than those described in the Information Certificate and has not granted any licenses with respect thereto other than as set forth in the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. No product, process, method, substance or other intellectual property or goods bearing or using any intellectual property presently contemplated to be sold by or employed by Canadian Borrower infringes any patent, trademark, service mark, trade name, copyright, license or other intellectual property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Canadian Borrower contesting its right to sell or use any such intellectual property. The Information Certificate sets forth all of the agreements or other arrangements of Canadian Borrower pursuant to which Canadian Borrower has a license or other right to use any trademarks, logos, designs, representations or other intellectual property owned by another person as in effect on the Closing Date and the dates of the expiration of such agreement or other arrangements of Canadian Borrower as in effect on the Closing Date (collectively, together with such agreement or other arrangement as may be entered into by Canadian Borrower after the Closing Date, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, service mark, copyright or other intellectual property at any time used by Canadian Borrower which is owned by another person, or owned by Canadian Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favour of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the terms of the License Agreement(s) listed in the Information Certificate (if any); and (b) to the extent the sale of Inventory to which such intellectual property is affixed is permitted to be sold by Canadian Borrower under applicable law.

7.13	Subsidiaries; Affiliates; Capitalization; Solvency

(a)	Canadian Borrower does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in the Information Certificate.

(b)	Canadian Borrower is the record and beneficial owner of all of the issued and outstanding shares in the capital of each of the Subsidiaries listed in the Information Certificate as being owned by Canadian Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares or securities convertible into or exchangeable for such shares.

(c)	The issued and outstanding shares in the capital of Canadian Borrower is directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent and Tranche B Agent prior to the Closing Date.

(d)	Canadian Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the Liens of Agent and the other transactions contemplated hereunder.

7.14	Survival of Warranties; Cumulative

All representations and warranties contained in this Agreement or any of the other Financing Agreements and US Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent, Tranche B Agent and Canadian Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent, Tranche B Agent and Canadian Lenders regardless of any investigation made or information possessed by Agent, Tranche B Agent and/or Canadian Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Canadian Borrower shall now or hereafter give, or cause to be given, to Agent, Tranche B Agent and/or Canadian Lenders.

7.15	Inactive Subsidiaries

No Inactive Subsidiary (a) has any assets (other than intercompany receivables), (b) has any liabilities (other than intercompany liabilities) or (c) engages in any material business activities.

7.16	Labour Disputes

(a)	Set forth on Schedule 7.16 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Canadian Borrower and any union, labour organization or other bargaining agent in respect of the employees of Canadian Borrower or its Subsidiaries on the Closing Date.

(b)

There is (i) no significant unfair labour practice complaint pending against Canadian Borrower or, to the best of Canadian Borrower’s knowledge, threatened against it and no significant grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Closing Date against Canadian Borrower or, to best of Canadian Borrower’s knowledge, threatened against it, (ii) no significant strike, labour dispute, slowdown or stoppage pending against Canadian Borrower or, to the best of Canadian Borrower’s knowledge, threatened against Canadian Borrower and (iii) to the best knowledge of Canadian Borrower, no union representation question existing with respect to the employees of Canadian Borrower and no union organizing activity taking place with respect to any of the employees of Canadian Borrower. Canadian Borrower has not incurred any liability or obligation under any labour or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees or Canadian Borrower has not been in violation of any employment statute or any other applicable legal requirements. All material payments due from Canadian Borrower on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Canadian Borrower.

7.17	Intentionally Deleted.

Section 8 Affirmative and Negative Covenants

8.1	Maintenance of Existence

(a)	Canadian Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Canadian Borrower shall give Agent and Tranche B Agent thirty (30) days prior written notice of any proposed change in its or any Obligor’s corporate name, which notice shall set forth the new name and Canadian Borrower shall deliver to Agent and Tranche B Agent a certified copy of the Articles of Amendment of Canadian Borrower providing for the name change immediately following its filing.

(b)	Canadian Borrower shall not change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent and Tranche B Agent shall have received not less than thirty (30) days’ prior written notice from Canadian Borrower of such proposed change, which notice shall set forth such information with respect thereto as Required Lenders may require and Agent and Tranche B Agent shall have received such agreements as Required Lenders may reasonably require in connection therewith. Canadian Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.

8.2	New Collateral Locations

Canadian Borrower may open any new location within Canada provided Canadian Borrower (a) gives Agent and Tranche B Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent and Tranche B Agent such agreements, documents, and instruments as Required Lenders may deem necessary or desirable to protect their interests in the Collateral at such location, including PPSA and other financing statements and such other evidence as Required Lenders may require for the perfection of Agent’s first priority Liens.

8.3	Compliance with Laws, Regulations, Etc.

(a)	Canadian Borrower shall at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe in all material respects all requirements of any federal, provincial, municipal or local governmental authority, including all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws except for any matter that Canadian Borrower is contesting in good faith by appropriate proceedings diligently pursued and which is not reasonably expected to have a material adverse effect on Canadian Borrower or its property, operations, business, prospects or conditions (financial or otherwise).

(b)	Canadian Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by its employees or agents of Canadian Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Canadian Borrower to Agent and Tranche B Agent. Canadian Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Agent and Tranche B Agent on such response.

(c)	Canadian Borrower shall give both oral and written notice to Agent and Tranche B Agent immediately upon Canadian Borrower’s receipt of any notice of, or Canadian Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material where notice of such occurrence would be required to be given by Canadian Borrower to an applicable governmental authority or any other person under Environmental Laws or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Canadian Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects Canadian Borrower or its business, operations or assets or any properties at which Canadian Borrower transported, stored or disposed of any Hazardous Materials.

(d)

Without limiting the generality of the foregoing, whenever Required Lenders determine that there is material non-compliance, or any condition which requires any action by or on behalf of Canadian Borrower in order to avoid any material non-compliance, with any Environmental Law, Canadian Borrower shall, at such Required Lenders’ request, and Canadian Borrower’s expense: (i) cause an independent environmental engineer acceptable to such Required Lenders to conduct such tests of the site where Canadian Borrower’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent and Tranche B Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent and Tranche B Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Canadian Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

(e)	Canadian Borrower shall indemnify and hold harmless Canadian Lenders, Tranche B Agent, Agent and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including legal fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Canadian Borrower and the preparation and implementation of any closure, remedial or other required plans.

All covenants and indemnifications in this Section 8.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

8.4	Payment of Taxes and Claims

Canadian Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Canadian Borrower and with respect to which adequate reserves have been set aside on its books.

8.5	Insurance

Canadian Borrower shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Required Lenders as to form, amount and insurer. Canadian Borrower shall furnish certificates, policies or endorsements to Agent and Tranche B Agent as Agent and Required Lenders shall require as proof of such insurance, and, if Canadian Borrower fails to do so, each of Agent and Tranche B Agent is authorized, but not required, to obtain such insurance at the expense of Canadian Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Canadian Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Canadian Borrower shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Canadian Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Required Lenders. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent shall be paid regardless of any act or omission by Canadian Borrower or any of its affiliates. Such proceeds shall applied in accordance with Section 2.3 and Section 5.4 of this Agreement, as applicable.

8.6	Financial Statements and Other Information

(a)	Canadian Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Canadian Borrower and its Subsidiaries in accordance with GAAP and Canadian Borrower shall furnish or cause to be furnished to Agent and Tranche B Agent:

(i)	within twenty (30) days after the end of each fiscal month or within forth-five (45) days after the end of a fiscal month that is the month end of a fiscal quarter of SMTC Corporation, monthly unaudited financial statements of Canadian Borrower and US Borrowers and unaudited consolidating financial statements of SMTC Corporation (including in each case balance sheets, statements of income and loss, statements of cash flow, statements of shareholders’ equity, sales backlog reports and sales and profitability reports for the ten (10) largest customers of SMTC and its Subsidiaries), all in reasonable detail, fairly presenting the financial position and the results of the operations of US Borrowers, Canadian Borrower and SMTC Corporation and their respective Subsidiaries as of the end of and through such fiscal month;

(ii)	within forty-five (45) days after the end of each fiscal quarter of SMTC Corporation, quarterly unaudited financial statements of Canadian Borrower and US Borrowers and unaudited consolidating financial statements of SMTC Corporation (including in each case balance sheets, statements of income and loss, statements of cash flow, statements of shareholders’ equity, sales backlog reports and sales and profitability reports for the ten (10) largest customers of SMTC and its Subsidiaries), all in reasonable detail, fairly presenting the financial position and the results of the operations of US Borrowers, Canadian Borrower and SMTC Corporation and their respective Subsidiaries as of the end of and through such fiscal quarter together with a certificate of the chief financial officer of Canadian Borrower in form and content satisfactory to Canadian Lenders (each, an “Officer’s Compliance Certificate”) setting out the Total Leverage Ratio for the calculation of the Applicable Margin and compliance with Sections 8.19, 8.23, 8.24 and 0 each as at the end of the most recent fiscal quarter of SMTC Corporation, and the calculations used to determine such ratio and compliance and attaching the financial statements used to determine such ratio and compliance;

(iii)

within ninety (90) days after the end of each fiscal year of SMTC Corporation, audited consolidated financial statements of SMTC Corporation (which includes US Borrowers, Canadian Borrower and their respective Subsidiaries (including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders’ equity)), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of the applicable Person and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by SMTC Corporation and acceptable to Canadian Lenders, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of the applicable Person and its Subsidiaries as of the end of and for the fiscal year then ended;

(iv)	not less than sixty (60) days prior to the end of each fiscal year of SMTC Corporation, annual financial projections for the next fiscal year of SMTC Corporation and its Subsidiaries, which shall be approved by Canadian Lenders and shall include a projected consolidated balance sheet, income statement and statement of cash flow, prepared on a monthly basis for such fiscal year, proposed budgets for operating and capital expenditures, acquisitions and related financing costs for SMTC Corporation and its Subsidiaries, details of all management salaries and bonuses, and such other information as may be requested by Agent and Tranche B Agent; and

(v)	not less than thirty (30) days prior to the end of each fiscal quarter of SMTC Corporation, quarterly financial projections for the next fiscal quarter of SMTC Corporation and its Subsidiaries, which shall be approved by Canadian Lenders and shall include a projected consolidated balance sheet, income statement and statement of cash flow, prepared on a monthly basis for such fiscal quarter, proposed budgets for operating and capital expenditures, acquisitions and related financing costs for SMTC Corporation and its Subsidiaries, details of all management salaries and bonuses, and such other information as may be requested by Agent and Tranche B Agent.

(b)	Canadian Borrower shall promptly notify Agent and Tranche B Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in its business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Default or Event of Default.

(c)	Canadian Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent and Tranche B Agent copies of all reports which it sends to its shareholders generally and copies of all reports and registration statements which it files with any provincial securities commission or securities exchange.

(d)

Canadian Borrower shall furnish or cause to be furnished to Agent and Tranche B Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Canadian Borrower, as Agent and Tranche B Agent may, from time to time, request. Agent and Tranche B Agent are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Canadian Borrower to (i) any court or other government agency as required or requested by such court or other government agency or if Agent and Tranche B Agent reasonably believe it is compelled to do so by any court decree, subpoena or legal or administrative order or process or (ii) any participant or assignee or prospective participant or assignee provided such prospective participant or assignee agrees to maintain such information confidential and not disclose it to any other Person pursuant to the terms of a confidentiality agreement satisfactory to Canadian Lenders and entered into between Agent and such prospective participant or assignee or until such prospective participant or assignee becomes a participant or assignee pursuant to the terms of Section 11.4 hereof. Canadian Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent and Tranche B Agent, at Canadian Borrower’s expense, copies of the financial statements of Canadian Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Canadian Borrower and to disclose to Agent and Tranche B Agent such information as they may have regarding the business of Canadian Borrower. Any documents, schedules, invoices or other papers delivered to Agent and Tranche B Agent may be destroyed or otherwise disposed of by Agent and Tranche B Agent one (1) year after the same are delivered to Agent and Tranche B Agent, except as otherwise designated by Canadian Borrower to Agent and Tranche B Agent in writing.

(e)	Canadian Borrower shall within five (5) Business Days after the end of each month provide a certificate of its chief financial officer, in form and content satisfactory to Canadian Lenders, certifying that it has paid in full: (i) all rent and other amounts due and payable with respect to any Leased Real Property during such month; and (ii) all payments and other amounts due and payable with respect to any Pension Plan or any material contract during such month.

8.7	Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc.

Canadian Borrower shall not, directly or indirectly, (a) amalgamate with any other Person or permit any other Person to amalgamate with it or amalgamate into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, issue, assign, lease, transfer, abandon or otherwise dispose of any shares or indebtedness to any other Person or any of its assets to any other Person (except for (i) transfers to an Obligor that has executed and delivered a general security agreement or other similar security in favour of Agent granting it a first-ranking, registered and enforceable Lien (as determined by Agent, as applicable) in respect of all the undertaking, property and assets, present and future, real and personal, of such Obligor, (ii) sales of Inventory in the ordinary course of business and (iii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Canadian Borrower so long as (A) any proceeds are paid to Agent and applied in accordance with Sections 2.3 and 5.4 of this Agreement, as applicable and (B) such sales do not involve Equipment having an aggregate fair market value in excess of U$50,000 for all such Equipment disposed of in the fiscal year of Canadian Borrower), or (c) form or acquire any Subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

8.8	Encumbrances

Canadian Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) Liens of Agent; (b) Liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Canadian Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of Canadian Borrower’s business to the extent: (i) such Liens secure indebtedness which is not overdue or (ii) such Liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Canadian Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Canadian Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) Liens securing any Capital Expenditures permitted by Section 8.25; and (f) the Liens set forth on Schedule 7.4 hereto (except to the extent that Tranche B Agent and/or Agent requires the discharge thereof prior to the advance of the initial Loans and Letter of Credit Accommodations hereunder).

8.9	Indebtedness

Canadian Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Canadian Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Canadian Borrower, and with respect to which adequate reserves have been set aside on its books; (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by Liens (including capital leases) in violation of any other provision of this Agreement; and (d) the indebtedness set forth on Schedule 8.9 hereto; provided, that, (i) Canadian Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the Closing Date, (ii) Canadian Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the Closing Date, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Canadian Borrower shall furnish to Agent and Tranche B Agent all notices or demands in connection with all such indebtedness either received by Canadian Borrower or on its behalf, promptly after the receipt thereof, or sent by Canadian Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

8.10	Loans, Investments, Guarantees, Etc.

Canadian Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the Canadian Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Agent, payable to the order of Canadian Borrower or to bearer and delivered to Agent, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Required Lenders, Canadian Borrower shall take such actions as are deemed necessary by Required Lenders to perfect the security interest of Agent in such investments; (c) the loans, advances and guarantees set forth on Schedule 8.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Canadian Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Canadian Borrower shall furnish to Agent and Tranche B Agent all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Canadian Borrower or on its behalf, promptly after the receipt thereof, or sent by Canadian Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and (d) loans to SMTC Corporation and/or HTM not to exceed the amount, and to the extent such amount has not already been paid as dividends or loans to SMTC Corporation and/or HTM as provided, and for the purposes set forth, in Section 8.11 of this Agreement and Sections 8.10 and 8.11 of the US Loan Agreement, required in any fiscal year of SMTC Corporation to allow (i) SMTC Corporation to pay its consolidated income taxes payable and (ii) SMTC Corporation and HTM to pay their respective administrative costs (being the legal and audit fees and insurance costs payable by SMTC Corporation on behalf of its Subsidiaries) consistent with past practice (as disclosed in writing to Agent prior to the Closing Date) up to US$2,500,000 in the aggregate per fiscal year of SMTC Corporation.

8.11	Dividends and Redemptions

Canadian Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of Canadian Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common shares or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; provided, however, that Canadian Borrower may pay dividends to SMTC Corporation and/or HTM not to exceed the amount, and to the extent such amount has not already been provided by way of loans or dividends to SMTC Corporation and/or HTM as provided, and for the purposes set forth, in Section 8.10, of this Agreement and Sections 8.10 and 8.11 of the Canadian Loan Agreement, required in any fiscal year of SMTC Corporation to allow (i) SMTC Corporation to pay its consolidated income taxes payable with respect to its investment in Canadian Borrower and (ii) SMTC Corporation and HTM to pay their respective administrative costs (being the legal and audit fees and insurance costs payable by SMTC Corporation on behalf of its Subsidiaries) consistent with past practice (as disclosed in writing prior to the Closing Date) up to US$2,500,000 in the aggregate per fiscal year of SMTC Corporation.

8.12	Transactions with Affiliates

Canadian Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Canadian Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Canadian Borrower’s business and upon fair and reasonable terms no less favorable to the Canadian Borrower than Canadian Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Canadian Borrower except reasonable compensation to officers, employees and directors for services rendered to Canadian Borrower in the ordinary course of business.

8.13	Intellectual Property

In the event Canadian Borrower obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, Canadian Borrower shall immediately notify Agent and Tranche B Agent thereof and shall provide to Agent and Tranche B Agent copies of all written materials including applications and licenses with respect to such intellectual property rights. At Agent’s or Tranche B Agent’s request, Canadian Borrower shall promptly execute and deliver to Agent an intellectual property security agreement granting to Agent a perfected Lien in such intellectual property rights in form and substance satisfactory to Required Lenders.

8.14	Additional Bank Accounts

Canadian Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 7.8 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Required Lenders and subject to such conditions thereto as Required Lenders may establish and (b) as to any accounts used by Canadian Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Agent and Tranche B Agent.

8.15	Applications under the Companies’ Creditors Arrangement Act or BIA

Canadian Borrower acknowledges that its business and financial relationships with Agent, Tranche B Agent and Canadian Lenders are unique from its relationship with any other of its creditors. Canadian Borrower agrees that it shall not file any plan of arrangement (a “Plan of Arrangement”) under the CCAA or under the BIA which provides for, or would permit directly or indirectly, Agent, Tranche B Agent and Canadian Lenders to be classified with any other creditor of Canadian Borrower for purposes of such Plan of Arrangement or otherwise.

8.16	Operation of Pension Plans

(a)	Canadian Borrower shall administer the Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the ITA and applicable provincial pension benefits legislation.

(b)	Canadian Borrower shall deliver to Agent and Tranche B Agent an undertaking of the funding agent for each of the Pension Plans stating that the funding agent will notify Agent and Tranche B Agent within 7 days of Canadian Borrower’s failure to make any required contribution to the applicable Pension Plan.

(c)	Canadian Borrower shall promptly provide Agent and Canadian Lenders with any documentation relating to any of the Pension Plans as Agent and Canadian Lenders may request. Canadian Borrower shall notify Agent and Canadian Lenders within 30 days of (i) a material increase in the liabilities of any of the Pension Plans, (ii) the establishment of a new registered pension plan, and (iii) commencing payment of contributions to a Pension Plan to which Canadian Borrower had not previously been contributing.

8.17	Costs and Expenses

Canadian Borrower shall pay to Canadian Lenders, Tranche B Agent and/or Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Canadian Lenders’, Tranche B Agent’s and Agent’s rights in the Collateral, this Agreement and the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including PPSA financing statements and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, if any, and the Payment Accounts, together with Agent’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Canadian Lenders, Tranche B Agent and/or Agent arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) (x) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Canadian Lenders, Tranche B Agent and/or Agent during the course of periodic audits, inspections, appraisals, valuations and field examinations of the Collateral and Canadian Borrower’s operations, plus (y) a per diem charge at the rate of US$800 per person per day for Agent’s examiners in the field and office; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Canadian Lenders, Tranche B Agent and Agent in connection with any of the foregoing.

8.18	Further Assurances

At the request of Tranche B Agent or the Agent at any time and from time to time, Canadian Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent and Tranche B Agent may at any time and from time to time request a certificate from an officer of Canadian Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent or Tranche B Agent, Canadian Lenders shall cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent or Tranche B Agent, as applicable, has received such certificate and, in addition, Canadian Lenders have determined that such conditions are satisfied. Where permitted by law, Canadian Borrower hereby authorizes Agent to execute and file one or more PPSA or other financing statements or notices signed only by Agent or its representatives.

8.19	EBITDA

Canadian Borrower shall ensure that EBITDA for SMTC Corporation and its Subsidiaries, calculated at the end of each fiscal quarter on a consolidated rolling four (4) fiscal quarter basis and in accordance with GAAP, shall not be less than the amounts set forth in the table below:

End of Fiscal Quarter	TTM EBITDA
September 2007	US$11,000,000
December 2007	US$11,000,000
March 2008	US$11,000,000
June 2008	US$11,000,000
September 2008	US$11,250,000
December 2008	US$11,250,000
March 2009	US$11,250,000
June 2009	US$11,250,000
September 2009	US$11,500,000
December 2009	US$11,500,000
March 2010	US$11,500,000
June 2010	US$11,500,000
September 2010	US$12,000,000
December 2010	US$12,000,000
March 2011	US$12,000,000
June 2011	US$12,000,000
September 2011	US$12,000,000
December 2011	US$12,000,000

End of Fiscal Quarter	TTM EBITDA
March 2012	US$12,000,000
Thereafter	US$12,000,000

For purposes of calculating the EBITDA covenant, the following amounts shall be used in respect of the applicable fiscal quarter:

Fiscal Quarter Ending	EBITDA
December 2006	US$4,485,000
March 2007	US$4,399,000
June 2007	US$3,983,000

8.20	Inactive Subsidiaries

Canadian Borrower shall not, without the prior written consent of Required Lenders permit, or allow any of its Subsidiaries or affiliates to permit, any Inactive Subsidiary to (a) acquire any assets (other than intercompany receivables), (b) incur any liabilities (other than intercompany liabilities) or (c) engage in any material business activities.

8.21	End of Fiscal Years; Fiscal Quarters

(a)	For financial reporting purposes, Canadian Borrower shall cause its, and each of its Subsidiaries’ and affiliates’, fiscal year to end on December 31 of each year (being the fiscal year end of SMTC Corporation).

(b)	For financial reporting purposes, Canadian Borrower shall cause its, and each of its Subsidiaries’ or affiliates’, 13 week fiscal periods to end on the same dates of each fiscal period end of SMTC Corporation.

8.22	Change in Business

Canadian Borrower shall not engage in any business other than the business of Canadian Borrower on the Closing Date and any business reasonably related, ancillary or complementary to the business in which Canadian Borrower is engaged on the Closing Date.

8.23	Fixed Charge Coverage Ratio

Canadian Borrower shall ensure that SMTC Corporation and its Subsidiaries maintain a Fixed Charge Coverage Ratio of not less than the ratios set forth in the table below calculated at the end of each fiscal quarter on a consolidated rolling four (4) fiscal quarter basis:

End of Fiscal Quarter	Minimum Fixed Charge Coverage Ratio
September 2007	1.20
December 2007	1.20
March 2008	1.20

End of Fiscal Quarter	Minimum Fixed Charge Coverage Ratio
June 2008	1.20
September 2008	1.20
December 2008	1.20
March 2009	1.20
June 2009	1.25
September 2009	1.25
December 2009	1.25
March 2010	1.25
June 2010	1.25
September 2010	1.25
December 2010	1.25
March 2011	1.25
June 2011	1.25
September 2011	1.25
December 2011	1.25
March 2012	1.25
Thereafter	1.25

For purposes of calculating the Fixed Charge Coverage Ratio, the following amounts shall be used in respect of the applicable fiscal quarter:

Fiscal Quarter Ending	Interest Expense	Scheduled Principal Payments	Capital Expenditures	EBITDA
December 2006	US$1,995,000	US$768,000	US$534,000	US$4,485,000
March 2007	US$1,682,000	US$768,000	US$309,000	US$4,399,000
June 2007	US$1,582,000	US$768,000	US$1,162,000	US$3,983,000

8.24	Maximum Total Debt

Canadian Borrower shall ensure that the outstanding Total Debt of SMTC Corporation and its Subsidiaries under this Agreement, the Canadian Loan Agreement and Capital Leases shall not exceed the applicable number set forth in the table below times trailing twelve (12) month EBITDA of SMTC Corporation and its Subsidiaries calculated at the end of each month on a consolidated basis in accordance with GAAP:

End of Month	Maximum Total Debt
September 2007	3.50x
October 2007	3.75x
November 2007	3.50x
December 2007	3.50x

End of Month	Maximum Total Debt
January 2008	3.75x
February 2008	3.50x
March 2008	3.50x
April 2008	3.75x
May 2008	3.50x
June 2008	3.50x
July 2008	3.50x
August 2008	3.25x
September 2008	3.25x
October 2008	3.50x
November 2008	3.25x
December 2008	3.25x
January 2009	3.50x
February 2009	3.25x
March 2009	3.25x
April 2009	3.50x
May 2009	3.25x
June 2009	3.25x
July 2009	3.25x
August 2009	3.00x
September 2009	3.00x
October 2009	3.25x
November 2009	3.00x
December 2009	3.00x
January 2010	3.25x
February 2010	3.00x
March 2010	3.00x
April 2010	3.25x
May 2010	3.00x
June 2010	3.00x
July 2010	3.00x
August 2010	2.75x
September 2010	2.75x
October 2010	3.00x
November 2010	2.75x
December 2010	2.75x
January 2011	3.00x
February 2011	2.75x
March 2011	2.75x

End of Month	Maximum Total Debt
April 2011	3.00x
May 2011	2.75x
June 2011	2.75x
July 2011	3.00x
August 2011	2.75x
September 2011	2.75x
October 2011	3.00x
November 2011	2.75x
December 2011	2.75x
January 2012	3.00x
February 2012	2.75x
March 2012	2.75x
April 2012	3.00x
May 2012	2.75x
June 2012	2.75x
July 2012	3.00x
August 2012	2.75x

For purposes of calculating the Maximum Total Debt covenant, the following amounts of EBITDA shall be used in respect of the applicable fiscal quarter:

Fiscal Quarter Ending	EBITDA
December 2006	US$4,485,000
March 2007	US$4,399,000
June 2007	US$3,983,000

On the first test date, the Chief Financial Officer shall certify and provide a certificate which shall provide the monthly EBITDA from September 2006 until July 2007.

8.25	Maximum Capital Expenditures

Canadian Borrower shall ensure that SMTC Corporation and its Subsidiaries do not, directly or indirectly, make or commit to make, whether through purchase, capital leases or otherwise, Capital Expenditures in an aggregate amount in excess of the amounts set forth below calculated on a fiscal year basis at the end of each fiscal year in accordance with GAAP. Fifty (50%) percent of the unused portion of the Capital Expenditure amount set forth below may be carried over for expenditure in the next succeeding fiscal year, however any Capital Expenditure made pursuant to this sentence during any fiscal year shall be deemed made first in respect of amounts permitted for such fiscal year as provided below and second in respect of amounts carried over from the prior fiscal year.

End of Fiscal Year	Maximum Capital Expenditure for Fiscal Year
December 2007	US$4,000,000
December 2008	US$5,000,000
December 2009	US$5,000,000
December 2010	US$5,000,000
December 2011	US$5,000,000
Thereafter	US$5,000,000

For purposes of calculating the Maximum Capital Expenditures, the following amounts of Capital Expenditures shall be used in respect of the applicable fiscal quarter:

Fiscal Quarter Ending	Capital Expenditures
March 2007	US$309,000
June 2007	US$1,162,000

8.26	After Acquired Real Property

If Canadian Borrower hereafter acquires any Real Property, fixtures or any other property with a fair market value in an amount equal to or greater than US$100,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or Tranche B Agent, or duties or obligations of Canadian Borrower, promptly upon Agent’s or Tranche B Agent’s request, Canadian Borrower shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Required Lenders may determine, in form and substance satisfactory to Required Lenders and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as Canadian Borrower would otherwise be permitted to incur hereunder) and such other agreements, documents and instruments as Required Lenders may require in connection therewith.

Section 9 Events of Default and Remedies

9.1	Events of Default

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)	Canadian Borrower (i) fails to pay when due any of the Obligations or (ii) fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements and, with respect to the covenants in Sections 8.3, 8.6, 8.13, 8.14, 8.16, 8.18 and 8.26 of this Agreement, such failure continues for a period of three (3) Business Days after written notice thereof has been provided by Agent to the Canadian Borrower;

(b)	any representation, warranty or statement of fact made by Canadian Borrower to Canadian Lenders, Tranche B Agent and/or Agent in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)	any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favour of Canadian Lenders, Tranche B Agent and/or Agent and, except in relation to the payment of monetary obligations pursuant to any guarantee, endorsement or other agreement and the revocation or termination thereof by any such Obligor, and such failure continues for a period of three (3) Business Days after written notice thereof has been provided by Agent to such Obligor;

(d)	any judgment for the payment of money is rendered against Canadian Borrower or any Obligor in excess of US$100,000 in any one case or in excess of US$250,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Canadian Borrower or any Obligor or any of their assets;

(e)	any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Canadian Borrower or any Obligor, which is a partnership, limited liability company, limited partnership, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f)	Canadian Borrower or any Obligor is not Solvent, makes an assignment for the benefit of creditors, proposes to make, makes or sends notice of a bulk sale or calls a meeting of its creditors or principal creditors;

(g)	a petition, case or proceeding under the BIA or CCAA or any bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against Canadian Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Canadian Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)

a petition, case or proceeding under the BIA or CCAA or any bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by Canadian Borrower or any Obligor for all or any part of its property including if Canadian Borrower or any Obligor shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

(ii)	be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy;

(iii)	make a general assignment for the benefit of creditors;

(iv)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors;

(v)	take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

(vi)	take any corporate action for the purpose of effecting any of the foregoing;

(i)	any default by Canadian Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Canadian Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favour of any person other than Canadian Lenders, in any case in an amount in excess of US$100,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default (other than a default of a non-material nature as determined by Agent, acting reasonably) by Canadian Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Canadian Lenders, which default continues for more than the applicable cure period, if any, with respect thereto;

(j)	any change in Control of Canadian Borrower;

(k)	the indictment or threatened indictment of Canadian Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Canadian Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Canadian Borrower or such Obligor;

(l)	any loss of a material customer, permit, franchise or licence where such loss would reasonably be expected to have a Material Adverse Effect;

(m)	any damage to or destruction, theft or seizure of Collateral (other than Collateral subject to full replacement insurance subject to the first priority, valid and perfected Lien in favour of Agent) where such damage, destruction, theft or seizure would reasonably be expected to have a Material Adverse Effect;

(n)	the unenforceability of, or inability to collect, an Account or Accounts in excess of US$250,000 in any one case or US$500,000 in the aggregate;

(o)	any environmental or pension liability where such liability would reasonably be expected to have a Material Adverse Effect;

(p)	any strike, labour dispute, walkout or stoppage which causes for more than fifteen (15) days the cessation or substantial curtailment of revenue producing acts of Canadian Borrower or any Obligor;

(q)	there shall be an event of default (howsoever defined) under any of the other Financing Agreements or US Financing Agreements (other than an event of default arising solely from the occurrence of a Material Adverse Effect under and as defined in the US Loan Agreement);

(r)	there shall be a material breach of or failure to comply with the provisions of any intercreditor agreement or subordination agreement with respect to Canadian Borrower or any Obligor by any party thereto other than Agent, Tranche B Agent or Canadian Lenders (or any affiliate thereof or any person that does not deal at arm’s length therewith);

(s)	a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the ITA or Section 317, or any successor section or any other Person in respect of Canadian Borrower of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Canadian Lenders, Tranche B Agent and/or Agent or any other Person in respect of Canadian Borrower or otherwise issued in respect of Canadian Borrower in an amount in excess of US$50,000;

(t)	any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent, Tranche B Agent and Canadian Lenders) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms; or

(u)	the failure by Canadian Borrower to make the Offer to Repay in accordance with Section 2.3(f).

9.2	Remedies

(a)

At any time an Event of Default exists or has occurred and is continuing, Canadian Lenders, Tranche B Agent and Agent shall have all rights and remedies provided to them in this Agreement and the other Financing Agreements, the

PPSA and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Canadian Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Canadian Lenders, Tranche B Agent and Agent hereunder, under any of the other Financing Agreements, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Canadian Lender’s, Tranche B Agent’s or Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Canadian Borrower of this Agreement or any of the other Financing Agreements. Canadian Lenders and Agent may, at any time or times, proceed directly against Canadian Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b)

Without limiting the foregoing and except as provided in paragraph (g) below, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion and without limitation, (i) accelerate the payment of all Obligations (other than Hedging Liabilities) and demand immediate payment thereof to Agent (provided, that, upon the occurrence of any Event of Default described in Sections 9.1(g) and 9.1(h), all Obligations (other than Hedging Liabilities) shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of Canadian Borrower, (iii) require Canadian Borrower, at Canadian Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, set-off and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Canadian Lenders, Tranche B Agent and/or Agent or elsewhere) at such prices or terms as Agent may determine, at its discretion, for cash, upon credit or for future delivery, with Canadian Lenders, Tranche B Agent and/or Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Canadian Borrower, which right or equity of redemption is hereby expressly waived and released by Canadian Borrower, (vii) borrow money and use the Collateral directly or indirectly in carrying on Canadian Borrower’s business or as security for loans or advances for any such purposes, (viii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with Canadian Borrower, debtors of Canadian Borrower, sureties and others as Agent may see fit without prejudice to the liability of Canadian Borrower or Agent’s right to hold and realize the security interest created under any Financing Agreement, and/or (ix) terminate this

Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice (or such longer notice as required by applicable law) by Agent to Canadian Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Canadian Borrower waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Canadian Borrower waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Canadian Borrower will furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred and ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c)	Agent shall apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as set out in Section 5.4, whether or not then due. Canadian Borrower shall remain liable to Agent, Tranche B Agent and Canadian Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of correction or enforcement including legal costs and expenses.

(d)	Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, Agent, Tranche B Agent and Canadian Lenders, as applicable, may, at their option, without notice, (i) cease making Loans or arranging Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Canadian Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent, Tranche B Agent and Canadian Lenders to Canadian Borrower.

(e)	Agent may appoint, remove and reappoint any person or persons, including an employee or agent of Canadian Lenders, Tranche B Agent and/or Agent to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Canadian Borrower and not of Canadian Lenders, Tranche B Agent or Agent, and Canadian Lenders, Tranche B Agent and Agent shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, his employees or agents. Except as otherwise directed by Agent, all money received by such Receiver shall be received in trust for and paid to Agent to be applied in accordance with Section 5.4. Such Receiver shall have all of the powers and rights of Canadian Lenders, Tranche B Agent and/or Agent described in this Section 9.2. Agent may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

(f)	Canadian Borrower shall pay all costs, charges and expenses incurred by Canadian Lenders, Tranche B Agent and Agent or any Receiver or any nominee or agent of Canadian Lenders, Tranche B Agent or Agent, whether directly or for services rendered (including reasonable solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other reasonable legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

(g)	Notwithstanding anything to the contrary contained herein, except as Tranche B Agent shall otherwise agree, Agent shall demand payment of the Obligations and commence and pursue such other Enforcement Actions as Agent in good faith deems appropriate within ninety (90) days (as such period shall be extended by the number of days Agent is stayed from commencing and pursuing Enforcement Actions pursuant to any insolvency or bankruptcy proceeding including under the BIA or CCAA or any other similar proceeding in any jurisdiction or an order or stay of any court or governmental authority) after the date of the receipt by Agent of a Tranche B Loan Action Default Notice; provided, that:

(i)	subject to sub-paragraph (ii) through (viii) below and Section 9.2(j), Agent shall demand payment of the Obligations in respect of the Tranche B Loan and pursue such other Enforcement Actions as Tranche B Agent may reasonably specify against or relating to the Tranche B Loan Priority Collateral, including the Mexican Obligor Collateral, as Tranche B Agent in good faith deems appropriate under the circumstances within ten (10) days (as such period shall be extended by the number of days Agent is stayed from commencing and pursuing Enforcement Actions pursuant to any insolvency or bankruptcy proceeding including under the BIA or CCAA or any other similar proceeding in any jurisdiction or an order or stay of any court or governmental authority) after the date of the receipt of by Agent of the Tranche B Loan Action Default Notice specifying such action;

(ii)	such Tranche B Loan Action Default has not been waived or cured;

(iii)	in the good faith determination of Agent, taking an Enforcement Action is permitted under the terms of this Agreement and applicable law;

(iv)	taking an Enforcement Action shall not result in any liability of Agent, Tranche B Agent or Canadian Lenders or their respective affiliates to Canadian Borrower or any other person;

(v)	Agent shall be entitled to all of the benefits of Sections 12.2, 12.3 and 12.5 hereof;

(vi)	Agent shall not be required to take an Enforcement Action within the ninety (90) day period provided above (or the ten (10) day period as is applicable in the case of a Tranche B Loan Action Default Notice specifying an Enforcement Action against or relating to the Tranche B Loan Priority Collateral) so long as Agent shall, at its option, either (A) appoint Tranche B Loan Agent, as an agent of Agent for purposes of exercising the rights of Agent to take an Enforcement Action or (B) resign as Agent and appoint Tranche B Agent as the new Agent, in each case, subject to the terms of this Agreement (other than the forty-five (45) day notice period in Section 12.12). Tranche B Agent, as the new Agent appointed by Agent pursuant to this Section 9.2(g)(vi), agrees to indemnify Agent (to the extent not reimbursed by Canadian Borrower hereunder and without limiting any obligations of Canadian Borrower hereunder) for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent to the extent caused by the gross negligence or willful misconduct of Tranche B Agent as the new Agent hereunder as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement; and

(vii)	Agent shall not be required to continue any Enforcement Action so long as Agent shall, at its option, either (A) appoint Tranche B Agent, as an agent of Agent for purposes of exercising the rights of Agent to take an Enforcement Action or (B) resign as Agent and appoint Tranche B Agent as the new Agent, in each case, subject to the terms of this Agreement (other than the forty-five (45) day notice period in Section 12.12). Tranche B Agent, as the new Agent appointed by Agent pursuant to this Section 9.2(g)(vii), agrees to indemnify Agent (to the extent not reimbursed by Canadian Borrower hereunder and without limiting any obligations of Canadian Borrower hereunder) for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent to the extent caused by the gross negligence or willful misconduct of Tranche B Agent as the new Agent hereunder as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

(h)	Notwithstanding anything to the contrary contained herein but subject to the rights of Agent pursuant to Section 9.2(i) and except as Tranche B Agent shall otherwise agree, Agent shall not commence and pursue Enforcement Actions against the Tranche B Loan Priority Collateral for ninety (90) days from the date of the occurrence of an Event of Default.

(i)	Rights of Access and Use.

(i)	In the event that Tranche B Agent or Agent shall acquire control or possession of any of the Tranche B Loan Priority Collateral or shall,

through the exercise of remedies under this Agreement, sell any of the Tranche B Loan Priority Collateral to any third party (a “Third Party Purchaser”) Tranche B Agent shall permit Agent (or require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree to permit Agent), at its option and in accordance with applicable law:

(A)	to enter any or all of the Tranche B Loan Priority Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of real property during normal business hours in order to inspect, remove or take any action with respect to the Revolving Loan Priority Collateral or to enforce Agent’s rights with respect thereto, including the examination and removal of Revolving Loan Priority Collateral and the examination and duplication of the books and records of any Obligor related to the Revolving Loan Priority Collateral or to otherwise handle, deliver, ship, transport, deal with or dispose of any Revolving Loan Priority Collateral, such right to include the right to conduct one or more public or private sales or auctions thereon; and

(B)	use any of the Tranche B Loan Priority Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of equipment (including computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the Revolving Loan Priority Collateral) to handle, deal with or dispose of any Revolving Loan Priority Collateral pursuant to the rights of Agent and Revolving Lenders as set forth in this Agreement, the personal property security statute of any applicable jurisdiction and other applicable law. Tranche B Agent or any Tranche B Lender shall not have any responsibility or liability for the acts or omissions of Agent or Revolving Lender, and Agent and Revolving Lender shall not have any responsibility or liability for the acts or omissions of Tranche B Agent or any Tranche B Lender, in each case arising in connection with such other’s use and/or occupancy of any of the Tranche B Loan Priority Collateral.

(ii)	The rights of Agent and Revolving Lender as set forth in Section 9.2(i)(i)(A) or (B) above as to the Tranche B Loan Priority Collateral shall be irrevocable and shall continue at Agent’s option for a period of one hundred twenty (120) days from the date that Tranche B Agent or Agent acquires possession or control of any of the Tranche B Loan Priority Collateral:

(A)

except, that such one hundred twenty (120) day period shall be reduced by the number of days, if any, that Agent has entered or used the Tranche B Loan Priority Collateral as described in Section 9.2(i)(i)(A)or (B) above, to the extent prior to the date that

Agent or Tranche B Agent has control or possession of such Tranche B Loan Priority Collateral, or has sold such Tranche B Loan Priority Collateral to a Third Party Purchaser; and

(B)	provided, that if Agent or Tranche B Agent has entered into an agreement for the sale of all or substantially all of the Tranche B Loan Priority Collateral consisting of equipment and real property in a bona fide arm’s length transaction with an unaffiliated person, the rights of Agent set forth in Section 9.2(i)(i)(A) and (B) above shall only continue until the later of the date thirty (30) days after the date Agent enters into or receives written notice from Tranche B Agent of such agreement, together with a copy thereof, as duly authorized, executed and delivered by the parties thereto or the date that the proposed purchaser shall require as a condition of such sale that possession of the equipment and real property be given by Agent or Tranche B Agent to such purchaser. In connection with any such sale, Agent and Tranche B Agent shall use commercially reasonable efforts to cause such purchaser to not require as a condition of the sale that possession of the equipment and real property be given by Agent or Tranche B Agent to such purchaser prior to the end of the one hundred twenty (120) day period provided for above or if such period is not acceptable to the purchaser, then the longest period equal to or greater than the thirty (30) day period provided for above which may be acceptable (provided that such efforts by Agent and/or Tranche B Agent shall not be required if in the good faith determination of Tranche B Agent such efforts will result in an adverse change in the terms of the proposed sale or have a reasonable likelihood of causing the sale not to occur). The time periods set forth in this Section 9.2(i) shall be tolled during the pendency of any proceeding of Canadian Borrower or Obligor under the BIA or CCAA or other proceedings pursuant to which both Agent and Tranche B Agent are effectively stayed from enforcing their rights against the Collateral. In no event shall Tranche B Agent take any action to interfere, limit or restrict the rights of Agent or Revolving Lender or the exercise of such rights by Agent or Revolving Lender to have access to or to use any of such Tranche B Loan Priority Collateral under such possession or control pursuant to Section 9.2(i) prior to the expiration of such periods.

(j)

Non-Exclusive License to Use Intellectual Property. In addition to and not in limitation of the provisions of Section 9.2(i) above for the purpose of enabling Agent and Revolving Lender to exercise rights and remedies at such time as Agent shall be lawfully entitled to exercise such rights and remedies, (a) subject to the time periods set forth in Section 9.2(i) and the provisions of Section 9.2(i), Tranche B Agent, on behalf of Tranche B Lenders, hereby gives its written consent (given without any representation, warranty or obligation whatsoever) to any grant by Canadian Borrower and Obligors to Agent and Revolving Lender of

a non-exclusive royalty-free license to use any Intellectual Property that is deemed necessary by Agent and Revolving Lender to sell, lease or otherwise dispose of or realize upon any Revolving Loan Priority Collateral, and (b) to the extent that Tranche B Agent has become the owner of any Intellectual Property of Canadian Borrower or Obligor through the exercise of remedies and to the extent permitted by the terms of such Intellectual Property, Tranche B Agent, on behalf of Tranche B Lenders, hereby grants to Agent, for itself and the benefit of Revolving Lender, an irrevocable, non-exclusive royalty-free license (given without any representation, warranty or obligation whatsoever) to use any such Intellectual Property that is necessary to sell, lease or otherwise dispose of or realize upon any Revolving Loan Priority Collateral. The license granted under this Section 9.2(j) shall continue for the period of one hundred twenty (120) days from the date Tranche B Agent becomes the owner of the Intellectual Property (the “Initial License Period”). Thereafter, such Initial License Period shall be continue uninterrupted so long as Tranche B Agent continues to own the Intellectual Property. If, at any time, Tranche B Agent sells or transfers the Intellectual Property, the license shall continue for the Initial License Period; except that with respect to any inventory owned and in transit to Canadian Borrower prior to the commencement of the Initial License Period, which in-transit inventory is received by Canadian Borrower and included in the Borrowing Base during the Initial License Period, then, with respect to such inventory, the Initial License Period shall be extended for a period of sixty (60) days.

(k)	Duties of Agent in Possession. Agent and Revolving Lender hereby acknowledge that, during the period any Tranche B Loan Priority Collateral shall be under control or possession of Tranche B Agent, Tranche B Agent shall not be obligated to take any action to protect or to procure insurance with respect to any Revolving Loan Priority Collateral that may be located on or in the Tranche B Loan Priority Collateral, it being understood that the Tranche B Agent shall have no responsibility for loss or damage to the Revolving Loan Priority Collateral (other than as a result of the gross negligence or willful misconduct of the Tranche B Agent, Tranche B Lenders or their agents, as determined by a final non-appealable judgment of a court of competent jurisdiction) and that all risk of loss or damage to the Revolving Loan Priority Collateral shall remain with Agent and Revolving Lender; provided that to the extent insurance obtained by Tranche B Agent provides coverage for risks relating to access to or use of the Revolving Loan Priority Collateral, Agent will be made an additional named insured thereunder.

(l)

Payments by Agent. During the actual occupation and control by Agent, its agents or representatives, of the real property constituting Tranche B Loan Priority Collateral during the access and use period permitted by Section 9.2(i) above, Agent shall be (a) obligated to pay to Tranche B Agent all utilities, taxes and all other maintenance and operating costs of such real property during any such period of actual occupation and control by Agent, (b) obligated to maintain insurance for such real property, substantially similar to the insurance maintained by Canadian Borrower or any Obligor on such real property, naming Tranche B

Agent as mortgagee, loss payee and additional insured, if such insurance is not otherwise in effect and (c) obligated to repair at its expense any physical damage to such real property resulting from any act or omission of Agent or its agents or representatives pursuant to such access, occupancy, use or control of such equipment or real property, and to leave the premises in a condition substantially similar to the condition of such premises prior to the date of the commencement of the use thereof by Agent.

(m)	Indemnification by Agent and Revolving Lender. Agent and Revolving Lender shall indemnify and hold harmless Tranche B Agent and any Third Party Purchaser from and against (a) any loss, liability, claim, damage or expense (including fees and expenses of legal counsel) arising out of any claim asserted by any third party as a result of any acts or omissions by Agent, or any of its agents or representatives, in connection with the exercise by Agent of the rights of access set forth in Sections 9.2(i) above; except that, Agent and Revolving Lenders shall not have any obligation under this Section 9.2(m) to indemnify Tranche B Agent or any Third Party Purchaser with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of Tranche B Agent or any Third Party Purchaser as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction, (b) any damage to any Tranche B Loan Priority Collateral (including any damage to real property constituting Tranche B Loan Priority Collateral) caused by any act of Agent or its agents or representatives, and (c) any injury resulting from any release of hazardous materials on such real property or arising in connection with the investigation, removal, clean-up and/or remediation of any hazardous material at such real property caused by the access, occupancy, use or control of such real property by Agent, or any of its agents or representatives. In no event shall Agent or Revolving Lender have any liability to Tranche B Agent or any Third Party Purchaser pursuant to this Section 9.2(m) or otherwise as a result of any condition on or with respect to the Tranche B Loan Priority Collateral existing prior to the date of the exercise by Agent of its rights under Section 9.2(i) (except to the extent of any injury to any person on the real property constituting Tranche B Loan Priority Collateral or damage to any Tranche B Loan Priority Collateral as a result of such condition that would not have occurred but for the exercise by Agent of its rights of access set forth in Section 9.2(i) above) and Agent or Revolving Lender shall have no duty or liability to maintain the Tranche B Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the access and/or use thereof by Agent or Revolving Lender.

Section 10 Jury Trial Waiver; Other Waivers And Consents; Governing Law

10.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

(a)

The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to principles of conflicts of laws, but excluding any rule of law that would cause the application of the law of any jurisdiction other than the laws of the Province of Ontario and the federal laws of Canada applicable therein, except to the extent that the law of another jurisdiction is specified in a Financing Agreement (including the Mexican Security Documents) to be the governing law for that Financing Agreement.

(b)	Canadian Borrower, Agent, Tranche B Agent and Canadian Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Superior Court of Justice (Ontario) and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements (other than the Mexican Security Documents) or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements (other than the Mexican Security Documents) or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Canadian Lenders, Tranche B Agent and/or Agent shall have the right to bring any action or proceeding against Canadian Borrower or its property in the courts of any other jurisdiction which Canadian Lenders, Tranche B Agent or Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce their respective rights against Canadian Borrower or its property).

(c)	To the extent permitted by law, Canadian Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the Canadian mails, or, at Agent’s option, by service upon Canadian Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Canadian Borrower shall appear in answer to such process, failing which Canadian Borrower shall be deemed in default and judgment may be entered by Agent against Canadian Borrower for the amount of the claim and other relief requested.

(d)

CANADIAN BORROWER, AGENT, TRANCHE B AGENT AND CANADIAN LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. CANADIAN BORROWER, AGENT, TRANCHE B AGENT AND CANADIAN LENDERS EACH HEREBY AGREES AND CONSENTS

THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT CANADIAN BORROWER, AGENT, TRANCHE B AGENT OR CANADIAN LENDERS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)	Canadian Lenders, Tranche B Agent and/or Agent shall not have any liability to Canadian Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Canadian Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Canadian Lenders, Tranche B Agent and/or Agent that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

(f)	Canadian Borrower hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Agent or Tranche B Agent from and after the occurrence of an Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Subject to applicable law, Canadian Borrower waives the posting of any bond otherwise required of Agent or Tranche B Agent in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favour of Agent or Tranche B Agent, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement.

(g)	Canadian Borrower: (i)certifies that neither Agent, Tranche B Agent or Canadian Lenders nor any representative, agent or attorney acting for or on behalf of Agent, Tranche B Agent or Canadian Lenders has represented, expressly or otherwise, that Agent, Tranche B Agent and Canadian Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent, Tranche B Agent and Canadian Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 10.1 and elsewhere herein and therein.

10.2	Waiver of Notices

Canadian Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on

Canadian Borrower which Agent may elect to give or shall give at the direction of Required Lenders shall entitle Canadian Borrower to any other or further notice or demand in the same, similar or other circumstances.

10.3	Amendments and Waivers

(a)	Subject to the second sentence of this Section 10.3(a) and 10.3(c), neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by Required Lenders, and as to amendments and modifications (other than with respect to any provision of Section 12), as also signed by an authorized officer of Canadian Borrower. No amendment, modification, waiver or discharge shall, unless in writing and signed by each Canadian Lender directly affected thereby:

(i)	increase the principal amount of a Canadian Lender’s Loans or commitments (which action shall be deemed to affect those Canadian Lenders whose Loans or commitments are increased);

(ii)	reduce the principal of, rate of interest on or fees payable with respect to a Canadian Lender’s Obligations;

(iii)	extend any scheduled payment date or final maturity date of the principal amount of any Obligations of a Canadian Lender;

(iv)	waive, forgive, defer, extend or postpone any payment of interest or fees of a Canadian Lender;

(v)	release or permit Canadian Borrower or any Obligor to sell or otherwise dispose of all the Collateral (which action shall be deemed to directly affect all Canadian Lenders); and

(vi)	amend or waive this second sentence of Section 10.3(a).

(b)	Agent, Tranche B Agent and Canadian Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, Tranche B Agent or any Canadian Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, Tranche B Agent or any Canadian Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)	The consent of Agent or Tranche B Agent, as applicable, shall be required for any amendment, waiver or consent affecting the rights or duties of Agent or Tranche B Agent hereunder or under any of the other Financing Agreements, in addition to the consent of Required Lenders otherwise required by this Section 10.3 and the exercise by Agent of any of its rights hereunder with respect to Availability Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 10.3.

10.4	Waiver of Counterclaim

Canadian Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

10.5	Indemnification

Canadian Borrower shall jointly and severally indemnify and hold Canadian Lenders, Tranche B Agent and Agent, and their respective directors, agents, employees and counsel (each, an “Indemnified Person”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel; provided, however, that Canadian Borrower shall not be liable for any indemnification to an Indemnified Person to the extent such losses, claims, damages, liabilities, costs or expenses results from that Indemnified Person’s gross negligence or willful misconduct as determined by a final and non-appealable judgment or court order binding on such Indemnified Person (but without limiting the obligations of Canadian Borrower as to any other Indemnified Person). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Canadian Borrower shall pay the maximum portion which it is permitted to pay under applicable law to the Indemnified Persons in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, Canadian Borrower shall not assert, and Canadian Borrower hereby waive, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

Section 11 Term Of Agreement; Miscellaneous

11.1	Term

(a)

This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date. Upon the Maturity Date or any other effective date of termination of the Financing Agreements following an Event of Default, Canadian Borrower shall pay to Agent, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent in such amounts as Agent determines is necessary to secure Canadian Lenders, Tranche B Agent and Agent from loss, cost, damage or expense, including legal fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Canadian Lenders, Tranche B Agent and/or Agent has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in US Dollars to such bank account of Agent, as Agent may, in its discretion, designate in writing to Canadian Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Canadian Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, Toronto time.

(b)	No termination of this Agreement or the other Financing Agreements shall relieve or discharge Canadian Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing Lien in the Collateral and the rights and remedies of Canadian Lenders, Tranche B Agent and/or Agent hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, Canadian Borrower waives any rights it may have under the PPSA to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Canadian Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

11.2	Notices

All notices, requests and demands hereunder shall be in writing and (a) made to Canadian Lenders, Tranche B Agent and Agent at their respective addresses set forth below and to Canadian Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission or electronic transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered mail, return receipt requested, five (5) days after mailing.

11.3	Partial Invalidity

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

11.4	Successors and Assignment

(a)	This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, except that Canadian Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent, Tranche B Agent and Canadian Lenders.

(b)	Revolving Lender may sell, assign, sub-participate or otherwise transfer its rights under this Agreement and the other Financing Agreements to any Person and such Person shall have, to the extent of such sale, assignment, sub-participation and transfer, the same rights and benefits as it would have it would have if it were Revolving Lender hereunder except as provided by the terms of such sale, assignment, sub-participation and transfer; provided that (i) Revolving Lender shall not sell, assign, sub-participate or otherwise transfer such rights without the prior written consent of Agent and Tranche B Agent (which consent may not be unreasonably withheld or delayed and which consent shall not be required in connection with any sale, assignment, sub-participation or transfer to an affiliate of Revolving Lender) and (ii) prior notice thereof is provided to Canadian Borrower (except with respect to sub-participations).

(c)	Each Tranche B Lender may sell, assign, sub-participate or otherwise transfer its rights under this Agreement and the other Financing Agreements to any Person and such Person shall have, to the extent of such sale, assignment, sub-participation and transfer the same rights and benefits as it would have it would have if it were a Tranche B Lender hereunder except as provided by the terms of such sale, assignment, sub-participation or transfer; provided, however, that, (i) a Tranche B Lenders shall not sell or assign such rights without the prior written consent of Agent (which consent may not be unreasonably withheld or delayed and which consent shall not be required in connection with any sale, assignment, sub-participation or transfer to an affiliate of such Tranche B Lender or an Approved Fund) and (ii) prior notice thereof is provided to Canadian Borrower (except with respect to sales, assignments or transfers to affiliates of Tranche B Lender or an Approved Fund or sub-participations provided that (1) Canadian Borrower may continue to deal solely and directly with such Tranche B Lender until such notice has been delivered to Canadian Borrower and (2) the failure of such Tranche B Lender to notify Canadian Borrower of such sale, assignment, sub-participation or transfer shall not affect the legality, validity or binding effect of such sale, assignment, sub-participation or transfer which shall be effective on the date such sale, assignment, sub-participation or transfer is recorded in the Register).

(d)	Any Canadian Lender may pledge or grant a security interest in its rights under this Agreement and the Other Financing Agreements to any Person; provided, however, that such pledge or grant of security interest shall not (A) release such Canadian Lender from any of its obligations hereunder or (B) substitute any such pledgee or grantee for such Canadian Lender as a party hereto unless such Canadian Lender complies with Sections 11.4(b) and 11.4(c) above, as applicable.

(e)	Agent shall, on behalf of and acting solely for this purpose as the non-fiduciary agent of Canadian Borrower, maintain a register of the names and addresses of Canadian Lenders and the principal amount (and stated interest thereon) of their respective Loans or commitments (the “Register”) and Canadian Lenders shall advise Agent accordingly so that Agent can maintain an updated and current Register. In the case of an assignment by a Canadian Lender to any Approved Funds or affiliate (a “Related Party Assignment”) the assigning Canadian Lender shall maintain a comparable register on behalf of, and acting solely for this purpose as a non-fiduciary agent of, Canadian Borrower (the “Related Party Register”). The entries in the Register (or, in the case of a Related Party Assignment, the Related Party Register) shall be conclusive and binding for all purposes, absent manifest error, and Canadian Borrower, Obligors, Agent, Tranche B Agent and Canadian Lenders may treat each Person whose name is recorded in the Register (and any Canadian Lender that makes a Related Party Assignment shall treat each Person whose name is recorded in the Related Party Register) as a Canadian Lender hereunder for all purposes of this Agreement. The Register and Related Party Register shall be available for inspection by Canadian Borrower and any Canadian Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)	An obligation under this Agreement or any other Financing Agreement may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or Related Party Register. Any assignment or sale of all or part of such Obligations may be effected only by registration of such assignment or sale on the Register (or Related Party Register). Prior to the registration of assignment or sale of any Obligations, Agent and Canadian Borrower shall treat the Person in whose name such Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the event that any Canadian Lender sells participations in an Obligation, the selling Canadian Lender shall maintain a register on which it enters the name of all participants in the Obligation (the “Participant Register”) and the principal amount (and stated interest thereon) of the portion of the Obligation which is the subject of the participation. An Obligation may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Obligation may be effected only by the registration of such participation on the Participant Register.

(g)	Subject to Section 11.14, Canadian Borrower agrees that each participant shall be entitled to the benefits of Section 2.5 of this Agreement with respect to its participation in any portion of the Loans.

(h)

Canadian Borrower hereby acknowledges that any Tranche B Lender and each of its affiliates and Approved Funds may sell or securitize its share of the Tranche B Loan (a “Securitization”) through the pledge of such share as collateral security for loans to such Tranche B Lender or its Affiliates or Approved Funds or through the sale of such share or the issuance of direct or indirect interests in such share, which loans to such Tranche B Lender or its affiliates or Approved Funds or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”). Canadian Borrower agree to cooperate with such Tranche B Lender and its affiliates and Approved Funds to effect the Securitization including by (a) amending this Agreement and the other Financing Agreements and executing such additional documents, as reasonably requested by such Tranche B Lender in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on Canadian Borrower, and (ii) any such additional documentation does not materially adversely affect the rights, or increase the obligations, of Canadian Borrower under the Financing Agreements or change or affect in a manner adverse to Canadian Borrower the financial terms of the Tranche B Loan, (b) providing such information as may be reasonably requested by such Tranche B Lender in connection with the rating of the Tranche B Loan or the Securitization, and (c) providing in connection with any rating of the Tranche B Loan a certificate (i) agreeing to indemnify such Tranche B Lender and any of its affiliates and Approved Funds, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which such Tranche B Lender or any of its affiliates or Approved Funds, or such Securitization Parties, may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Financing Agreement or in any writing delivered by or on behalf of Canadian Borrower to such Tranche B Lender or Tranche B Agent in connection with any Financing Agreement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by such Tranche B Lender or its successors or assigns of its share of the Tranche B Loan, and (ii) agreeing to reimburse such Tranche B Lender and its Affiliates and Approved Funds, and such Securitization Parties, for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.

11.5	Entire Agreement

This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto and thereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof and thereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

11.6	Headings

The division of this Agreement into Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

11.7	Judgment Currency

To the extent permitted by applicable law, the obligations of Canadian Borrower in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Agent may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Agent receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Canadian Borrower shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Canadian Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

11.8	Interpretative Provisions

(a)	All terms used herein which are defined in the PPSA shall have the meanings given therein unless otherwise defined in this Agreement.

(b)	All financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of SMTC Corporation most recently received by Agent and Tranche B Agent prior to the Closing Date. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified but also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(c)	Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(d)	The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)	This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(f)	This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to all parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent, Tranche B Agent or Canadian Lenders merely because of Agent’s, Tranche B Agent’s or Canadian Lenders’ involvement in their preparation.

11.9	Counterparts

This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

11.10	Tranche B Lenders Purchase Option

(a)	Notice of Exercise. Upon the occurrence and during the continuance of a Priority Event, Tranche B Lenders shall have the option at any time upon five (5) Business Days’ prior written notice to Agent and Revolving Lender to purchase on a pro rata basis all of the Obligations (other than those already owing to Tranche Lenders) from Revolving Lender. Such Tranche B Lender represents and warrants to the Agent and the Revolving Lender that no approval of any court or other regulatory or governmental authority is required for a sale pursuant to this Section. Such notice shall be irrevocable.

(b)	Purchase and Sale. On the date specified by Tranche B Lenders in such notice in Section 11.10(a) (which shall not be less than five (5) Business Days, nor more than twenty (20) days, after the receipt by Agent of the notice from Tranche B Lenders of its election to exercise such option), Revolving Lender shall sell to Tranche B Lenders, and Tranche B Lenders shall purchase on a pro rata basis from Revolving Lender, all of the Obligations (other than those already owing to Tranche B Lenders); provided that, Revolving Lender, shall retain all rights to be indemnified or held harmless by Canadian Borrower and Obligors in accordance with the terms hereof and the other Financing Agreements.

(c)	Payment of Purchase Price. Upon the date of such purchase and sale, Tranche B Lenders shall:

(i)	pay to Revolving Lender as the purchase price therefor the full amount of all the Obligations (other than those already owing to Tranche B Lenders) then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses related thereto);

(ii)	furnish cash collateral to Agent and Revolving Lender in a manner and in such amounts as each determines is reasonably necessary to secure them in connection with any issued and outstanding Letter of Credit Accommodations (but not in any event in an amount greater than one hundred ten (110%) percent of the aggregate undrawn face amount of such Letter of Credit Accommodations);

(iii)	agree to reimburse Agent and Revolving Lender for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any checks or other payments provisionally credited to the Obligations (other than those already owing to Tranche B Lenders), and/or as to which Agent and Revolving Lender has not yet received final payment and for any other amounts which Agent and Revolving Lender may be required to pay to any bank or other financial institution that is a party to a Deposit Account Control Agreement (and, in each case, all of such payments shall be made without offset, deduction or defense);

(iv)	agree to reimburse Agent and Revolving Lender in respect of indemnification obligations of Canadian Borrower and Obligors under this Agreement and the other Financing Agreements as to matters or circumstances known to Tranche B Agent or Tranche B Lenders at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonably legal fees and expenses) to Agent or Revolving Lender, provided that in no event will Tranche B Lenders have any liability for such amounts in excess of proceeds of Collateral received by Tranche B Lenders;

(v)	agree to indemnify and hold harmless Agent and Revolving Lender from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party as a direct result of any acts by Tranche B Lender or Tranche B Agent occurring after the date of such purchase ; and

(vi)	such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Agent and Revolving Lender as each may designate in writing to Tranche B Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Tranche B Lenders to the bank accounts designated are received in such bank accounts prior to 1:00 p.m. (Toronto time) and interest shall be calculated to and including such Business Day if the amounts so paid by Tranche B Lenders to the bank accounts designated are received in such bank accounts later than 1:00 p.m.(Toronto time).

(d)	Limitation on Representations and Warranties. Such purchase and sale shall be expressly made without representation or warranty of any kind by Agent or Revolving Lender or their respective affiliates as to the Obligations owing to any of them or otherwise and without recourse to Agent or Revolving Lender or their respective affiliates, except that Revolving Lender shall represent and warrant: (i)the amount of its portion of the Obligations being purchased, (ii) that it owns its portion of the Obligations free and clear of any Liens and (iii) it has the right to assign such Obligations and the assignment is duly authorized.

(e)	Notice of Exercise of Remedies. Agent agrees that it will give Tranche B Agent five (5) Business Days’ prior written notice of its intention to commence the exercise of any enforcement right or remedy against the Collateral and/or to accelerate all or any material portion of the Obligations, except that such period of prior written notice may be less (but in any event concurrently with exercise thereof) as to any portion of the Collateral to the extent that in the good faith determination of Agent there are events or circumstances that imminently threaten the value of such Collateral or the ability of Agent to exercise its rights with respect to such Collateral, including the removal, diversion, concealment, abscondment, destruction or waste thereof. In the event that during such five (5) Business Day period (or such lesser period as provided above), Tranche B Lenders shall send to Revolving Lender and Agent the irrevocable notice of Tranche B Lenders’ intention to exercise the purchase option given under this Section 11.10, Agent shall not commence any foreclosure or other action to sell or otherwise realize upon the Collateral or accelerate all or any material portion of the Obligations (provided that continuing collection of accounts receivable and other actions permitted under this Agreement and other Financing Agreements shall not be prohibited hereunder); provided that the purchase and sale with respect to the Obligations provided for herein shall have closed within five (5) Business Days thereafter and Agent and Revolving Lender shall have received payment in full of the Obligations as provided for herein within such five (5) Business Day period.

11.11	Revolving Lender Purchase Option

(a)	Notice of Exercise. Upon the occurrence and during the continuance of a Priority Event, Revolving Lender shall have the option at any time upon five (5) Business Days’ prior written notice to Tranche B Agent and Tranche B Lenders to purchase all of the Obligations (other than those already owing to Revolving Lender) from Tranche B Lenders. Such Revolving Lender represents and warrants to the Tranche B Agent and the Tranche B Lender that no approval of any court or other regulatory or governmental authority is required for a sale pursuant to this Section. Such notice shall be irrevocable.

(b)	Purchase and Sale. On the date specified by Revolving Lender in such notice in Section 11.11(a) (which shall not be less than five (5) Business Days, nor more than twenty (20) days, after the receipt by Tranche B Agent of the notice from Revolving Lender of its election to exercise such option), Tranche B Lenders shall sell to Revolving Lender, and Revolving Lender shall purchase from Tranche B Lenders, all of the Obligations (other than those already owing to Revolving Lender); provided that, Tranche B Lenders shall retain all rights to be indemnified or held harmless by Canadian Borrower and Obligors in accordance with the terms hereof and the other Financing Agreements.

(c)	Payment of Purchase Price. Upon the date of such purchase and sale, Revolving Lender shall:

(i)	pay to Tranche B Lenders as the purchase price therefor the full amount of all the Obligations (other than those already owing to Revolving Lender) then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses related thereto);

(ii)	agree to reimburse Tranche B Agent and Tranche B Lenders in respect of indemnification obligations of Canadian Borrower and Obligors under this Agreement and the other Financing Agreements as to matters or circumstances known to Agent or Revolving Lenders at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonably legal fees and expenses) to Tranche B Agent or Tranche B Lenders, provided that in no event will Revolving Lenders have any liability for such amounts in excess of proceeds of Collateral received by Revolving Lenders;

(iii)	agree to indemnify and hold harmless Tranche B Agent and Tranche B Lenders from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party as a direct result of any acts by Revolving Lender or Agent occurring after the date of such purchase; and

(iv)	such purchase price shall be remitted by wire transfer in federal funds to such bank account of Tranche B Agent and Tranche B Lenders as each may designate in writing to Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Revolving Lender to the bank accounts designated are received in such bank accounts prior to 1:00 p.m. (Toronto time) and interest shall be calculated to and including such Business Day if the amounts so paid by Revolving Lender to the bank accounts designated are received in such bank accounts later than 1:00 p.m.(Toronto time).

(d)

Limitation on Representations and Warranties. Such purchase and sale shall be expressly made without representation or warranty of any kind by Tranche B Agent or Tranche B Lenders or their respective affiliates as to the Obligations owing to any of them or otherwise and without recourse to Tranche B Agent or

Tranche B Lenders or their respective affiliates, except that each Tranche B Lender shall represent and warrant: (i) the amount of its portion of the Obligations being purchased, (ii) that it owns its portion of the Obligations free and clear of any Liens and (iii) it has the right to assign such Obligations and the assignment is duly authorized.

11.12	Competing Purchase Options

The first party to provide the other with the irrevocable notice in Section 11.10(a) and 11.11(a) shall have the right to exercise the applicable purchase options set forth in Section 11.10 and 11.12.

11.13	US Obligation Purchase Requirement

Tranche B Lenders and Revolving Lender agree that if Tranche B Lenders or Revolving Lender exercise their purchase option as set forth in Section 11, then the exercising party shall be required to also exercise their similar purchase option under the US Loan Agreement.

11.14	Limitation on Gross Up for Withholding Tax

Notwithstanding anything to the contrary in this Agreement, where any Tranche B Lender or any Revolving Lender has sold, assigned, sub-participated or otherwise transferred its rights under this Agreement (including under Section 11.4, 11.10 and 11.11) and the other Financing Agreements to another Person, such other Person shall be entitled to the benefits of Section 2.5, but only to the extent that:

(i)	such benefits would have been available to the original Tranche B Lender or Revolving Lender, as applicable, at the time of such transfer; or

(ii)	such entitlement to the benefits arises or results from a Change in Law occurring after the date such Person acquired its rights under this Agreement.

provided that the restrictions in paragraphs (i) and (ii) above shall not apply and assignees, participants and transferees shall be entitled to the full benefits of Section 2.5 in respect of any sale, assignment, sub-participation or other transfer occurring at any time that an Event of Default exists or has occurred and is continuing.

Section 12 THE AGENT AND THE TRANCHE B AGENT

12.1	Appointment, Powers and Immunities

Each Canadian Lender irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Each Tranche B Lender irrevocably designates, appoints and authorizes Monroe to act as Tranche B Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Tranche B Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Each of Agent and Tranche B Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Canadian Lender; (b) shall not be responsible to Canadian Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Canadian Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Canadian Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Each of Agent and Tranche B Agent may employ agents and attorneys-in-fact and delegate its obligations hereunder to such agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each of Agent and Tranche B Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to it shall have been delivered to and acknowledged by it.

12.2	Reliance By Agent and Tranche B Agent

Each of Agent and Tranche B Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by Required Lenders, and such instructions of Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all Canadian Lenders. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Tranche B Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by Required Tranche B Lenders, and such instructions of Required Tranche B Lenders and any action taken or failure to act pursuant thereto shall be binding on all Tranche B Lenders.

12.3	Events of Default

(a)

Each of Agent and Tranche B Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until it has received written notice from a Lender, or Canadian Borrower specifying such Default or Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent or Tranche B Agent receives such a Notice of Default or Failure of Condition, Agent or Tranche B Agent, as the case may be, shall give prompt notice thereof to Canadian Lenders. Agent shall (subject to Sections 9.2(d) and 12.7) take such action with respect to any such Default or Event of Default or failure of condition precedent as it shall be directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action with respect to or by reasons of such Default, Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Canadian Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of a Default or an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Required Lenders may, but shall have no obligation to, continue to make Revolving Loans and issue or cause to be issued Letter of Credit Accommodations from time to time if Required Lenders believe making such Revolving Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Canadian Lenders.

(b)	Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Collateral.

12.4	Agents in their Individual Capacity

With respect to the Loans made and Letter of Credit Accommodations issued or caused to be issued by Wachovia or Monroe and any successor acting as Agent or Tranche B Agent, as the case may be, so long as Wachovia or Monroe, as the case may be, shall be a Canadian Lender hereunder, it shall have the same rights and powers hereunder as any other Canadian Lender and may exercise the same as though it were not acting as Agent or Tranche B Agent, and the term “Canadian Lender” or “Canadian Lenders” shall, unless the context otherwise indicates, include Wachovia or Monroe, as the case may be, in its individual capacity as Canadian Lender hereunder. Each of Wachovia and Monroe (and any successor acting as Agent or Tranche B Agent) and its affiliates may (without having to account therefor to any Canadian Lender) lend money to, make investments in and generally engage in any kind of business with Canadian Borrower and any Obligor (and any of their respective Subsidiaries or affiliates) as if it were not acting as Agent or Tranche B Agent, and each of Wachovia and Monroe and its affiliates may accept fees and other consideration from Canadian Borrower, any Obligor and any of their respective Subsidiaries and affiliates for services in connection with this Agreement or otherwise without having to account for the same to Canadian Lenders.

12.5	Indemnification

Canadian Lenders agree to indemnify Agent (to the extent not reimbursed by Canadian Borrower hereunder and without limiting any obligations of Canadian Borrower hereunder) ratably, in accordance with their pro rata shares of the Loans, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Canadian Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

Tranche B Lenders agree to indemnify Tranche B Agent (to the extent not reimbursed by Canadian Borrower hereunder and without limiting any obligations of Canadian Borrower hereunder) ratably, in accordance with their pro rata shares of the Tranche B Loans and commitments, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Tranche B Agent arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Tranche B Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Tranche B Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6	Non-Reliance on Agent, Tranche B Agent and Other Lenders

Each Canadian Lender agrees that it has, independently and without reliance on Agent, Tranche B Agent or other Canadian Lenders, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Canadian Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent, Tranche B Agent or any other Canadian Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements and US Financing Agreements. Each of Agent and Tranche B Agent shall not be required to keep itself informed as to the performance or observance by Canadian Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Canadian Borrower or any Obligor. Each of Agent and Tranche B Agent will use reasonable efforts to provide Canadian Lenders with any information received by it from Canadian Borrower or any Obligor which is required to be provided to Canadian Lenders or deemed to be requested by Canadian Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by it from Canadian Borrower or any Canadian Lender; provided, that, it shall not be liable to any Canadian Lender for any failure to do so, except to the extent that such failure is attributable to its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

12.7	Failure to Act

Except for action expressly required of Agent or Tranche B Agent hereunder and under the other Financing Agreements, Agent and Tranche B Agent, as the case may be, shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Canadian Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8	Concerning the Collateral and the Related Financing Agreements

Each Canadian Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Tranche B Lender authorizes and directs Tranche B Agent to enter into this Agreement and the other Financing Agreements. Each Canadian Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Canadian Lenders. Each Tranche B Lender agrees that any action taken by Tranche B Agent in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Tranche B Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Tranche B Lenders.

12.9	Field Audit, Examination Reports and other Information; Disclaimer by Lenders

By signing this Agreement, each Canadian Lender:

(a)	is deemed to have requested that Agent furnish such Canadian Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”);

(b)	expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c)	expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Canadian Borrower and will rely significantly upon Canadian Borrower’s books and records, as well as on representations of Canadian Borrower’s personnel; and

(d)	agrees to keep all Reports confidential and strictly for its internal use and not to distribute or use any Report in any other manner.

12.10	Collateral Matters

(a)	Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof; or (ii) to enhance the likelihood or maximize the amount of repayment by Canadian Borrower of the Loans and other Obligations; or (iii) to pay any other amount chargeable to Canadian Borrower pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations provided, that, the aggregate principal amount of the Special Agent Advances and US Special Agent Advances shall not exceed US$4,000,000. Special Agent Advances and US Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.

(b)	Tranche B Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing, make such disbursements and advances (“Special Tranche B Agent Advances”) which Tranche B Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof; or (ii) to enhance the likelihood or maximize the amount of repayment by Canadian Borrower of the Loans and other Obligations; provided, that, the aggregate principal amount of the Special Tranche B Agent Advances and the US Special Tranche B Agent Advances shall not exceed US$2,150,000. Special Tranche B Agent Advances and the US Special Tranche B Agent Advances shall be repayable on demand and be secured by the Collateral. Special Tranche B Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.

(c)	Canadian Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any Lien upon any of the Collateral (i) upon payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 11.1 below, or (ii) constituting property being sold or disposed of if Canadian Borrower certifies to Agent that the sale or disposition is made in compliance with Section 8.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Canadian Borrower did not own an interest at the time the Lien was granted or at any time thereafter, or (iv) if required or permitted under the terms of any of the other Financing Agreements, or (v) approved, authorized or ratified in writing by all Canadian Lenders. Except as provided above, Agent will not release any Lien upon any of the Collateral without the prior written authorization of all of Canadian Lenders. Upon request by Agent at any time, Canadian Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(d)

Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by Canadian Lenders, each Canadian Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Canadian Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of Canadian Borrower in respect of) the Collateral retained by Canadian Borrower.

(e)	Each of Agent and Tranche B Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Canadian Borrower or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each of Agent and Tranche B Agent may act in any manner it may deem appropriate, in its discretion, given its own interest in the Collateral as a Canadian Lender and that each of Agent and Tranche B Agent shall have no duty or liability whatsoever to any other Canadian Lender.

12.11	Agency for Perfection

Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets which, in accordance with the PPSA can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.12	Successor Agent and Tranche B Agent

Agent may resign as Agent upon forty-five (45) days’ notice to Canadian Lenders and Canadian Borrower. If Agent resigns under this Agreement, Required Lenders shall appoint a successor agent for Canadian Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Tranche B Lenders and Canadian Borrower, a successor agent. Upon the acceptance by the person so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is forty-five (45) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Canadian Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. In the event that all Obligations other than in respect of the Tranche B Loan are fully paid and satisfied or Tranche B Lenders have exercised their option to purchase Obligations owing to Revolving Lender as provided in Section 11.10 hereof, (a) Agent may, at its option, appoint Tranche B Agent as successor “Agent” hereunder and (b) Tranche B Agent shall have the right, but not the obligation, upon written notice to Agent, to require Agent to resign under this Section 12.12 (and in the case of the exercise by Tranche B Lenders of their purchase option provided in Section 11.10 hereof, such resignation to be effective immediately upon the effectiveness of the purchase by Tranche B Lenders of the Obligations owing to Revolving Lender pursuant to the purchase option granted to Tranche B Lenders set forth in Section 11.10 hereof).

Tranche B Agent may resign as Tranche B Agent upon forty-five (45) days’ notice to Canadian Lenders and Canadian Borrower. If Tranche B Agent resigns under this Agreement, Required Tranche B Lenders shall appoint a successor agent for Tranche B Lenders. If no successor agent is appointed prior to the effective date of the resignation of Tranche B Agent, Tranche B Agent may appoint, after consulting with Tranche B Lenders and Canadian Borrower, a successor agent. Upon the acceptance by the person so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Tranche B Agent and the term “Tranche B Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Tranche B Agent’s appointment, powers and duties as Tranche B Agent shall be terminated. After any retiring Tranche B Agent’s resignation hereunder as Tranche B Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Tranche B Agent under this Agreement. If no successor agent has accepted appointment as Tranche B Agent by the date which is forty-five (45) days after the date of a retiring Tranche B Agent’s notice of resignation, the retiring Tranche B Agent’s resignation shall nonetheless thereupon become effective and Tranche B Lenders shall perform all of the duties of Tranche B Agent hereunder until such time, if any, as Required Tranche B Lenders appoint a successor agent as provided for above.

12.13	Existing Security held for Obligations

Agent and Canadian Lenders acknowledge, confirm and agree that, notwithstanding any terms of the Financing Agreements, Agent shall hold the Existing Security and Existing Security Agreements to the extent granted in its favour and a party thereto, respectively, as agent for Canadian Lenders and as security for the Obligations and shall apply the monetary proceeds of collections or of realization upon any Collateral subject to the Existing Security in accordance with Section 5.4 hereof.

Section 13 Acknowledgement and Restatement

13.1	Existing Obligations

Canadian Borrower hereby acknowledges, confirms and agrees that Canadian Borrower is indebted to Agent and Revolving Lender for outstanding loans and advances to Canadian Borrower under the Original Canadian Loan Agreement and in respect of Letter of Credit Accommodations, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Canadian Borrower to Agent and Revolving Lender to the extent set forth in the Original Canadian Loan Agreement, without offset, defense or counterclaim of any kind, nature or description whatsoever.

13.2	Acknowledgment of Security Interests

(a)	Canadian Borrower hereby acknowledges, confirms and agrees that Agent on behalf of itself, Tranche B Agent and Canadian Lenders shall continue to have a security interest in and Lien upon the Collateral heretofore granted to Agent pursuant to the Original Canadian Loan Agreement and Existing Security Agreements to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent, Tranche B Agent or any Canadian Lender.

(b)	The Liens and security interests of Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens and security interests to Agent, whether under the Original Canadian Loan Agreement and Existing Security Agreements, this Agreement or any of the other Financing Agreements.

13.3	Original Canadian Loan Agreement

Canadian Borrower hereby acknowledges, confirms and agrees that, subject to Section 13.4 hereof: (a) the Original Canadian Loan Agreement has been duly executed and delivered by Canadian Borrower and is in full force and effect as of the Closing Date; (b) the agreements and obligations of Canadian Borrower contained in the Original Canadian Loan Agreement constitute the legal, valid and binding obligations of Canadian Borrower, enforceable against Canadian Borrower in accordance with its terms and Canadian Borrower has no valid defense to the enforcement of such obligations; and (c) Agent, Tranche B Agent and the Canadian Lenders are entitled to all of the rights, remedies and benefits provided for in or arising pursuant to the Original Canadian Loan Agreement.

13.4	Restatement

(a)

Except as otherwise stated in Section 13.2 hereof and this Section 13.4, as of the Closing Date, the terms, conditions, agreements, covenants, representations and warranties set forth in the Original Canadian Loan Agreement are simultaneously amended and restated in their entirety, and are amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements executed and/or delivered on or after the Closing Date, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Canadian Borrower for the Obligations heretofore incurred and the security interests, Liens, and other interests in the Collateral heretofore granted, pledged and/or assigned by Canadian Borrower to Agent or any Canadian Lender (whether directly, indirectly or otherwise).

(b)	The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations and other obligations, liabilities and indebtedness of Canadian Borrower evidenced by or arising under the Original Canadian Loan Agreement, and the Liens and security interests of Agent securing such Obligations and other obligations, liabilities and indebtedness, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent for the benefit of itself, Tranche B Agent and Canadian Lenders.

(c)	All loans, advances and other financial accommodations under the Original Canadian Loan Agreement and all other Obligations of Canadian Borrower to Agent and Lenders outstanding and unpaid as of the Closing Date pursuant to the Original Canadian Loan Agreement or otherwise shall be deemed Obligations of Canadian Borrower pursuant to the terms hereof. The principal amount of the Revolving Loans and the amount of the Letter of Credit Accommodations outstanding as of the Closing Date under the Original Canadian Loan Agreement shall be allocated to the Revolving Loans and Letter of Credit Accommodations hereunder in such manner and in such amounts as Agent shall determine in accordance with the terms hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Revolving Lender, Agent, Tranche B Agent, Tranche B Lender and Canadian Borrower have caused this Agreement to be duly executed as of the day and year first above written.

REVOLVING LENDER AND AGENT	TRANCHE B LENDER AND TRANCHE B AGENT

WACHOVIA CAPITAL FINANCE CORPORATION (CANADA)	MONROE CAPITAL MANAGEMENT ADVISORS LLC

By:	By:
Name:	Name:
Title:	Title:

Address:	Address:

141 Adelaide Street West, Suite 1500	Monroe Capital Advisors, LLC
Toronto, Ontario, M5H 3L9	311 South Wacker Drive
Fax: (416) 364-6068	Suite 6400
Fax: (416) 364-6068	Chicago, Illinois 60606
Attention: Alex Franky
Fax: (312) 258-8350

CANADIAN BORROWER

SMTC MANUFACTURING CORPORATION OF CANADA/SOCIETE DE FABRICATION SMTC DU CANADA

By:
Name:
Title

Address:

635 Hood Road Markham, Ontario, L3R 4N6 Fax No: (905) 479-5326

EXHIBIT A

INFORMATION CERTIFICATE

SCHEDULE 1.10

BORROWING BASE CERTIFICATE

SCHEDULE 1.34(f)

FORM OF BILLING AUTHORIZATION LETTER RE: ACCOUNTS

Form not delivered by SMTC prior to closing.

SCHEDULE 1.34(g)

FORM OF NO-OFFSET AGREEMENT RE: ACCOUNTS

Form not delivered by SMTC prior to closing.

SCHEDULE 1.35

FORM OF INVENTORY PURCHASE AGREEMENT

Form not delivered by SMTC prior to closing.

SCHEDULE 1.43

EXISTING SECURITY AGREEMENTS

SCHEDULE 1.72

MAJOR CUSTOMER DESIGNATED FACILITIES

SCHEDULE 1.80

MEXICAN SECURITY DOCUMENTS

1.	Guarantee of Canadian Borrower given by Radio Componentes de Mexico, S.A. de C.V.

2.	First priority mortgage on all real estate owned by Radio Componentes de Mexico, S.A. de C.V.

3.	Non-possessory pledge and deposit agreement over all of the assets owned by SMTC Mex Holdings, Inc. located at any time in Mexico.

4.	Stock Pledge Agreement granted by SMTC Mex Holdings, Inc. over the shares of SMTC de Chihuahua, S.A. de C.V.

SCHEDULE 1.107

DESCRIPTION OF REVOLVING LOAN PRIORITY COLLATERAL

1.	all Accounts;

2.	all Inventory;

3.	all Related Intangibles;

4.	all Receivables; and

5.	all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the Collateral (described in clauses 1 through 4 above). As used herein, products and proceeds shall not include any Tranche B Loan Priority Collateral purchased or otherwise acquired by any Obligor (including from proceeds of any loans, advances or other financial accommodations provided by Revolving Lender or US Revolving Lender to any Obligor).

DEFINITIONS

“Accounts” shall mean all present and future rights of an Obligor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for Inventory that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation supporting the payment or performance of Accounts incurred or to be incurred, or (d) arising out of the use of a credit card or charge card or information contained on or for use with the card with respect to the payment of amounts constituting Accounts.

“Related Intangibles” shall mean (a) payment intangibles, contract rights, commercial tort claims, choses in action or causes of actions or claims in each case arising out of or supporting the payment or performance of Accounts or Inventory; (b) guaranty or warranty claims with respect to Accounts or Inventory; (c) all letters of credit, banker’s acceptances and similar instruments of each Obligor supporting or received in consideration for any Inventory or Account of an Obligor; (d) all supporting obligations evidencing Accounts with respect to such Obligor and all present and future Liens, security interests, rights, remedies, title and interest supporting or received or receivable in respect of Inventory and Accounts of an Obligor, including (i) rights and remedies under or relating to guaranties, indemnities, contracts of suretyship, letters of credit and credit and other insurance, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors, in each case for purposes of clauses (i) through (iv), to the extent supporting or securing, or arising from, Accounts or Inventory of such Obligor; and (e) monies, credit balances, deposits and other property of each Obligor constituting proceeds of Accounts, Inventory or any of the foregoing now or hereafter held or received by or in transit to Agent, any Lender or at any other depository or other institution from or for the account of any

Obligor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, including blocked accounts, agent payment accounts and investment property accounts. It is understood and agreed that, except as otherwise expressly provided above, Related Intangibles shall not include general intangibles, including without limitation copyrights, patents, trademarks, trade names, mailing lists or other intellectual property, or the proceeds of any of the foregoing and all other intangibles.

“Inventory” shall mean the following now owned or hereafter arising or acquired property of an Obligor: “inventory”, as such term is defined in the PPSA and inventory, goods, and merchandise to be furnished under any contract of service or held for sale or lease, returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature, or description in each case which are used or consumed in a Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and all documents of title or other documents representing them; provided that, notwithstanding anything to the contrary contained herein, “Inventory” shall not include any fixtures, machinery, equipment or real property (whether owned or leased), or any products or proceeds of the foregoing.

“Receivables” shall mean the following now owned or hereafter arising or acquired property of an Obligor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all instruments evidencing Accounts or Inventory, including all promissory notes relating to the foregoing; (d) all chattel paper with respect to, or otherwise representing or evidencing, Accounts or Inventory; (e) all documents representing or evidencing, Accounts or Inventory; (f) the proceeds of all of the foregoing; and (g) all ledgers, books of account, records, software, tapes, cards, computer programs, computer disks or tapes, computer printouts, computer runs, and other computer prepared information relating in each case solely to any of the foregoing.

SCHEDULE 7.4

EXISTING LIENS

SCHEDULE 7.8

BANK ACCOUNTS

SCHEDULE 7.16

LABOUR DISPUTES

SCHEDULE 8.9

EXISTING INDEBTEDNESS

SCHEDULE 8.10

EXISTING LOANS, ADVANCES AND GUARANTEE